                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                         FULTON FINANCIAL CORPORATION
                         ----------------------------
            (Exact name of registrant as specified in its charter)

                                 Pennsylvania
                        -------------------------------
                        (State or other jurisdiction of
                        incorporation or organization)

               6711                                         23-2195389
    -------------------------                        ----------------------
    (Primary SIC Code Number)                        (I.R.S. Employer
                                                     Identification Number)

                                One Penn Square
                                  P.O. Box 4887
                          Lancaster, Pennsylvania 17604
                                 (717) 291-2411
   --------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)

         To Rufus A. Fulton, Jr., President and Chief Executive Officer
                          Fulton Financial Corporation
                                 One Penn Square
                                  P.O. Box 4887
                          Lancaster, Pennsylvania 17604
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


Copy To:                                    Copy To:
Paul G. Mattaini, Esquire                   Fredric C. Jacobs, Esquire
Barley, Snyder, Senft & Cohen, LLC          214 Bushkill Street
126 East King Street                        Easton, PA  18042
Lancaster, PA  17602-2893                   (610) 253-9389
(717) 299-5201

                         Calculation of Registration Fee
                         -------------------------------

-----------------------------------------------------------------------------------------------------
       Title of each        Amount            Proposed               Proposed               Amount
         class of           to be             maximum                maximum                  of
        securities        registered          offering               aggregate           registration
     to be registered                     price per unit*        offering price*             fee
-----------------------------------------------------------------------------------------------------
       Common Stock
      $2.50 par value      3,097,954           $ 40.25            $124,692,648.50         $37,785.65
         per share
-----------------------------------------------------------------------------------------------------


         *Determined, in accordance with Rule 457(c) and (f), upon the basis of the average of the bid and asked price reported on the NASDAQ Small Cap Market as of April 21, 1998, of the shares of common stock of Ambassador Bank of the Commonwealth to be received in exchange.

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                        , 1998
                                                        ----------------

Dear Shareholder:

   You are cordially invited to a Special Meeting of Shareholders (the "Meeting") of Ambassador Bank of the Commonwealth ("ABC") to be held on Tuesday, June 30, 1998, at 10:30 a.m., at The Holiday Inn, Routes 22 and 512, Bethlehem, Pennsylvania.

   At the Meeting, holders of all outstanding shares of Common Stock, par value $4.00 per share, of ABC (the "ABC Common Stock") will be asked to consider and vote upon a proposal to approve the merger (the "Merger") of ABC and Lafayette Bank ("LB"), a subsidiary of Fulton Financial Corporation ("FFC"), in accordance with the terms of the Merger Agreement dated as of January 26, 1998, as amended and restated as of April 14, 1998, between ABC, FFC and LB (the "Merger Agreement"). Following the Merger, the resulting bank will operate as a wholly-owned subsidiary of FFC under the name "Lafayette Ambassador Bank." Pursuant to the Merger Agreement, each share of ABC Common Stock outstanding at the effective date of the Merger will automatically be converted into the right to receive 1.40 shares of FFC's Common Stock, and cash will be paid in lieu of fractional shares. Consummation of the Merger is subject to certain conditions, including the approval of the merger by various regulatory agencies and approval of the ABC shareholders as described below.

   The Board of Directors of ABC has approved and declared the Merger advisable and recommends that the shareholders of ABC vote in favor of the Merger Agreement.

   It is very important that your shares be represented at the Meeting, regardless of whether you plan to attend in person. The affirmative vote of two-thirds of the outstanding shares of ABC Common Stock will be required to approve the Merger Agreement. Consequently, your failure to vote would have the same effect as a vote against the Merger. You are therefore urged to execute and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure your shares will be voted at the Meeting.

                                              Sincerely yours,



                                              Timothy J. McDonald,
                                              President

                      Ambassador Bank of the Commonwealth

                              4127 Tilghman Street
                              Allentown, PA 18104

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be Held June 30, 1998

To the Shareholders of
Ambassador Bank of the Commonwealth:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Ambassador Bank of the Commonwealth ("ABC") will be held at The Holiday Inn, Routes 22 and 512, Bethlehem, Pennsylvania, on Tuesday, June 30, 1998, at 10:30 a.m. local time, for the following purposes:

      (1) To consider and vote upon a proposal to approve the merger (the "Merger") of ABC and Lafayette Bank ("LB"), a subsidiary of Fulton Financial Corporation ("FFC"), in accordance with the terms of the Merger Agreement dated as of January 26, 1998, as amended and restated as of April 14, 1998 (the "Merger Agreement"), between ABC, FFC and LB (a copy of which, without exhibits or schedules, is attached to the accompanying Proxy Statement/Prospectus as Exhibit A). In the Merger, each of the outstanding shares of common stock, par value $4.00 per share of ABC ("ABC Common Stock"), will automatically be converted into the right to receive 1.40 shares of FFC's Common Stock. Following the Merger, LB, as the resulting bank, will operate as a wholly-owned subsidiary of FFC under the name "Lafayette Ambassador Bank". The Merger is more fully described in the accompanying Proxy Statement/Prospectus; and

      (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof, including, without limitation, a motion to adjourn or postpone the Meeting to another time and place for the purpose of soliciting additional proxies in favor of the Merger Agreement or otherwise.

      The Board of Directors has fixed the close of business on May 15, 1998, as the record date (the "Record Date") for the Special Meeting. Only those persons who are record holders of ABC Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The attached Proxy Statement/Prospectus forms a part of this Notice and is incorporated herein by reference.

      Dissenters' rights will be available to shareholders of record as of the Record Date who vote against the Merger and continuously hold their shares through the effective date of the Merger and otherwise comply with the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, a copy of which is attached as Exhibit D to the Proxy Statement/Prospectus.

      THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF ABC COMMON STOCK ENTITLED TO VOTE THEREON WILL BE REQUIRED TO ADOPT THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF ABC WITH A SUBSIDIARY OF FFC. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN AS SOON AS POSSIBLE THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                           By order of the Board of Directors


                                           David M. Lobach, Jr.,
                                           Secretary
                 , 1998
----------------

                           PROXY STATEMENT/PROSPECTUS

                          FULTON FINANCIAL CORPORATION
                                 ONE PENN SQUARE
                                  P.O. BOX 4887
                          LANCASTER, PENNSYLVANIA 17604
                                 (717) 291-2411
                       -----------------------------------
                       AMBASSADOR BANK OF THE COMMONWEALTH
                              4127 TILGHMAN STREET
                               ALLENTOWN, PA 18104
                                 (610) 366-6400
                       -----------------------------------

      This Proxy Statement/Prospectus relates to (i) the Special Meeting of Shareholders (the "Special Meeting") of Ambassador Bank of the Commonwealth ("ABC") to be held on June 30, 1998, and (ii) the issuance of up to 3,097,954 shares of the $2.50 par value common stock of Fulton Financial Corporation ("FFC") to be issued in connection with, and conditioned upon, the effectiveness of the merger of ABC with Lafayette Bank ("LB"), a subsidiary of FFC (the "Merger"). The Merger is described more fully in this Proxy Statement/Prospectus.

                       -----------------------------------

      No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall under any circumstances create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                       -----------------------------------

      This Proxy Statement/Prospectus does not cover resales of shares of FFC Common Stock issued to affiliates of ABC in connection with the Merger described herein. No such person is authorized to make use of this Proxy
Statement/Prospectus in connection with any such resale.

                       -----------------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       -----------------------------------

      THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                       -----------------------------------

The date of this Proxy Statement/Prospectus is                  , 1998.
                                               -----------------

                           AVAILABLE INFORMATION
                           ---------------------

      FFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith FFC files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the Regional Offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048; Curtis Center, 601 Walnut Street, Suite 1005E, Philadelphia, Pennsylvania 19106; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by delivering a request to the Public Reference Section of the SEC at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web site (http://www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding companies which are subject to the reporting requirements of the 1934 Act. FFC Common Stock is listed on the NASDAQ Stock Market and material as to FFC can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      ABC is also subject to the informational requirements of the 1934 Act. However, ABC files reports, proxy statements and other information with the Federal Reserve Board (the "FRB") as a member bank of the Federal Reserve System. Such reports, proxy statements and other information filed with the FRB are available for inspection and copying at the Division of Banking Supervision and Regulation, Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, N.W., Washington, DC 20551.

      THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT AND THE RELATED EXHIBITS THAT FFC HAS FILED WITH THE SEC (CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC), AND TO WHICH REFERENCE IS HEREBY MADE. THIS PROXY STATEMENT/PROSPECTUS IS PART OF THE REGISTRATION STATEMENT AND SUCH REGISTRATION STATEMENT, INCLUDING EXHIBITS, CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC LISTED ABOVE. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM WILLIAM R. COLMERY, SECRETARY, FULTON FINANCIAL CORPORATION, ONE PENN SQUARE,
P.0. BOX 4887, LANCASTER, PENNSYLVANIA 17604, TELEPHONE: (717) 291-2852. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 15, 1998.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                 -----------------------------------------------

      The following documents and information are hereby incorporated by reference into this Proxy Statement/Prospectus:

      1.  FFC's Annual Report on Form 10-K for the year ended December 31, 1997;

      2. FFC's Current Reports on Form 8-K dated January 30, 1998 and April 6, 1998.

      3. ABC's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit E; and

      4.      ABC's Current Report on Form 8-K dated February 3, 1998.

      All documents filed by FFC and ABC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                TABLE OF CONTENTS
                                -----------------
                                                                           Page

SUMMARY...................................................................    1
-------
        The ABC Special Meeting...........................................    1
        Purpose of the Meeting............................................    1
        The Parties.......................................................    1
        Required Vote.....................................................    2
        Terms of the Merger...............................................    3
        Conversion and Exchange of Shares of ABC Common Stock.............    3
        Treatment of ABC Rights...........................................    4
        Reasons for the Merger............................................    4
        Opinion of ABC's Financial Advisor................................    5
        Management and Operations Following the Merger....................    5
        Effective Date....................................................    5
        Termination of the Merger Agreement...............................    6
        Comparison of Shareholder Rights..................................    6
        Restrictions on Resales by Affiliates.............................    6
        Federal Income Tax Consequences...................................    6
        Accounting Treatment..............................................    7
        Dissenters' Rights................................................    7
        Limitations on Negotiations; Warrant Granted to FFC...............    7
        Conditions and Amendments.........................................    8
        Comparative Stock Prices..........................................    8
        Selected Historical and Pro Forma Combined Per Share Data.........    9
        Selected Historical Financial Data................................   13

GENERAL INFORMATION--SPECIAL MEETING OF ABC SHAREHOLDERS..................   16
--------------------------------------------------------
        Introduction......................................................   16
        Date, Time and Place of Special Meeting...........................   16
        Shareholders Entitled to Vote.....................................   16
        Purpose of Meeting................................................   16
        Solicitation of Proxies...........................................   16
        Quorum and Required Vote..........................................   16
        Revocation and Voting of Proxies..................................   17
        Shares Outstanding and Principal Holders Thereof..................   17
        Interests of Certain Persons in Matters To Be Acted Upon..........   18
        Recommendation of the Board of Directors of ABC...................   19

THE MERGER................................................................   20
----------
        General Information...............................................   20
        Background of the Merger..........................................   20
        Reasons for the Merger; Recommendation of the Board of Directors..   21
        Additional Reasons for the Merger.................................   21
        Opinion of Financial Advisor to Ambassador Bank of the
             Commonwealth.................................................   22
        Conversion and Exchange of Shares.................................   25
        Treatment of ABC Rights...........................................   27
        Business Pending The Effective Date...............................   27
        Conditions, Amendment and Termination.............................   29
        Effective Date of the Merger......................................   30
        Management and Operations Following the Merger....................   31
        Federal Income Tax Consequences...................................   32
        Accounting Treatment..............................................   33
        Rights of Dissenting Shareholders.................................   33
        Restrictions on Resale of FFC Common Stock Held By Affiliates of
             ABC..........................................................   36
        Warrant Agreement.................................................   36

COMPARATIVE STOCK PRICES AND DIVIDENDS
--------------------------------------
    AND RELATED SHAREHOLDER MATTERS.......................................   39
    -------------------------------
        Common Stock of FFC...............................................   39
        Common Stock of ABC...............................................   39

INFORMATION CONCERNING FULTON FINANCIAL CORPORATION
---------------------------------------------------
    AND DESCRIPTION OF FFC COMMON STOCK...................................   41
    -----------------------------------
        General...........................................................   41
        Computer System Adaptation for Year 2000..........................   42
        Loan Policies and Portfolio Quality...............................   43
        Legal Proceedings.................................................   43
        General Description of FFC Common Stock...........................   43
        Dividends.........................................................   44
        Dividend Reinvestment Plan........................................   45
        Securities Laws...................................................   45
        Antitakeover Provisions...........................................   45
        Indemnification...................................................   47
        Comparison of Shareholder Rights..................................   47

INFORMATION CONCERNING AMBASSADOR BANK OF THE COMMONWEALTH................   50
----------------------------------------------------------
        Description of Business and Property..............................   50
        Information About Directors and Executive Officers................   50

EXPERTS...................................................................   52
-------

LEGAL MATTERS.............................................................   52
-------------

ADDITIONAL INFORMATION....................................................   52
----------------------

OTHER MATTERS.............................................................   52
-------------

EXHIBITS
--------

        Exhibit A - Merger Agreement .....................................   A-1
        Exhibit B - Opinion of Danielson Associates Inc...................   B-1
        Exhibit C - Warrant Agreement and Warrant ........................   C-1
        Exhibit D - Statute Relating to Dissenters' Rights................   D-1
        Exhibit E - Ambassador Bank of the Commonwealth's Annual Report
                    on Form 10-K for the year ended December 31, 1997 ....   E-1

                                       ii

                                    SUMMARY
                                    -------

      The following is a summary of certain information set forth in this Proxy Statement/Prospectus regarding the Merger between ABC and a subsidiary of FFC. This summary is provided for convenience only and does not set forth completely all material features of the Merger. This summary should be read in conjunction with and is qualified in its entirety by the more detailed information which is set forth elsewhere in this Proxy Statement/Prospectus and the attached Exhibits or which is incorporated herein by reference.

                            The ABC Special Meeting
                            -----------------------

      A Special Meeting of the shareholders of ABC will be held on Tuesday, June 30, 1998, at 10:30 a.m., local time, at The Holiday Inn, Routes 22 and 512, Bethlehem, Pennsylvania. Only those shareholders of record at the close of business on May 15, 1998, will be entitled to receive notice of and to vote at the meeting. As of the record date, there were outstanding 1,920,603 shares of the common stock, par value $4.00 per share, of ABC ("ABC Common Stock"), each of which is entitled to one vote. See GENERAL INFORMATION--SPECIAL MEETING OF ABC SHAREHOLDERS.

                             Purpose of the Meeting
                             ----------------------

      The shareholders of ABC will be asked at the Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of January 26, 1998, as amended and restated as of April 14, 1998, (the "Merger Agreement") between FFC, LB and ABC, under the terms of which (i) ABC will be merged with and into Lafayette Bank ("LB"), a subsidiary of FFC, (ii) LB will survive the Merger and operate as a wholly-owned subsidiary of FFC after the Merger under the name "Lafayette Ambassador Bank" (all references to ABC or LB in this Prospectus/Proxy Statement with respect to matters after the Merger shall be deemed to refer to such resulting bank), and (iii) each of the outstanding shares of ABC Common Stock, par value $4.00 per share, will be converted into 1.40 (the "Conversion Ratio") shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock"). Following the Merger, Lafayette Ambassador Bank ("LAB") will file an application to become a member of the Federal Reserve System. ABC's shareholders will receive cash in lieu of fractional shares of FFC Common Stock. The Conversion Ratio and all pro forma and FFC historical per share information herein have been adjusted to reflect a five-for-four stock split in the form of a stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998. On March 27, 1998, FFC completed the previously announced acquisition of Keystone Heritage Group, Inc. ("KHG"). The transaction was accounted for as a pooling of interests. All of the financial information contained herein has been restated to reflect the financial condition and results of operations of KHG. See THE MERGER. The Merger Agreement without exhibits or schedules, is attached as Exhibit A to this Proxy Statement/Prospectus.

                                  The Parties
                                  -----------

      Fulton Financial Corporation: Fulton Financial Corporation is a
      ----------------------------
Pennsylvania business corporation and a registered bank holding company that maintains its headquarters in Lancaster, Pennsylvania. As a bank holding company, FFC engages in a general commercial and retail banking and trust business, and also in related financial businesses, through its fifteen directly-held bank and nonbank subsidiaries. FFC's bank subsidiaries currently operate one hundred banking offices in Pennsylvania, seventeen banking offices in Maryland, seven banking offices in Delaware, and fifteen banking offices in New Jersey. As of December 31, 1997, FFC had consolidated total assets of approximately $5.1 billion.

      The principal assets of FFC are the following eleven wholly-owned bank subsidiaries, each of which is a bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"): (i) Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (ii) Lebanon Valley Farmers Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System, (iii) Swineford National Bank, a national banking association which is a member of the Federal Reserve System, (iv) Lafayette Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (v) FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System, (vi) Great Valley Savings Bank, a Pennsylvania stock savings bank which is not a member of the Federal Reserve System, (vii) Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System, (viii) Delaware National Bank, a national banking association which is a member of the Federal Reserve System, (ix) The Bank of Gloucester County, a New Jersey bank which is not a member of the Federal Reserve System, (x) The Woodstown National Bank & Trust Company, a national banking association which is a member of the Federal Reserve System, and (xi) The Peoples Bank of Elkton, a Maryland bank which is not a member of the Federal Reserve System. In addition, FFC has four wholly-owned nonbank direct subsidiaries: (1) Fulton Financial Realty Company, which holds title to or leases certain properties on which Fulton Bank and Lebanon Valley Farmers Bank maintain branch offices or other facilities, (2) Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by FFC's bank subsidiaries, (3) Central Pennsylvania Financial Corp., which owns certain non-banking subsidiaries holding interests in real estate and certain limited partnership interests in partnerships invested in low and moderate income housing projects and (4) FFC Management, Inc., which owns certain securities.

      The principal executive offices of FFC are located at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604, and FFC's telephone number is
(717) 291-2411.

      Ambassador Bank of the Commonwealth: Ambassador Bank of the Commonwealth
      -----------------------------------
("ABC") is a Pennsylvania bank and trust company that maintains its headquarters in Allentown, Pennsylvania. ABC operates eight banking offices in Lehigh and Northampton Counties, Pennsylvania. ABC is an FDIC-insured bank and is a member of the Federal Reserve System. As of December 31, 1997, ABC had total assets of approximately $278 million, and held total deposits of approximately $241 million.

      The principal executive offices of ABC are located at 4127 Tilghman Street, Allentown, Pennsylvania, and ABC's telephone number is (610) 366-6400.

                                 Required Vote
                                 -------------

      The affirmative vote of shareholders holding at least two-thirds of the issued and outstanding shares of ABC Common Stock given at a duly convened meeting of the shareholders of ABC is required in order to approve the Merger Agreement. As of April 15, 1998, the directors and executive officers of ABC and their affiliates owned beneficially approximately 369,000 of the outstanding shares (19%) of ABC Common Stock. As of the same date, Keystone Financial, Inc. owned 299,975 of the outstanding shares

(15.6%) of ABC Common Stock. It is anticipated that the executive officers and directors of ABC will vote (in their respective capacities as shareholders of ABC) their shares of ABC Common Stock in favor of the proposal to adopt the Merger Agreement. It is also anticipated that Keystone Financial, Inc. will vote (in its capacity as a shareholder of ABC) its shares of ABC Common Stock in favor of the proposal to adopt the Merger Agreement. As of April 15, 1998, the directors and executive officers of FFC and their affiliates did not own any shares of ABC Common Stock. See GENERAL INFORMATION--SPECIAL MEETING OF ABC SHAREHOLDERS--Shares Outstanding and Principal Holders Thereof; and INFORMATION CONCERNING AMBASSADOR BANK OF THE COMMONWEALTH.

                              Terms of the Merger
                              -------------------

      Under the terms of the Merger Agreement: (i) ABC will be merged with and into LB, (ii) LB will survive the merger and operate as a wholly-owned subsidiary of FFC after the Merger under the name "Lafayette Ambassador Bank," and (iii) each of the outstanding shares of ABC Common Stock will be converted into 1.40 shares of FFC Common Stock. ABC's shareholders will receive cash in lieu of fractional shares of FFC Common Stock. See THE MERGER.

                    Conversion and Exchange of Shares of ABC
                    ----------------------------------------

      On the effective date of the Merger (the "Effective Date"), which is expected to occur during the third quarter of 1998, each share of ABC Common Stock then issued and outstanding will be converted into the right to receive
1.40 shares of FFC Common Stock.

      The Conversion Ratio and all pro forma and FFC historical per share information herein have been adjusted to reflect a five-for-four stock split in the form of a stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998. The Conversion Ratio is subject to further adjustment in the event of a stock split, stock dividend or similar transaction involving FFC Common Stock prior to the Effective Date. No fractional shares of FFC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which any former ABC shareholder would otherwise be entitled, each such former shareholder of ABC will receive in cash an amount equal to the fair market value of his or her fractional interest, which shall be determined by multiplying such fraction by the Closing Market Price. The Closing Market Price is defined in the Merger Agreement as the average of the per share closing bid prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date of the Merger, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ). See THE MERGER.

      Each former shareholder of ABC will be required to surrender to FFC the certificates representing ABC Common Stock held by him or her in accordance with the instructions which will be sent to him or her immediately following the Effective Date. Upon proper surrender of his or her ABC Common Stock certificates, each such former shareholder of ABC will be issued promptly a stock certificate representing the whole number of shares of FFC Common Stock into which such shareholder's shares of ABC Common Stock shall have been converted, together with a check in the amount of any cash, without interest, to which he or she is entitled in lieu of the issuance of a fractional share. FFC may withhold dividends payable after the Effective Date to any former shareholder of ABC who has received written instructions from FFC but has not at that time surrendered his or her ABC Common Stock certificates. Any dividends so withheld will be paid, without interest, to any such former shareholder of ABC upon the proper surrender of his or her ABC Common Stock certificates. See THE MERGER-- Conversion and Exchange of Shares, and the Merger Agreement attached as Exhibit A to this Proxy Statement/Prospectus. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                             Treatment of ABC Rights
                             -----------------------

      Each holder of an option or warrant (collectively "ABC Rights") to purchase shares of ABC Common Stock that (i) is outstanding on the Effective Date, and (ii) would otherwise survive the Effective Date, shall be entitled to receive, in cancellation of such ABC Right, shares of FFC Common Stock. The number of shares of FFC Common Stock (provided that any fractional share of FFC Common Stock shall be rounded to the nearest whole share) which may be acquired in cancellation of an ABC Right shall be equal to the difference between (i) the number of shares of ABC Common Stock covered by such ABC Right multiplied by the Conversion Ratio and (ii) the aggregate exercise price of such ABC Right divided by $24.80, the closing bid price of FFC Common Stock on the business day immediately preceding the public announcement of the Merger (the "Pre-Announcement Price").

                             Reasons for the Merger
                             ----------------------

      The Boards of Directors of FFC and ABC have determined that the Merger is in the best interests of both organizations. In the case of FFC, the acquisition of ABC will enable FFC to expand its operations in the Lehigh Valley of Pennsylvania. ABC's market area is a natural expansion of the market of LB, an existing FFC subsidiary.

      ABC's Board of Directors has concluded that, in the rapidly changing and increasingly competitive market for financial services, it can compete more effectively as part of a larger banking organization with more resources and a wider range of products and services than those which ABC currently offers. Through the Merger, ABC believes it can expand its resources and its range of products and services on an accelerated timetable as compared to reliance solely on internal growth. In general, ABC is entering into the Merger because it believes it can better maximize its shareholders' return through an affiliation with a larger, more diversified financial institution. ABC's Board of Directors believes that FFC's greater resources will enable ABC to offer expanded services to its customers and the communities it serves.

      In addition, the Merger with FFC will increase the liquidity of the stock held by ABC's shareholders by exchanging it for stock in a larger banking organization that is listed on the NASDAQ National Market System. ABC's shareholders will have the opportunity to receive dividend income from the shares of FFC Common Stock that they receive as a result of the Merger.

      In considering the Merger, ABC's Board of Directors considered, among other things, the financial terms of the Merger, the structure of the transaction, the historic and financial performance of FFC, and the opinion of its financial advisors as to the fairness of the transaction, from a financial point of view, to ABC shareholders.

      See THE MERGER--Background of the Merger; Reasons for the Merger; Recommendations of the ABC Board; and Additional Reasons for the Merger.

                       Opinion of ABC's Financial Advisor
                       ----------------------------------

      ABC engaged Danielson Associates Inc. ("Danielson Associates") to act as its financial advisor for the purpose of evaluating the financial terms of the Merger. Danielson Associates has delivered to ABC's Board of Directors an opinion stating as of the date of the opinion, the financial terms of the Merger are fair to the shareholders of ABC from a financial point of view. A copy of Danielson Associates' opinion is attached to this Proxy Statement/Prospectus as Exhibit B and should be read in its entirety with respect to the assumptions made and the other matters considered by Danielson Associates in rendering its opinion. See THE MERGER--Opinion of Financial Advisor.

                 Management and Operations Following the Merger
                 ----------------------------------------------

      Under the terms of the Merger Agreement, ABC will merge with and into LB, LB will survive the Merger and operate as a wholly-owned banking subsidiary of FFC under the name "Lafayette Ambassador Bank," ("LAB") and LAB will file an application to become a member of the Federal Reserve System. See THE MERGER -- Management and Operations following the Merger. Following the Merger, the Board of Directors of FFC will consist of (i) the same persons who are members of the Board of Directors of FFC immediately before the Merger, each of whom will serve until his or her successor is elected and has qualified, and (ii) one of ABC's current directors (designated, subject to the reasonable approval of FFC, by vote of ABC's Board of Directors prior to the Effective Date) who will be appointed to FFC's Board of Directors following the Merger. It is currently anticipated that ABC's initial designee to FFC's Board of Directors will be Martin D. Cohen.

      For a period from the Effective Date through a date determined by FFC (not to be before three years after the Effective Date), FFC shall offer appointments to all present directors of ABC to the board of directors of LAB who indicate their desire to serve. In addition, the present directors of ABC shall appoint an additional person to the board of directors of ABC to fill a current vacancy due to the resignation of one member of the board, and such person shall be offered appointment to the board of directors of LAB by FFC. On the Effective Date, Timothy J. McDonald and David M. Lobach, Jr. shall be appointed president and chief operating officer and an executive vice president, respectively, of LAB. Mr. McDonald is to become chief executive officer of LAB no later than December 31, 1998. See THE MERGER--Management and Operations Following the Merger.

                                 Effective Date
                                 --------------

      The Merger will become effective on the date of filing of the Articles of Merger with the Pennsylvania Department of State, or on such later date specified in the Articles of Merger, and will occur as soon as reasonably practicable after all applicable conditions to the consummation of the Merger have been met or waived. FFC and ABC presently intend to consummate the Merger during the third quarter of 1998, assuming that ABC's shareholders adopt the Merger Agreement, all required regulatory approvals are obtained, all applicable waiting periods have expired, and all other conditions have been met or waived as of the closing of the Merger. See THE MERGER--Effective Date.

                      Termination of the Merger Agreement
                      -----------------------------------

      Either FFC or ABC may terminate the Merger Agreement and cancel the Merger if (i) the other party has committed a material breach of any representation, warranty or covenant contained in the Merger Agreement which breach results in a material and adverse change as to the other party and has not cured such breach within thirty (30) days after receiving written notice thereof, or (ii) all applicable conditions have not been satisfied by January 31, 1999. ABC may terminate the Merger Agreement if the Closing Market Price of FFC Common Stock does not satisfy the "Market Test" set forth in the Merger Agreement. FFC and ABC may also terminate the Merger Agreement and cancel the Merger by mutual consent in writing. See THE MERGER--Conditions, Amendment and Termination.

                        Comparison of Shareholder Rights
                        --------------------------------

      Upon consummation of the Merger, the shareholders of ABC will become shareholders of FFC. There are differences between the rights of holders of ABC Common Stock and FFC Common Stock. These differences arise from (i) differences between the respective laws applicable to ABC and FFC, and (ii) differences between the Articles of Incorporation and Bylaws of ABC and the Articles of Incorporation and Bylaws of FFC. The material differences between ABC Common Stock and FFC Common Stock include the following: (i) FFC has adopted a Shareholder Rights Plan, which provides FFC's shareholders with certain stock-related rights in the event of a hostile takeover, but may also have the effect of discouraging such a takeover, while ABC has not adopted any such plan;
(ii) FFC Common Stock is registered under the 1934 Act and is traded on the NASDAQ National Market, while ABC Common Stock is registered under the 1934 Act, but files its reports with the Federal Reserve Board, and is traded in the NASDAQ Small Cap Market; (iii) shareholders of FFC are not entitled to dissenters' rights in the event of a business combination, while the shareholders of ABC are entitled to such rights; and (iv) the Articles of Incorporation of FFC provide for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by FFC's Board of Directors, while ABC's authorized capital stock only includes common stock. See INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK--Antitakeover Provisions; Comparison of Shareholder Rights.

                     Restrictions on Resales by Affiliates
                     -------------------------------------

      The resale of shares of FFC Common Stock received in connection with the Merger by persons who are executive officers, directors or ten percent shareholders of ABC will be subject to certain restrictions. See THE MERGER--Restrictions on Resale of FFC Common Stock Held by Affiliates of ABC.

                        Federal Income Tax Consequences
                        -------------------------------

      The Merger is structured to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, no taxable gain or loss will be recognized by the shareholders of ABC upon their receipt of FFC Common Stock in exchange for ABC Common Stock, except to the extent that any shareholders of ABC receive cash in lieu of the issuance of fractional shares of FFC Common Stock or elect to exercise dissenters' rights. An opinion has been provided by Barley, Snyder, Senft & Cohen, LLC, counsel for FFC, confirming these and certain other federal income tax consequences of the Merger. However, each shareholder of ABC is urged to consult his or her own tax advisor concerning the particular tax consequences of the Merger as they affect his or her individual circumstances. See THE MERGER--Federal Income Tax Consequences.

                              Accounting Treatment
                              --------------------

      Consummation of the Merger is subject to the condition that the Merger can be treated as a pooling-of-interests for financial accounting purposes. FFC currently intends to exercise its right to cancel the Merger if such condition could not be satisfied. Neither FFC nor ABC is presently aware of any reason why the Merger would not qualify for pooling-of-interests accounting treatment. See THE MERGER--Accounting Treatment.

                               Dissenters' Rights
                               ------------------

      Pursuant to Sections 1222 and 1607 of the Pennsylvania Banking Code, the shareholders of ABC are entitled to exercise dissenters' rights, assuming the Merger is consummated, in accordance with the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. FFC has the right to terminate the Merger Agreement if ABC shareholders exercise dissenters' rights with respect to 10% or more of the ABC Common Stock. Additionally, the exercise of such rights by holders of an aggregate of 10% or more of the ABC Common Stock could affect the ability of FFC to use "pooling-of-interests" accounting treatment. See THE MERGER--Rights of Dissenting Shareholders and Exhibit D - Statute Relating to Dissenters' Rights.

              Limitations on Negotiations; Warrant Granted to FFC
              ---------------------------------------------------

      The Merger Agreement provides that ABC shall not, nor shall it permit any officer, director, employee, agent, consultant or other representative to: (a) solicit, initiate or encourage any proposal for a merger with or other acquisition of ABC, or any material portion of its assets or properties, with or by any person other than FFC; or (b) cooperate with, or furnish any non-public information concerning ABC to, any person in connection with such a proposal (an "Acquisition Proposal"); provided, however, that the ABC Board of Directors shall be free to take such action as the Board of Directors determines, in good faith and after consultation with outside counsel, is not legally inconsistent with its fiduciary duty. ABC will notify FFC immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

      ABC and FFC entered into a Warrant Agreement (the "Warrant Agreement"), a copy of which is attached hereto as Exhibit C. Pursuant to the Warrant Agreement, ABC has issued to FFC a warrant (the "Warrant") to purchase an aggregate of up to 475,000 fully paid and non-assessable shares of ABC Common Stock, representing approximately 19.9% of the issued and outstanding shares of the ABC Common Stock, at a price per share equal to $26.75, subject to adjustment as provided for in the Warrant Agreement and the Warrant. The Warrant is exercisable only upon the occurrence of specified events relating generally to the support by ABC of a proposal to acquire ABC by a party other than FFC, an acquisition by a third party or group of 25% or more of the outstanding shares of ABC Common Stock, or the failure of ABC's shareholders to approve the Merger following the announcement by any party other than FFC of an offer or proposal to acquire
25% or more of the outstanding shares of ABC Common Stock and, within 12 months from the date of such meeting, ABC engages in or enters into an agreement with respect to an Acquisition Transaction (as such term is defined in the Warrant Agreement). To the knowledge of ABC, no event giving rise to the right to exercise the Warrant has occurred as of the date of this Proxy Statement/Prospectus. The execution of the Warrant Agreement was required by FFC as a condition to its execution of the Merger Agreement, and the effect of the Warrant Agreement is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire ABC. See THE MERGER--Warrant Agreement.

      The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with ABC.

                           Conditions and Amendments
                           -------------------------

      Consummation of the Merger is subject to various conditions and contingencies, including, among others, approval by the shareholders of ABC, approval by the Federal Reserve Board, approval by the Federal Deposit Insurance Corporation, approval by the Pennsylvania Department of Banking, and the absence of an injunction issued by a court of competent jurisdiction enjoining the performance by FFC or ABC of any of their obligations under the Merger Agreement.

      To the extent permitted by law, the Merger Agreement may be amended at any time before the Effective Date by a written instrument duly authorized, executed and delivered by FFC and ABC; provided, however, that any amendment to the Conversion Ratio shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of ABC in accordance with applicable law (other than pursuant to the terms of the Merger Agreement in the event of a stock dividend or similar transaction by FFC), and LB shall be permitted to join as a party to the Merger Agreement without execution of such joinder by FFC or ABC. See THE MERGER--Conditions, Amendment and Termination.

                            Comparative Stock Prices
                            ------------------------

      On January 23, 1998, the last trading day before public announcement of the Merger Agreement, the per share closing bid price for FFC Common Stock was $24.80 as reported on the NASDAQ National Market System ("NASDAQ"). Based on such closing bid price for such date and the Conversion Ratio of 1.40 shares of FFC Common Stock for each share of ABC Common Stock, the pro forma value of the shares of FFC Common Stock to be received in exchange for each share of ABC Common Stock was $34.72.

      ABC Common Stock trades in the NASDAQ Small Cap Market. On January 23, 1998, the last trading day before public announcement of the Merger Agreement, the closing bid price for ABC Common Stock was $26.375.

      The foregoing historical and pro forma equivalent per share market information is summarized in the following table:

                                                             Pro Forma
                                     Historical              Equivalent
                                  Price Per Share/1/    Price Per Share/2/
                                  ----------------------------------------
FFC Common Stock
----------------
01/23/98 Bid Price                       24.80                     --
01/23/98 Asked Price                     25.20                     --


ABC Common Stock
----------------
01/23/98 Bid Price                       26.38                    34.72
01/23/98 Asked Price                     27.75                    35.28

------------------------------------
/1/ The per share information has been adjusted to reflect a five-for-four stock split in the form of a stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998.

/2/ Based upon the product of the Conversion Ratio (1.40) and the closing price of FFC Common Stock on January 23, 1998.


      The closing bid and asked quotations on NASDAQ for FFC Common Stock on _____________, 1998, were $______ and $_______, respectively, per share.
Based on such closing bid price for such date and the Conversion Ratio of 1.40 shares of FFC Common Stock for each share of ABC Common Stock, the pro forma value of the shares of FFC Common Stock to be received in exchange for each share of ABC Common Stock was $_______. More detailed information concerning comparative stock prices is set forth elsewhere in this Proxy Statement/Prospectus. See COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS.


           Selected Historical and Pro Forma Combined Per Share Data
           ---------------------------------------------------------

      The following tables set forth, at the dates and for the periods indicated, financial information relating to FFC Common Stock and ABC Common Stock on a per share historical and pro forma combined basis. The pro forma and equivalent per share information is presented on the basis of an exchange ratio of 1.40 shares of FFC Common Stock for each share of ABC Common Stock. The Conversion Ratio and all pro forma and FFC historical per share information herein have been adjusted to reflect a five-for-four stock split in the form of a stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998. On March 27, 1998, FFC completed the previously announced acquisition of Keystone Heritage Group, Inc. ("KHG"). The transaction was accounted for as a pooling of interests. All of the financial information contained herein has been restated to reflect the financial condition and results of operations of KHG.

      The information set forth in the tables below should be read in conjunction with the financial statements of FFC and ABC, including the notes thereto, which are incorporated herein by reference. See INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. Pro forma financial information for FFC giving effect to the proposed acquisition of ABC is not presented in this Proxy Statement/Prospectus due to the fact that ABC would not qualify as a "significant subsidiary" of FFC under the accounting rules of the SEC.

                   Selected Historical and Pro Forma Combined
                               Per Share Data (A)



FULTON FINANCIAL CORPORATION (FFC)
----------------------------------

                                 Selected Historical and Pro Forma Combined
                                             Per Share Data (A)

                                                                                        FOR THE YEARS
                                                                                      ENDED DECEMBER 31
                                                                   -------------------------------------------------------
FULTON FINANCIAL CORPORATION (FFC)                                      1997                  1996                1995
----------------------------------                                 -------------------------------------------------------
Historical Per Common Share:
  Average Shares Outstanding                                          59,793,264           59,553,563           59,505,287
  Book Value                                                               $9.08                $8.08                $7.49
  Cash Dividends                                                          $0.520               $0.460               $0.389

      Net Income (Basic)                                                   $1.25                $1.08                $1.00
      Net Income (Diluted)                                                 $1.24                $1.08                $0.99

FFC, ABC Combined Pro Forma Per
  Common Share:
    Average Shares Outstanding                                        62,037,626           61,658,830           61,608,595
    Book Value                                                             $9.03                $8.03                $7.45
    Cash Dividends                                                        $0.520               $0.460               $0.389

      Net Income (Basic)                                                   $1.23                $1.07                $0.98
      Net Income (Diluted)                                                 $1.22                $1.06                $0.97

      (A) The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods, including the five-for-four stock split in the form of a stock dividend of FFC declared April 14, 1998, payable May 27, 1998, to shareholders of record on May 6, 1998.

          Selected Historical and Pro Forma Combined Per Share Data (A)

                                                                                           FOR THE YEARS
                                                                                         ENDED DECEMBER 31
                                                                   --------------------------------------------------------
AMBASSADOR BANK OF THE COMMONWEALTH (ABC)                               1997                   1996               1995
-----------------------------------------                          --------------------------------------------------------
Historical Per Common Share:
     Average Shares Outstanding                                       1,603,413              1,503,762         1,502,363
     Book Value                                                          $11.03                  $9.51             $8.84
     Cash Dividends                                                      $0.000                 $0.000            $0.000

       Net Income (Basic)                                                 $1.21                  $0.96             $0.55
       Net Income (Diluted)                                               $1.08                  $0.86             $0.50

ABC, FFC Combined Pro Forma Per
Common Share:
     Book Value                                                          $12.64                 $11.25            $10.43
     Cash Dividends                                                       $0.73                  $0.64             $0.54

       Net Income (Basic)                                                 $1.72                  $1.50             $1.37
       Net Income (Diluted)                                               $1.70                  $1.48             $1.35

(A) The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods.

                       Selected Historical Financial Data
                       ----------------------------------

        The following tables present selected unaudited historical financial data for FFC and ABC. The following information should be read in conjunction with the financial statements of FFC and ABC, including the notes thereto, which are incorporated herein by reference. See INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                          Fulton Financial Corporation
                       Selected Historical Financial Data
                                 (In Thousands)

                                                               As of or for the Year Ended December 31
                                                       -------------------------------------------------------
                                                          1997          1996        1995       1994      1993
                                                       -------------------------------------------------------
  Summary of Operations
  ---------------------

    Net interest income                                 $209,913      $195,152    $181,177  $168,148  $154,902
    Provision for loan losses                              7,742         5,561       3,998     3,374     8,711
                                                       -------------------------------------------------------
    Net interest income after provision
      for loan losses                                    202,171       189,591     177,179   164,774   146,191
    Other operating income                                47,823        40,914      37,102    32,837    36,592
    Other operating expense                              142,652       138,695     131,267   123,249   119,314
    Income tax expense                                    32,873        27,343      23,745    21,030    16,425
                                                       -------------------------------------------------------
    Income before cumulative effect
      of changes in accounting principles                 74,469        64,467      59,269    53,332    47,044
    Cumulative effect of changes in
      accounting principles                                 --            --           --        --     (3,657)
                                                       -------------------------------------------------------
    Net Income                                           $74,469       $64,467     $59,269   $53,332   $43,387
                                                       =======================================================

  Average Balance Sheet Totals
  ----------------------------

    Total assets                                      $4,879,072    $4,540,865  $4,262,930$3,920,761$3,701,022
    Investment securities and
      money market investments                           928,480       943,865     958,311   998,335 1,006,998
    Loans and leases
      (net of unearned income)                         3,611,137     3,263,188   2,994,359 2,627,081 2,418,886
    Total deposits                                     4,028,115     3,774,192   3,580,543 3,285,458 3,196,427
    Long-term debt and lease obligations                  61,303        40,170      46,279    31,009    23,312
    Shareholders' equity                                 506,907       461,810     421,688   387,222   351,516

  Actual Balance at Period End
  ----------------------------

    Total assets                                      $5,110,348    $4,727,630  $4,429,674$4,193,647$3,772,776
    Long-term debt and lease obligations                  50,045        57,998      51,698    40,209    26,376

                      Ambassador Bank of the Commonwealth
                       Selected Historical Financial Data
                                 (In Thousands)

                                                       As of or for the Year Ended December 31
                                                 ---------------------------------------------------
                                                     1997        1996        1995     1994     1993
                                                 ---------------------------------------------------
Summary of Operations
---------------------

  Net interest income                               $9,146      $7,047      $5,277   $4,339   $2,979
  Provision for loan losses                            675         390         359      395      378
                                                 ---------------------------------------------------
  Net interest income after provision
    for loan losses                                  8,471       6,657       4,918    3,944    2,601
  Other operating income                             1,085         739         571      355      235
  Other operating expense                            7,045       5,479       4,407    3,763    2,349
  Income tax expense                                   574         472         253      150      ---
                                                 ---------------------------------------------------
  Net Income                                        $1,937      $1,445        $829     $386     $487
                                                 ===================================================

Average Balance Sheet Totals
----------------------------

  Total assets                                    $239,075    $185,134    $145,328 $108,737  $76,241
  Investment securities and
    money market investments                        64,868      54,455      48,984   36,550   23,442
  Loans and leases
    (net of unearned income)                       155,371     118,411      84,078   64,315   46,983
  Total deposits                                   207,086     159,836     126,109   89,900   60,442
  Long-term debt and lease obligations               4,821       5,230       3,243    1,548    1,403
  Shareholders' equity                              16,328      13,433      12,369   11,686   11,231

Actual Balance at Period End
----------------------------

  Total assets                                    $277,907    $209,502    $165,678 $122,392  $93,495
  Long-term debt and other borrowed funds            3,000       9,500       5,000    8,000    2,000

            GENERAL INFORMATION--SPECIAL MEETING OF ABC SHAREHOLDERS
            --------------------------------------------------------

Introduction
------------

        This Proxy Statement/Prospectus is being furnished to the holders of ABC Common Stock in connection with the solicitation by ABC's Board of Directors of proxies to be voted at the Special Meeting to be held on June 30, 1998. The purpose of the meeting is to consider and vote upon a proposal adopted by the Board of Directors of ABC to approve and adopt the Merger Agreement between FFC, LB and ABC, the terms of which are described herein.

        All information set forth in this Proxy Statement/Prospectus which relates to FFC has been provided or verified by FFC, and all information which relates to ABC has been provided or verified by ABC.

Date, Time and Place of Special Meeting
---------------------------------------

        The Special Meeting of the shareholders of ABC will be held on Tuesday, June 30, 1998, at 10:30 a.m., local time, at The Holiday Inn, Routes 22 and 512, Bethlehem, Pennsylvania.

Shareholders Entitled to Vote
-----------------------------

        The Board of Directors of ABC has fixed the close of business on May 15, 1998, as the record date (the "Record Date") for the determination of holders of ABC Common Stock entitled to receive notice of and to vote at the Special Meeting.

Purpose of Meeting
------------------

        The shareholders of ABC will be asked at the Special Meeting to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement, and
(ii) such other matters as may properly be brought before the meeting and any adjournments thereof, including without limitation, a motion to adjourn or postpone the Special Meeting to another time and place for the purpose of soliciting proxies in favor of the Merger Agreement or otherwise.

Solicitation of Proxies
-----------------------

        This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of ABC for use at the Special Meeting and at any adjournments thereof. The expenses to be incurred in soliciting proxies will be borne by ABC. In addition to the use of the mails, the directors, officers and employees of ABC may, without additional compensation, solicit proxies personally or by telephone or telegram.

Quorum and Required Vote
------------------------

        Each share of ABC Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders. The holders of a majority of the outstanding shares of ABC Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The inspectors of election will treat shares of ABC Common Stock represented by a properly signed and returned proxy as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of ABC Common Stock represented by "broker non-votes" (i.e., shares of ABC Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, and
(iii) over which the record holder has indicated on the proxy card or otherwise notified ABC that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

        The affirmative vote of shareholders holding at least two-thirds of the issued and outstanding shares of ABC Common Stock at the Special Meeting is required in order to approve the Merger Agreement. Abstentions and broker non-votes will be counted as shares of ABC Common Stock that are outstanding, but will not be counted as votes in favor of adoption of the Merger Agreement. Consequently, abstentions and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement.

Revocation and Voting of Proxies
--------------------------------

        The execution and return of the enclosed proxy form will not affect a shareholder's right to attend the Special Meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted at the Special Meeting, by (i) delivering notice of revocation or a later-dated proxy to Timothy J. McDonald, President and Chief Executive Officer, Ambassador Bank of the Commonwealth, 4127 Tilghman Street, Allentown, Pennsylvania 18104, or (ii) appearing at the meeting and notifying the person in charge thereof that the shareholder wishes to vote his or her shares of ABC Common Stock in person. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Special Meeting in accordance with the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the proposal to approve the Merger Agreement between ABC and FFC. Although the Board of Directors knows of no other business to be presented at the Special Meeting, in the event that any other matters are properly brought before the meeting and in the absence of instructions to the contrary, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of ABC.

Shares Outstanding and Principal Holders Thereof
------------------------------------------------

        As of the close of business on the Record Date, ABC had outstanding 1,920,603 shares of ABC Common Stock, which shares were held by 1,000 holders of record. ABC has no other stock issued or outstanding. There are 475,000 shares of ABC Common Stock reserved for issuance upon exercise of the Warrant. In addition, there are 418,169 shares of ABC Common Stock reserved for issuance upon exercise of the ABC Rights.

        As of the Record Date, the directors and executive officers of ABC and their affiliates owned beneficially approximately 369,000 shares of ABC Common Stock (representing approximately nineteen percent of such shares issued and outstanding). The executive officers and each of the directors intend to vote their shares in favor of the proposal to approve the Merger Agreement. As of the Record Date, Keystone Financial, Inc. owned 299,975 shares of ABC Common Stock, representing approximately 15.6% of such shares issued and outstanding. It is anticipated that Keystone Financial, Inc. will vote its share in favor of the proposal to approve the Merger Agreement.

        To the knowledge of ABC's management, as of the Record Date, the following persons owned of record or beneficially more than five percent of the outstanding shares of ABC Common Stock:

================================================================================
         Name & Address                      Number of Shares          Percent
      of Beneficial Owner                   Beneficially Owned         of Class
      -------------------                   ------------------         --------
    Keystone Financial, Inc.                     299,975                 15.6
================================================================================

--------------------------------------------------------------------------------

Interests of Certain Persons in Matters To Be Acted Upon
--------------------------------------------------------

        Except as described in this section, the directors and executive officers of ABC have no substantial interest in the Merger, other than in their capacity as shareholders of ABC. As shareholders, the directors and executive officers of ABC will be entitled to receive FFC Common Stock in exchange for their ABC Common Stock in the same proportion and on the same terms and conditions as all other shareholders of ABC.

        For a period from the Effective Date through a date determined by FFC (not to be before three years after the Effective Date) FFC has agreed to offer appointment to all the present directors of ABC to the board of directors of LAB who indicate their desire to serve (the "ABC Continuing Directors"); provided that (i) each non-employee ABC Continuing Director shall receive director's fees from LAB in the form of an annual retainer of $8,800, and (ii) ABC Continuing Directors who are age 70 or older on the Effective Date, or who subsequently attain age 70 within three years of the Effective Date, shall be limited to a maximum of three successive one-year terms. The present directors of ABC will also appoint an additional person to the board of directors of ABC to fill a current vacancy due to the resignation of one member of the board, and such person shall be offered appointment to the board of directors of LAB by FFC.

        FFC has agreed, following the Merger, to cause LAB to (i) use its best efforts to retain each present full-time employee of ABC at such employee's current position (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with FFC or an FFC subsidiary bank at a salary commensurate with the position), (ii) pay compensation to each person who was employed as of the Effective Date and who continues to be employed by ABC on and after the Effective Date, that is at least equal to the aggregate compensation that such person was receiving from ABC prior to the Effective Date (unless there is a material change in the duties and responsibilities of such employee), and (iii) provide employee benefits to each such person who is an employee, on and after the Effective Date, that are substantially equivalent in the aggregate to the employee benefits that such person was receiving as an employee from ABC prior to the Effective Date and that are no less favorable than employee benefits afforded to similarly situated employees of FFC and its subsidiaries.

        On the Effective Date, Timothy J. McDonald and David M. Lobach, Jr. shall be appointed president and chief operating officer and an executive vice president, respectively, of LAB. Mr. McDonald shall become chief executive officer of LAB no later than December 31, 1998.

        Except as described above, the directors and officers of FFC do not have any special interest in the Merger (other than in their capacity as shareholders of FFC) and will not receive any special consideration or compensation in connection with its consummation.

Recommendation of the Board of Directors of ABC
-----------------------------------------------

        For the reasons stated in this Proxy Statement/Prospectus, the Board of Directors of ABC has approved the Merger Agreement and believes the Merger is in the best interests of the shareholders of ABC. Accordingly, the Board of Directors recommends that the shareholders vote in favor of the proposal to approve the Merger Agreement. See THE MERGER--Background of the Merger, Reasons for the Merger; Recommendation of the Board of Directors of ABC, and Additional Reasons for the Merger.

        Certain of the directors and officers of ABC have personal interests in the consummation of the Merger in addition to their interests as shareholders of ABC. See Interests of Certain Persons in Matters To Be Acted Upon.

                                   THE MERGER
                                   ----------

General Information
-------------------

        The shareholders of ABC will be asked at the Special Meeting to consider and vote upon a proposal to approve the Merger Agreement between FFC, LB and ABC. Under the Merger Agreement: (i) ABC will be merged with and into LB, a subsidiary of FFC, (ii) LB will survive the Merger and operate as a wholly-owned subsidiary of FFC after the Merger under the name "Lafayette Ambassador Bank" ("LAB"), and (iii) each of the outstanding shares of ABC Common Stock, par value $4.00 per share, will be converted into 1.40 shares of FFC Common Stock.

        ABC is a Pennsylvania bank and trust company. FFC is a Pennsylvania bank holding company. Following the Merger, FFC will be the parent company of LAB, and will continue to be a registered bank holding company that is regulated by the Federal Reserve Board. Following the Merger, LAB will file an application to become a member of the Federal Reserve System.

        The precise terms and conditions of the Merger are set forth in the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. THE DISCUSSION WHICH FOLLOWS IS INTENDED ONLY AS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS.

Background of the Merger
------------------------

        In late 1997, the Board of Directors of ABC determined to investigate whether the interests of the shareholders of ABC would be better served by the continuation of ABC as an independent banking institution, or to explore the possibility of a sale or merger of ABC with another institution. As a result of ABC's rapid growth from a "start up" bank in November, 1990, Timothy J. McDonald, the President of ABC, had received and was receiving a number of informal inquiries as to whether ABC would be interested in merging with or being acquired by a larger institution. The Board engaged Danielson Associates Inc. ("Danielson Associates"), an investment banking firm experienced in banking mergers and acquisitions, to evaluate ABC's present and anticipated position in the banking industry and to make a recommendation to the Board. Danielson Associates thereafter reported to the Board its conclusion that the best interests of the shareholders would be served by the sale or merger of ABC with a larger institution.

        Danielson Associates advised the Board that because of ABC's relatively small size, in its opinion ABC would find it increasingly difficult to prosper in a banking market that was increasingly competitive and that there was a significant risk that ABC would be less attractive as an acquisition candidate in future years because the number of banking institutions which might be interested in acquiring ABC could decline as consolidation in the banking industry continued. Danielson Associates further advised, on the basis of pro forma projections of ABC's anticipated future expansion, and assumptions concerning future operating results, that the value of the shareholders' investment in ABC could be substantially enhanced by affiliation with a larger institution as opposed to remaining independent.

        After careful consideration of the recommendations of Danielson Associates and exhaustive discussion, the Board authorized Danielson Associates to identify the most likely acquirers, and to informally approach them as to their possible interest in acquiring ABC. Four institutions were selected and solicited as to their interest in acquiring ABC. Two of the institutions responded with formal offers involving "stock swap" transactions. Danielson Associates assisted the Board in comparing and analyzing the two offers. Both institutions were asked to improve on their initial offers and a positive response was received from both institutions. The Directors then concluded that the revised and improved FFC offer, which provided the highest and best value to the ABC shareholders, based on the market prices and liquidity for FFC's Common Stock and the size and strength of FFC as a banking institution, was the most attractive.

        Negotiations were commenced with FFC, financial and other information was exchanged and investigated, a special meeting of the Board was held January 19, 1998 to approve the merger on the improved terms offered by FFC and a "fairness" opinion was received from Danielson Associates, and the definitive merger agreement was signed by the duly authorized officers of FFC and ABC on January 26, 1998.

Reasons for the Merger; Recommendation of the Board of Directors
----------------------------------------------------------------

        The Board of Directors of ABC has determined that the Merger is in the best interests of ABC and its shareholders. In evaluating the Merger Agreement, the Board of Directors, with the assistance of its legal counsel and financial advisor, considered a variety of factors including; (i) the value being offered to shareholders by FFC in relation to the market value, book value and earnings per share of ABC's common stock, (ii) information concerning the financial condition, results of operations and prospects of FFC and ABC, including the long term equity growth potential of ABC as compared to FFC, (iii) FFC's dividend yield, earnings per share and stock price history; (iv) the competitive environment for financial institutions generally, (v) the financial terms of other recent business combinations in the local financial services industry,
(vi) FFC's ability to provide comprehensive financial services in ABC's market,
(vii) FFC's financial resources to serve the lending and deposit needs of the local communities served by ABC, thereby enhancing the related long term customer service potential for ABC's customer service base, and (viii) the opinion of Danielson Associates that the consideration to be received by ABC's shareholders is fair from a financial point of view.

        The Board of Directors of ABC recommends that the holders of ABC Common Stock vote "FOR" approval of the Merger Agreement and the Merger.

Additional Reasons for the Merger
---------------------------------

        Recent changes in federal and state banking laws and regulations have had a major impact upon the banking industry in Pennsylvania and throughout the United States. For example, due to changes in Pennsylvania law that became effective in March, 1990, Pennsylvania banks may establish banking offices throughout the state, and bank holding companies located in a number of other states may acquire Pennsylvania banks. In response to these and other recent changes, many mergers and consolidations involving Pennsylvania banks and bank holding companies have occurred.

        ABC and FFC believe that further merger activity within Pennsylvania and other states is likely to occur in the future, resulting in increased concentration levels in banking markets within Pennsylvania and other significant changes in the competitive environment.

        In addition, recent changes in federal banking laws have significantly increased the severity and complexity of federal banking regulations, as well as the costs that banks must incur in complying with those regulations. For example, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies have established guidelines for real estate lending by FDIC-insured banks, including maximum loan-to-value ratios for various types of real estate loans. FDICIA requires each FDIC-insured bank to comply with a number of administrative standards (including audit requirements) that are designed to enhance the bank's safety and soundness. FDICIA also contains "Truth in Savings" provisions that require extensive disclosures regarding the rates of interest paid and the fees charged by FDIC-insured banks with respect to their deposit accounts. FDICIA further provides greatly expanded authority to the federal banking agencies to impose administrative enforcement sanctions (including cease-and-desist orders, civil money penalties, and officer removal or suspension orders) against FDIC-insured banks that fail to maintain adequate capital levels or that engage in unsafe or unsound banking practices. These changes in federal law have added significantly to the cost and complexity of operating a bank and have made it more difficult for smaller independent banks like ABC to compete with large banking organizations.

        From the standpoint of ABC, the Merger presents an attractive opportunity for ABC to gain access to the managerial expertise and specialized services offered by FFC, thereby permitting ABC's banking offices to provide a broader range of services to their customers in the face of increasing competition from larger financial institutions.

        FFC expects that ABC will be able to expand its banking activities as a result of the acquisition. ABC will be encouraged to offer products and services such as bi-weekly mortgage loans, unsecured personal loans and basic/lifeline checking accounts. In addition, FFC expects that ABC will increase its trust activities, be able to offer additional cash management services for its business customers and expand specialized lending programs such as those in the areas of leasing and agriculture. ABC will also be able to extend larger commercial loans in its market area by granting participation interests in such loans to other subsidiary banks of FFC. Because FFC shares ABC's philosophy of community banking, ABC's offices will maintain their community orientation after the Merger. Thus, the Merger will enhance the ability of ABC's offices to remain competitive and to satisfy local customers' financial needs.

        The Merger will benefit FFC by expanding its presence in the attractive Lehigh Valley Market and incorporating some of ABC's unique and entrepreneurial approaches to the banking industry into its own practices.

        As described above, the Boards of Directors of FFC and ABC have approved the terms of the Merger Agreement. The Board of Directors of ABC believes that the terms of the Merger are fair to and in the best interests of ABC and its shareholders. ABC's Board of Directors also believes that the Merger will enhance the ability of ABC's offices to satisfy the financial needs of their customers and the communities which they serve.

Opinion of Financial Advisor to Ambassador Bank of the Commonwealth
-------------------------------------------------------------------

        ABC retained Danielson Associates to act as its financial advisor and to render a fairness opinion in connection with the Merger. Danielson Associates rendered its opinion to the Board of Directors of ABC that, based upon and subject to the various considerations set forth herein, as of January 19, 1998

(the "January Opinion"), and as of the date of this Proxy Statement/Prospectus (the "Proxy Opinion"), the financial terms of the Merger are fair, from a financial point of view, to the holders of ABC Common Stock.

        The full text of Danielson Associates' Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Danielson Associates set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Exhibit B to this Proxy Statement/Prospectus.

        Ambassador retained Danielson Associates to advise the ABC Board of Directors as to its "fair" sale value and the fairness to its shareholders of the financial terms of the offer to acquire ABC. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies and thrifts in the connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, the Pennsylvania banking markets and banking organizations operating in those markets. Danielson Associates was selected by ABC because of its knowledge of, expertise with, and reputation in the financial services industry.

        In such capacity, Danielson Associates reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Board of Directors of ABC. Danielson Associates rendered its oral opinion to the ABC Board of Directors, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the FFC offer were "fair" to ABC and its shareholders. No limitations were imposed by the ABC Board of Directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

        In arriving at its opinion, Danielson Associates (a) reviewed certain business and financial information relating to ABC and FFC, including annual reports for the fiscal year ended December 31, 1996 and call report data from 1989 to 1996 and quarterly reports for 1997; (b) discussed the past and current operations, financial condition and prospects of ABC with its senior executives;
(c) analyzed the pro forma impact of the merger on FFC earnings per share, capitalization, and financial ratios; (d) reviewed the reported prices and trading activity for the FFC Common Stock and compared it to similar bank holding companies; (e) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (f) reviewed the Merger Agreement and certain related documents; and (g) considered such other factors as were deemed appropriate.

        Danielson Associates did not obtain any independent appraisal of assets or liabilities of ABC or FFC or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by ABC or FFC and assumed the accuracy and completeness of all such information.

        In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all the factors and analyses, could create an incomplete view of the analyses and the process underlying Danielson Associates opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis and summary description.

        In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond ABC's or FFC's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

        The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

Pro Forma Merger Analyses
-------------------------

        Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $76.7 million for all of the outstanding shares of ABC Common Stock and Ambassador options and warrants, which will be paid in FFC Common Stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for FFC Common Stock.

Comparable Companies
--------------------

        Danielson Associates compared FFC's (a) stock price as of January 16, 1998 equal to 19.6 times earnings and 276% of book, (b) dividend yield based on trailing four quarters as of September 30, 1997 and stock price as of January 16, 1998 of 2.20%, (c) tangible capital as of September 30, 1997 of 10.01% of assets, (d) nonperforming assets as of September 30, 1997 equal to .58% of total assets, (e) return on average assets during the trailing four quarters ended September 30, 1997 of 1.52% and (f) return on average equity during the same period of 14.72%,with the medians for selected banks and bank holding companies that Danielson Associates deemed to be comparable to FFC. The selected institutions included BT Financial Corporation, F.N.B. Corporation, First Commonwealth Financial Corporation, First Western Bancorp, Inc., Harleysville National Corporation, JeffBanks, Inc., National Penn Bancshares, Inc., Omega Financial Corporation, S&T Bancorp, Inc. and USBANCORP, Inc. The comparable medians were (a) stock price equal to 18.6 times earnings and 244% of book, (b) dividend yield of 2.30%, (c) tangible capital of 9.03% of assets, (d) .70% of assets nonperforming, (e) return on average assets of 1.22% and (f) return on average equity of 14.21%. Danielson Associates also compared other income, expense, and balance sheet information of such companies with similar information about FFC.

Comparable Transaction Analysis
-------------------------------

        Danielson Associates compared the consideration to be paid in the Merger to the latest twelve months earnings and equity capital of ABC with earnings and capital multiples paid in acquisitions of Pennsylvania banks through the opinion date. Of these, the most applicable recent transactions included FFC's acquisition of Keystone Heritage Group, Inc.; Sovereign Bancorp purchasing Carnegie Bancorp; and Community Banks, Inc. buying Peoples State Bank of East Berlin. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 369% of ABC's December 31, 1997 book value and 29.5 times ABC's earnings for the trailing four quarters as of December 31, 1997. This compares to the median multiples of 289% of book value and 23.4 times earnings for the comparable acquisitions.

Other Analysis
--------------

        In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank and thrift mergers, the historical financial performance of ABC and FFC, the deposit market shares of both banks, and the general economic conditions and prospects of those banks.

        No company or transaction used in this composite analysis is identical to ABC or FFC. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

        The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. In payment for its services as the financial advisor to ABC, Danielson Associates is to be paid an estimated fee of about $422,000.

        The full text of the opinion of Danielson Associates dated as of May 15, 1998, which sets forth assumptions made and matters considered, is attached hereto as Exhibit B of this Proxy Statement/Prospectus. ABC shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by ABC shareholders in the Merger and does not constitute a recommendation to any ABC shareholder as to how such shareholder should vote at the Shareholders Meeting.

        THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF DANIELSON ASSOCIATES AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN EXHIBIT B TO THIS PROXY
STATEMENT/PROSPECTUS.

Conversion and Exchange of Shares
---------------------------------

        On the Effective Date of the Merger, each share of ABC Common Stock then issued and outstanding will automatically be converted into and become the right to receive 1.40 shares (subject to adjustment for stock dividends, stock splits and similar transactions) of FFC Common Stock. The Conversion Ratio and all pro forma and FFC historical per share information herein have been adjusted to reflect a five-for-four stock split in the form stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998.

        No fractional shares of FFC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he or she would otherwise be entitled, each former shareholder of ABC will receive cash in an amount equal to the fair market value of his or her fractional interest, determined by multiplying such fractional interest by the Closing Market Price of FFC Common Stock.

        The Closing Market Price is defined in the Merger Agreement as the average of the per share closing bid prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date (the "Price Determination Period"), as reported on the NASDAQ National Market System. If NASDAQ fails to report a closing bid price for FFC Common Stock for any trading day during the Price Determination Period, the closing bid price for that day shall be equal to the average of the closing bid prices and the average of the closing asked prices as quoted by F.J. Morrissey & Company, Inc. and by Ryan, Beck & Co., or if these two firms are not then making a market in FFC Common Stock, by two brokerage firms who are then making a market in FFC Common Stock to be selected by FFC and approved by ABC.

        As soon as practicable following the Effective Date, ABC shareholders will exchange their ABC Common Stock certificates for FFC Common Stock certificates in accordance with the procedures described below in this section. FFC and ABC anticipate that the Effective Date will occur during the third quarter of 1998, assuming no difficulties are encountered in obtaining the required regulatory approvals and all other conditions to closing are satisfied without unexpected delay.

        Following the Effective Date, each former shareholder of ABC will be obliged to surrender to FFC the ABC Common Stock certificates held by him or her. Detailed instructions concerning the procedure for surrendering ABC Common Stock certificates will be sent by Fulton Bank, acting as exchange agent (the "Exchange Agent"), to each former shareholder of ABC on or promptly after the Effective Date. Upon proper surrender of his or her ABC Common Stock certificates, each former shareholder of ABC will be issued a stock certificate representing the number of whole shares of FFC Common Stock into which his or her shares of ABC Common Stock have been converted, together with a check in the amount of any cash, without interest, to which he or she is entitled in lieu of the issuance of any fractional share of FFC Common Stock. SHAREHOLDERS OF ABC SHOULD NOT SURRENDER THEIR ABC COMMON STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS TO DO SO FROM THE EXCHANGE AGENT. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

        Following the Effective Date, and until properly surrendered, each ABC Common Stock certificate will be deemed for all corporate purposes to represent the number of whole shares of FFC Common Stock which the holder would be entitled to receive upon its surrender and the corresponding number of rights associated with the Shareholder Rights Plan dated June 20, 1989 between FFC and Fulton Bank (the "Rights Plan"), except that FFC may withhold dividends payable after the Effective Date to any former shareholder of ABC who has received written instructions from FFC but has not at that time surrendered his or her ABC Common Stock certificates. Any dividends so withheld will be paid, without interest, to any such former shareholder of ABC upon the proper surrender of his or her ABC Common Stock certificates.

        All ABC Common Stock certificates must be surrendered to FFC within two years after the Effective Date. In the event that any former shareholder of ABC does not properly surrender his or her ABC Common Stock certificates within that time, the shares of FFC Common Stock that would otherwise have been issued to him or her may, at the option of FFC, be sold and the net proceeds of such sale, together with the cash (if any) to which he or she is entitled in lieu of the issuance of a fractional share and any previously accrued and unpaid dividends, will be held in a non-interest bearing account for his or her benefit. From and after any such sale, the sole right of such former shareholder of ABC will be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends will be paid to such former shareholder of ABC, without interest, upon proper surrender of his or her ABC Common Stock certificates.

        In the event that a former ABC shareholder is unable to surrender his or her ABC Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following procedures comparable to those customarily followed by FFC in issuing replacement certificates to FFC shareholders whose FFC Common Stock certificates have been lost or mutilated. Instructions for making a constructive surrender of lost or mutilated ABC Common Stock certificates will be included in the written instructions to be sent by the Exchange Agent to former ABC shareholders after the Effective Date of the Merger.

        THE FOREGOING DISCUSSION RELATING TO THE CONVERSION AND EXCHANGE OF ABC COMMON STOCK IS ONLY A SUMMARY WHICH IS PROVIDED FOR CONVENIENCE. THE FOREGOING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE TERMS OF ARTICLE II OF THE MERGER AGREEMENT.

Treatment of ABC Rights
-----------------------

        Each holder of an option or warrant (collectively "ABC Rights") to purchase shares of ABC Common Stock that (i) is outstanding on the Effective Date, and (ii) would otherwise survive the Effective Date, shall be entitled to receive, in cancellation of such ABC Right, shares of FFC Common Stock. The number of shares of FFC Common Stock (provided that any fractional share of FFC Common Stock shall be rounded to the nearest whole share) which may be acquired in cancellation of an ABC Right shall be equal to the difference between (i) the number of shares of ABC Common Stock covered by such ABC Right multiplied by the Conversion Ratio and (ii) the aggregate exercise price of such ABC Right divided by the closing bid price of FFC Common Stock on the business day immediately preceding the public announcement of the Merger (the "Pre-Announcement Price").

        As required by Section 83 of the Internal Revenue Code and Internal Revenue Service Regulation Section 1.83-1(b)(1), a holder of an ABC Right, who receives shares of FFC Common Stock in connection with the Merger in an amount equal to the difference between the value of the FFC Common Stock received and the exercise price of the ABC Right, will be required to recognize ordinary income in the amount received and to report this income in accordance with the recipient's normal method of accounting.

Business Pending The Effective Date
-----------------------------------

        Pursuant to the Merger Agreement, ABC is required, pending the Effective Date, to conduct its business in the usual, regular and ordinary manner and consistent with past practice. ABC is also required to use its best efforts to preserve its present business organization, retain the services of its present officers and employees, and maintain existing relationships with persons having business dealings with it. In general, ABC may not take any action outside the ordinary course of business without the prior written consent of FFC.

        ABC has agreed that, pending the Effective Date, unless FFC otherwise consents in writing, it shall (i) use all reasonable efforts to carry on its business in, and only in, the ordinary course of business; (ii) use all reasonable efforts to preserve its present business organization, to retain the services of its present officers and employees, and to maintain its relationships with customers, suppliers and others having business dealings with ABC; (iii) maintain all of its structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty; (iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to ABC; (v) keep in full force and effect all insurance policies now carried by ABC; (vi) perform in all material respects each of its obligations under all material contracts to which ABC is a party or by which ABC may be bound or which relate to or affect its properties, assets and business;
(vii) maintain its books of account and other records in the ordinary course of business; (viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to ABC and to the conduct of its business; (ix) not amend ABC's Articles of Incorporation or Bylaws; (x) not enter into or assume any material contract, incur any material liability or obligation, or make any material commitment, except in the ordinary course of business; (xi) not make any material acquisition or disposition of any properties or assets or subject any of its properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever; (xii) not knowingly take or permit to be taken any action which would cause any representation or warranty to be materially inaccurate as of the date of such action or constitute a material breach of any covenant set forth in the Merger Agreement; (xiii) not declare, set aside or pay any dividend or make any other distribution in respect of ABC Common Stock; (xiv) not authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of ABC Common Stock or any other equity or debt securities of ABC other than the Warrant; (xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any ABC benefit plan except as required by law for, or enter into or amend any employment obligation with, any officer, director, employee or consultant of ABC, except that ABC may grant reasonable salary increases and bonuses to its officers and employees in the ordinary course of business to the extent consistent with its past practice; (xvi) not enter into any related party transaction except in the ordinary course of business consistent with past practice; (xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by ABC during the fiscal year ending December 31, 1997, ABC shall consult with FFC and shall act in accordance with generally accepted accounting principles and ABC's customary business practices; (xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely; (xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on ABC except in the ordinary course of business consistent with past practice; (xx) not make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair; (xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility, provided, however, that ABC may open a branch office at Saucon Valley Square, Wyandotte Street, Lower Saucon Township, Northampton County, Pennsylvania; (xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with customary banking practice; (xxiii) not make purchases of securities for its investment portfolio without prior consultation with FFC; (xxiv) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of the Merger Agreement or the Merger or cause the Merger not to qualify for pooling-of-interests accounting treatment or as a tax-free reorganization under Section 368 of the Internal Revenue Code; (xxv) not materially expand the current scope of its trust activities by, among other things, entering into contractual arrangements related thereto, without consulting FFC; or (xxvi) not extending the term of any existing material contract for a term beyond January 1, 1999.

        The Merger Agreement provides that ABC shall not, nor shall it permit any officer, director, employee, agent, consultant or representative to: (a) solicit, initiate or encourage any proposal for a merger with or other acquisition of ABC, or any material portion of its assets or properties, with or by any person other than FFC; or (b) cooperate with, or furnish any non-public information concerning ABC to, any person in connection with such a proposal; provided, however, that the Board of Directors are free to take such action as the ABC Board of Directors determines, in good faith and after consultation with outside counsel, is not legally inconsistent with its fiduciary duty. ABC is required to notify FFC immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposals are made, or any such information is requested with respect to an acquisition proposal or potential acquisition proposal or if any such proposal is received or indicated to be forthcoming.

Conditions, Amendment and Termination
-------------------------------------

        The obligations of FFC and ABC to consummate the Merger are subject to a number of conditions and contingencies set forth in the Merger Agreement, including, without limitation, the following: (i) approval of the Merger by the shareholders of ABC; (ii) approval of the Merger by the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Pennsylvania Department of Banking, and all applicable waiting and notice periods shall have expired, and such approvals shall not be subject to terms or conditions which would (A) require or could reasonably be expected to require any divestiture by FFC of a portion of the business of FFC, or any subsidiary of FFC, or any divestiture by ABC of a portion of its business which FFC in its good faith judgment believes will have a significant adverse impact on the business or prospects of ABC, or (B) in FFC's good faith judgment, be materially burdensome to FFC and its subsidiaries taken as a whole, significantly increase the costs incurred by FFC in consummating the Merger, or prevent FFC from obtaining any material benefit contemplated to be obtained as a result of the Merger; (iii) the authorization for listing on NASDAQ of the shares of the FFC Common Stock to be issued in the Merger; (iv) the absence of an injunction issued by a court of competent jurisdiction enjoining the performance by FFC or ABC of any of their obligations under the Merger Agreement; (v) the receipt of a favorable opinion of counsel with respect to certain federal income tax consequences relating to the Merger, which are discussed below under THE MERGER--Federal Income Tax Consequences; (vi) the continuing accuracy in all material respects of the representations, warranties and covenants made by FFC and ABC in the Merger Agreement; (vii) the receipt by FFC of satisfactory agreements from shareholders of ABC who are affiliates of ABC or FFC regarding certain actions which could affect pooling-of-interests accounting for the Merger; (viii) the receipt of opinions from counsel for ABC and counsel for FCC regarding certain legal matters; (ix) effectiveness of a registration statement with the SEC relating to the FFC

Common Stock; (x) confirmation by FFC and its accountants that the Merger can be accounted for as a pooling-of-interests for financial accounting purposes; (xi) delivery of documentation reasonably satisfactory to FFC from all holders of ABC Rights canceling the ABC Rights in exchange for FFC Common Stock; (xii) confirmation that, since September 30, 1997, there has been no material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of ABC; (xiii) dissenters' rights shall have been exercised with respect to less than 10% of the outstanding shares of ABC Common Stock; and (xiv) the delivery of certificates at the closing by officers of FFC and ABC confirming satisfaction of certain of the foregoing conditions.

        To the extent permitted by law, the Merger Agreement may be amended by mutual consent and any term or condition thereof may be waived by the party entitled to its benefit at any time before the Effective Date, whether before or after the approval of the Merger Agreement by ABC's shareholders and without seeking further shareholder approval; provided, however, that the Conversion Ratio may not be waived or amended until such amendment has been approved, adopted or ratified by the shareholders of ABC in accordance with applicable law (other than pursuant to the terms of the Merger Agreement in the event of a stock dividend or similar transaction by FFC).

        The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual written consent of FFC and ABC. In addition, the Merger Agreement may be terminated unilaterally by either FFC or ABC if (A) any condition to the Merger has not been satisfied by January 31, 1999, or (B) the other party has committed a material breach of any representation, warranty or covenant contained in the Merger Agreement which breach results in a material and adverse change as to the other party and has not cured such breach within thirty (30) days after receiving written notice thereof. ABC may terminate the Merger Agreement if the Market Test is not met. As defined in the Merger Agreement, the Market Test requires that the Closing Market Price of FFC Common Stock be either (a) in excess of 82.5% of the $24.80, closing bid price of FFC Common Stock on the business day immediately preceding the public announcement of the Merger (the "Pre-Announcement Price"), or (b) in excess of an amount per share equal to (i) the Pre-Announcement Price multiplied by (ii) 0.825 multiplied by (iii) the quotient obtained by dividing the average NASDAQ Bank Index for the Price Determination Period by the NASDAQ Bank Index on the Pre-Announcement Date. Thus, for example, assuming the average NASDAQ Bank Index for the Price Determination Period reflects a decline of 10% from the Pre-Announcement Date, (b) would be $18.41 ($24.80 x 0.825 x 0.90) and the Closing Market Price would be required to be $18.41 or lower for the Market Test not to be met. If, on the other hand, the average NASDAQ Bank Index for the Price Determination Period remains unchanged or increases from the Pre-Announcement Date, the Closing Market Price would be required to be $20.46 or lower for the Market Test not to be met.

Effective Date of the Merger
----------------------------

        The Merger will become effective on the date of filing Articles of Merger with the Pennsylvania Department of State or on such later date specified in the Articles of Merger. FFC and ABC presently intend to consummate the Merger during the third quarter of 1998, assuming that the Merger has been approved by ABC's shareholders, all required regulatory approvals have been obtained, and all other conditions to closing have been satisfied or waived by that time. The Merger Agreement provides that the closing of the Merger shall be held within thirty (30) days after the receipt of all required regulatory approvals and the expiration of all applicable waiting periods. See THE MERGER--Conditions, Amendment and Termination.

Management and Operations Following the Merger
----------------------------------------------

        On the Effective Date, ABC will merge with and into LB, a wholly-owned subsidiary of FFC. LB will survive the Merger and operate as a wholly-owned subsidiary of FFC after the Merger under the name "Lafayette Ambassador Bank," and the shareholders of ABC will become shareholders of FFC. Following the Merger, Lafayette Ambassador Bank ("LAB") will file an application to become a member of the Federal Reserve System.

        Following the Merger, for a period determined by FFC (not to be before three years after the Effective Date), FFC shall offer appointments to all present directors of ABC to the board of directors of LAB who indicate their desire to serve (the "ABC Continuing Directors"). The present directors of ABC will also appoint an additional person to the board of directors of ABC to fill a current vacancy due to the resignation of one member of the board, and such person shall be offered appointment to the board of directors of LAB by FFC. Each non-employee ABC Continuing Director shall receive director's fees from LAB in the form of an annual retainer of $8,800. ABC Continuing Directors who are age 70 or older on the Effective Date, or who subsequently attain age 70 within three years of the Effective Date, shall be limited to a maximum of three successive one-year terms.

        On the Effective Date, Timothy J. McDonald and David M. Lobach, Jr. shall be appointed president and chief operating officer and an executive vice president, respectively, of LAB. Mr. McDonald shall become chief executive officer of LAB no later than December 31, 1998.

        FFC has agreed, following the merger of ABC and LB, to cause LB to (i) use its best efforts to retain each present full-time employee of ABC at such employee's current position (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with FFC or an FFC subsidiary bank at a salary commensurate with the Position), (ii) pay compensation to each person who was employed as of the Effective Date and who continues to be employed by ABC on and after the Effective Date, that is at least equal to the aggregate compensation that such person was receiving from ABC prior to the Effective Date (unless there is a material change in the duties and responsibilities of such employee), and (iii) provide employee benefits to each such person who is an employee, on and after the Effective Date, that are substantially equivalent in the aggregate to the employee benefits that such person was receiving as an employee from ABC prior to the Effective Date and that are no less favorable than employee benefits afforded to similarly situated employees of FFC and its subsidiaries.

        The Merger Agreement provides that, in the event that FFC causes LB to continue to employ officers or employees of ABC as of the Effective Date, LB shall employ such persons on the Effective Date as "at will" employees subject to the continued satisfactory performance of their respective duties; and in the event LB does not employ, or terminates the employment of (other than as a result of unsatisfactory performance of their respective duties), any officers or employees of ABC as of the Effective Date, FFC shall cause LB to pay certain severance benefits to such employees.

Federal Income Tax Consequences
-------------------------------

        The following is a summary of the material anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws as now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies and corporations, among others). Nor does this summary address any consequences of the Merger under any state, local, or foreign income tax laws. Shareholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax-return-reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

        Pursuant to the Merger Agreement, an opinion has been provided to ABC and FFC by Barley, Snyder, Senft & Cohen, LLC, counsel for FFC, which states that, for federal income tax purposes:

        1.     The Merger will constitute a reorganization within the meaning of
               Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended;

        2. No gain or loss will be recognized by FFC, ABC or LB by reason of the Merger;

        3. The bases of the assets of ABC immediately after the Merger will be the same as the bases of such assets immediately prior to the Merger;

        4. The holding period of the assets of ABC immediately after the Merger will include the period during which such assets were held by ABC prior to the Merger;

        5. A holder of ABC Common Stock who receives shares of FFC Common Stock in exchange for his or her ABC Common Stock pursuant to the reorganization (including fractional shares of FFC Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange;

        6. A holder of ABC Common Stock who receives cash in lieu of a fractional share of FFC Common Stock will be treated as if he or she received a fractional share of FFC Common Stock pursuant to the reorganization and FFC then redeemed such fractional share for the cash. The holder of ABC Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share;

        7. The tax basis of the FFC Common Stock to be received by ABC shareholders pursuant to the Merger Agreement will be equal to the tax basis of the ABC Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange; and

        8. The holding period of the shares of FFC Common Stock to be received by the shareholders of ABC will include the period during which they held the shares of ABC Common Stock surrendered, provided the shares of ABC Common Stock are held as a capital asset on the date of the exchange.

        THE FOREGOING IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER PRESENT LAW. EACH SHAREHOLDER OF ABC IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AS THEY AFFECT HIS OR HER INDIVIDUAL CIRCUMSTANCES, INCLUDING THE IMPACT OF ANY APPLICABLE ESTATE, GIFT, STATE, LOCAL, FOREIGN OR OTHER TAX.

Accounting Treatment
--------------------

        The Merger Agreement contemplates that the Merger will be treated as a pooling-of-interests for financial accounting purposes. If FFC would be required to purchase more than ten percent of the outstanding shares of ABC Common Stock for cash or if other conditions arise which would prevent the Merger from being treated as a pooling-of-interests for financial accounting purposes, FFC has the right to terminate the Merger Agreement and to cancel the Merger. FFC presently intends to exercise its right of termination if the Merger could not be treated as a pooling-of-interests for financial accounting purposes.

        Although it has no intention of doing so, FFC could choose to waive its right of termination and go forward with the proposed merger even if the merger could not be treated as a pooling-of-interests for financial accounting purposes. In that event, the following would occur: (i) the merger between ABC and a subsidiary of FFC would be treated as a purchase transaction under financial accounting principles; (ii) FFC would file a post-effective amendment, presenting revised financial disclosures and updated information, to the registration statement of which this Proxy Statement/Prospectus is a part; and
(iii) ABC's management would resolicit proxies from ABC's shareholders.

Rights of Dissenting Shareholders
---------------------------------

        Pursuant to Section 1222 and 1607 of the Pennsylvania Banking Code of 1965, any shareholder of ABC has the right to dissent from the Merger, and to obtain payment of the "fair value" (as hereinafter defined) of his or her ABC Common Stock if the Merger is consummated. The rights and remedies of a dissenting shareholder are governed by the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL").

        The following summary of the steps that a shareholder must take in order to exercise the right to dissent is qualified in its entirety by the full text of Subchapter D of Chapter 15 of the BCL, which is attached as Exhibit D to this Proxy Statement/Prospectus. Any shareholder of ABC who contemplates exercising the right to dissent is urged to read carefully all of the provisions of Subchapter D of Chapter 15 of the BCL.

        Each required step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. Any shareholder who fails to comply with all of the required steps will not be permitted to dissent and instead will receive the shares of FFC Common Stock contemplated by the Merger.

        Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Date, must be sent to FFC, addressed to William R. Colmery, Secretary, Fulton Financial Corporation, One Penn Square, Lancaster, Pennsylvania 17604.

        The term "fair value" means the value of ABC Common Stock, immediately before the effective date of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

        A person who wishes to dissent (i) must file with FFC, prior to the vote of ABC shareholders on the Merger at the Special Meeting, a written notice of intention to demand that he or she be paid the fair value for his or her ABC Common Stock if the Merger is effected; (ii) must not make any change in the beneficial ownership of his or her ABC Common Stock from the date of such filing through the Effective Date; and (iii) must refrain from voting his or her shares of ABC Common Stock to approve the Merger. Neither a proxy nor a vote against approval of the Merger will constitute the necessary written notice of intention to dissent. A beneficial owner of the ABC Common Stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of such record holder to such beneficial owner's exercise of dissenters' rights and must submit such consent to FFC no later than the time of the filing of his or her notice of intention to dissent.

        If the Merger is approved by the required vote of ABC's shareholders, FFC will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the Merger. The notice will state where and when a demand for payment must be sent and certificates for ABC Common Stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL (Exhibit D attached hereto). The time set for receipt of the demand for payment and deposit of stock certificates will not be less than thirty (30) days after the date of mailing of the notice.

        A shareholder who fails to make a timely demand for payment or fails to make a timely deposit of stock certificates, as required by FFC's notice, will not have any right to receive payment of the fair value of his or her ABC Common Stock.

        Promptly after consummation of the Merger, or upon timely receipt of demand for payment if the Merger already has been consummated, FFC will either remit to dissenters who have made demand and have deposited their stock certificates the amount that FFC estimates to be the fair value of ABC Common Stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and an income statement of ABC for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements, (ii) a statement of FFC's estimate of the fair value of ABC Common Stock, and (iii) notice of the right of the dissenter to demand payment or supplemental payment under the BCL, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the BCL. If FFC does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then FFC will return any certificates that have been deposited. Returned certificates, and any certificates subsequently issued in exchange therefor, will be marked to record the fact that demand for payment has been made. Transferees of shares so marked shall not acquire any rights in FFC other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

        If a dissenter believes that the amount stated or remitted by FFC is less than the fair value of ABC Common Stock, he or she may send to FFC his or her own estimate of the fair value of ABC Common Stock, which shall be deemed to be a demand for payment of the amount of the deficiency. If FFC remits payment of its estimated value of a dissenter's shares of ABC Common Stock and the dissenter does not file his or her own estimate within thirty (30) days after the mailing by FFC of its remittance, the dissenter will be entitled to no more than the amount remitted to him or her by FFC.

        Within sixty (60) days after the last to occur of the consummation of the Merger, timely receipt by FFC of any demands for payment, or timely receipt by FFC of any estimates by dissenters of fair value, if any demands for payment then remain unsettled, FFC may file in the Court of Common Pleas of Lancaster County, Pennsylvania (the "Court"), an application requesting that the fair value of ABC Common Stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

        If FFC fails to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against FFC, may file an application in the name of FFC at any time within the thirty-day period after the expiration of the sixty-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid FFC's estimate of fair value of ABC Common Stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

        The costs and expenses of any valuation proceedings in the Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against FFC, except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        EXCEPT AS STATED ABOVE, NO NOTIFICATION OF THE BEGINNING OR END OF ANY STATUTORY PERIOD UNDER THE BCL WILL BE GIVEN BY FFC TO ANY DISSENTING SHAREHOLDERS.

        THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF THE RIGHTS AND OBLIGATIONS OF A DISSENTING SHAREHOLDER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUBCHAPTER D OF CHAPTER 15 OF THE BCL, WHICH IS REPRODUCED AND SET FORTH IN FULL IN EXHIBIT D TO THIS PROSPECTUS/PROXY STATEMENT.

        Pursuant to the Merger Agreement, FFC has the right to terminate such Agreement and to cancel the proposed merger if ABC shareholders exercise dissenters' rights with respect to 10% or more of the shares of ABC Common

Stock. FFC negotiated for this right of termination in order to limit the amount of cash that would be paid to ABC shareholders in connection with the proposed merger and to provide greater assurance that the merger would be treated as a pooling-of-interests for financial accounting purposes. FFC could waive this right of termination but has no present intention to do so. See THE MERGER--Conditions, Amendment and Termination, and THE MERGER--Accounting Treatment.

Restrictions on Resale of FFC Common Stock Held By Affiliates of ABC
--------------------------------------------------------------------

        The shares of FFC Common Stock to be issued upon consummation of the Merger have been registered with the SEC under the Securities Act of 1933 (the "1933 Act") and, following the Merger, may be freely resold or otherwise transferred by all former shareholders of ABC, except those former shareholders who are deemed to be "affiliates" of ABC within the meaning of SEC Rules 144 and
145. In general terms, any person who is an executive officer, director or ten percent or greater shareholder of ABC at the time of the Special Meeting may be deemed to be an affiliate of ABC for purposes of SEC Rules 144 and 145.

        FFC Common Stock received by persons who are deemed to be affiliates of ABC may be resold during the one year following the Effective Date only: (i) in compliance with the provisions of SEC Rule 145(d), (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC. In very general terms, SEC Rule 145(d) would permit an affiliate of ABC to sell shares of FFC Common Stock received by him or her in connection with the Merger in ordinary brokerage transactions, subject to certain limitations on the number of shares of FFC Common Stock which may be sold during any consecutive three-month period. After the one-year period, the affiliates of ABC who are not affiliates of FFC may resell their shares without restriction. Notwithstanding the foregoing, in order to comply with the SEC's rules on pooling-of-interests accounting treatment, an affiliate of ABC (as a general rule and subject to an exception in the case of certain de minimis sales) may
                                                        -- -------
not sell any shares of FFC Common Stock received by him or her in exchange for his or her shares of ABC Common Stock until after the publication of financial results covering at least thirty days of post-Merger combined operations of FFC.

        Under the terms of the Merger Agreement, each person who may be deemed to be an affiliate of ABC is required, prior to the closing of the Merger, to deliver to FFC an agreement, in form and substance satisfactory to FFC, acknowledging and agreeing to abide by the limitations imposed by the 1933 Act and the rules of the SEC thereunder regarding the sale or other disposition of the shares of FFC Common Stock to be received by him or her pursuant to the Merger.

Warrant Agreement
-----------------

        In connection with the execution of the Merger Agreement, ABC and FFC executed a Warrant Agreement (the "Warrant Agreement"). A copy of the Warrant Agreement is attached as Exhibit C to this Proxy Statement. The following description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is incorporated herein in its entirety.

        Pursuant to the Warrant Agreement, ABC issued to FFC a warrant (the "Warrant") to purchase from ABC up to 475,000 fully paid and non-assessable shares of ABC Common Stock at a price per share equal to $26.75, subject to adjustment as provided for in the Warrant Agreement (such exercise price, as so adjusted, is referred to herein as the "Exercise Price"). The execution of the Warrant Agreement was required by FFC as a condition to its execution of the Merger Agreement, and the effect of the Warrant Agreement is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire ABC.

        The Warrant may be exercised in whole or in part at any time or from time to time on or after the occurrence of an Exercise Event (as defined below) until termination of the Warrant Agreement. So long as the Warrant is owned by FFC, it may be exercised for no more than the number of shares of ABC Common Stock equal to 475,000 (subject to adjustment as described below) less the number of shares of ABC Common Stock at the time owned by FFC.

        Under the terms of the Warrant and the Warrant Agreement, FFC may exercise the Warrant, without ABC's consent, under the following circumstances (each an "Exercise Event"): if (A) (I) FFC is not in material breach of the agreement or covenants contained in the Warrant Agreement or the Merger Agreement and (II) no preliminary or permanent injunction or other order against the delivery of shares covered by the Warrant issued by any court of competent jurisdiction in the United States shall be in effect and (B) upon or after the occurrence of any of the following: (i) a knowing and intentional breach of any representation, warranty, or covenant set forth in the Merger Agreement by ABC which would permit a termination of the Merger Agreement by FFC pursuant to
Section 8.1(b)(i) thereof which is not cured and which occurs following a proposal from any person (other than FFC) to engage in an Acquisition Transaction; (ii) the failure of ABC's shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been a public announcement (including a public regulatory filing) by any person (other than FFC) of an offer or proposal to effect an Acquisition Transaction (as defined below) and, within twelve (12) months from the date of such shareholder's meeting, ABC engages in, or enters into a written agreement with respect to, an Acquisition Transaction; (iii) the acquisition by any person of beneficial ownership of 25% or more of the ABC Common Stock (before giving effect to any exercise of the Warrant); (iv) ABC shall have entered into an agreement, letter of intent, or other written understanding with any person (other than FFC) providing for such person (A) to engage in an Acquisition Transaction or (B) to negotiate with ABC with respect to an Acquisition Transaction; or (v) termination, or attempted termination, of the Merger Agreement by ABC under Section 5.7 of the Merger Agreement (relating to the exercise by the directors of ABC of their fiduciary duty) following receipt of a written proposal to engage in an Acquisition Transaction from a third party. For purposes of the Warrant Agreement, "Acquisition Transaction" means (x) a merger or consolidation or statutory share exchange or any similar transaction involving ABC, (y) a purchase, lease or other acquisition of all or substantially all of the assets of ABC or (z) a purchase or other acquisition of beneficial ownership of securities representing 25% or more of the voting power of ABC.

        The Warrant may be exercised by presentation and surrender thereof to ABC at its principal office accompanied by (i) a written notice of exercise,
(ii) payment of the Exercise Price for the number of shares of ABC Common Stock specified in such notice, and (iii) a certificate of the holder of the Warrant (the "Holder") specifying the event or events which have occurred and which entitle the Holder to exercise the Warrant. Upon such presentation and surrender, ABC shall issue promptly to the Holder the number of shares of ABC Common Stock to which the Holder is entitled. If the Warrant is exercised in part, ABC will, upon surrender of the Warrant for cancellation, execute and deliver a new Warrant entitling the Holder to purchase the balance of the shares of ABC Common Stock issuable thereunder.

        Generally, in the event of any change in the outstanding shares of ABC Common Stock by reason of a stock dividend, stock split or stock reclassification, the number and kind of shares or securities subject to the Warrant and the Exercise Price shall be appropriately and equitably adjusted so that the Holder shall receive upon exercise of the Warrant the number and class of shares or other securities or property that the Holder would have received in respect of the shares of ABC Common Stock that could have been purchased upon exercise of the Warrant if the Warrant could have been and had been exercised immediately prior to such event. If, at any time after the Warrant may be exercised or sold by FFC, ABC has received a written request from FFC, ABC shall prepare, file and keep effective and current any governmental approvals required in connection with the Warrant and/or the shares of ABC Common Stock issued or issuable upon exercise of the Warrant. All expenses incurred by ABC in complying with such governmental approvals will be paid by ABC. FFC will pay all expenses incurred by FFC in connection with such governmental approvals, including fees and disbursements of its counsel and accountants, underwriting discounts and commissions, and transfer taxes payable by FFC.

        The Warrant and the rights conferred thereby will terminate (i) upon the Effective Date, (ii) upon a valid termination of the Merger Agreement prior to the occurrence of an Exercise Event, or (iii) to the extent the Warrant has not previously been exercised, sixty (60) days after the occurrence of an Exercise Event.

        Under the Warrant Agreement, FFC has the right to require ABC to repurchase the Warrant or, in the event the Warrant has been exercised in whole or in part, redeem the shares obtained upon such exercise within 60 days of an Exercise Event. In the case of a repurchase of shares obtained upon exercise of the Warrant, the redemption price per share (the "Redemption Price") is to be equal to the highest of: (i) the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (defined as any person who or which is the beneficial owner of 25% or more of the ABC Common Stock) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of ABC's assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of ABC as determined by a recognized investment banking firm selected by FFC, divided by (y) the number of shares of ABC Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the FFC.

        In the case of a repurchase of the Warrant, the redemption price is to be equal to the product obtained by multiplying: (i) the number of shares of ABC Common Stock represented by the portion of the Warrant that FFC is requiring ABC to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS
                    --------------------------------------
                        AND RELATED SHAREHOLDER MATTERS
                    --------------------------------------

Common Stock of FFC
-------------------

        FFC Common Stock is traded in the over-the-counter market and is listed on the NASDAQ National Market System ("NASDAQ") under the symbol "FULT." The following table sets forth, for the periods indicated, the high and low closing sale price for FFC Common Stock as reported on NASDAQ and cash dividends paid per share.

                                                                  Cash Dividends
1996                   High                    Low                Paid Per Share
----                  -----                   -----               --------------
First Quarter         14.71                   13.39                    0.107
Second Quarter        15.09                   13.64                    0.117
Third Quarter         15.09                   13.55                    0.117
Fourth Quarter        15.64                   14.00                    0.119

1997
----
First Quarter         18.55                   14.91                    0.123
Second Quarter        22.40                   17.81                    0.132
Third Quarter         24.20                   21.50                    0.132
Fourth Quarter        26.00                   22.40                    0.133

1998
----
First Quarter         26.50                   23.80                    0.143

        On January 23, 1998, the last trading day before public announcement of the Merger Agreement, the high and low quotations for FFC Common Stock were $25.20 and $24.80, respectively, and the closing bid price was $24.80 per share, as reported on NASDAQ. On _____________, 1998, the closing bid and asked quotations for FFC Common Stock as reported on NASDAQ were $_____ and $_____, respectively, per share, and the closing sale price was $_____ per share. As of _______________, 1998, FFC Common Stock was held by ______ holders of record. The Conversion Ratio and all pro forma and FFC historical per share information herein have been adjusted to reflect a five-for-four stock split in the form of a stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998.

        FFC has in the past paid regular quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year.

Common Stock of ABC
-------------------

        ABC Common Stock has been traded in the NASDAQ Small Cap Market beginning in the fourth quarter of 1997. Prior to that time, ABC Common Stock was traded in the over-the-counter market and trading activity historically was light.

        ABC was aware of the sale price in most (but not all) of the stock sales of ABC Common Stock. The following table sets forth, for the periods indicated, the high and low sale prices for transactions of which ABC was aware for each quarter indicated.

                          Price Range
                       High          Low
                      -----         ------
1996
-----
First Quarter         14.50         14.50
Second Quarter        15.00         14.63
Third Quarter         15.50         15.00
Fourth Quarter        15.50         15.50

1997
----
First Quarter         14.75         14.75
Second Quarter        15.00         15.00
Third Quarter         15.00         15.00
Fourth Quarter        31.50         15.00

1998
----
First Quarter         35.75         24.50

        ABC has not paid cash dividends to its shareholders. The Merger Agreement provides that ABC, without the written consent of FFC, may not declare, set aside or pay any dividend or make any other distribution in respect of ABC Common Stock. See THE MERGER -- Business Pending the Effective Date.

        As of the close of business on April 15, 1998, ABC's Common Stock was held by approximately 891 holders of record. See THE MERGER -- Business Pending the Effective Date.

              INFORMATION CONCERNING FULTON FINANCIAL CORPORATION
              ---------------------------------------------------
                      AND DESCRIPTION OF FFC COMMON STOCK
                      -----------------------------------

General
-------

        FFC is a Pennsylvania business corporation and a registered bank holding company with its headquarters in Lancaster, Pennsylvania. As a bank holding company, FFC engages in a general commercial and retail banking and trust business, and also in related financial businesses, through its bank and nonbank subsidiaries. FFC's subsidiary banks currently operate one hundred banking offices in Pennsylvania, seventeen banking offices in Maryland, seven banking offices in Delaware, and fifteen banking offices in New Jersey. As of December 31, 1997, FFC had consolidated total assets of approximately $5.1 billion.

        The principal assets of FFC are the following eleven wholly-owned bank subsidiaries, each of which is insured by the FDIC: (i) Fulton Bank ("Fulton"), a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (ii) Lebanon Valley Farmers Bank ("LVFB"), a Pennsylvania bank and trust company which is a member of the Federal Reserve System, (iii) Swineford National Bank ("Swineford"), a national banking association which is a member of the Federal Reserve System, (iv) Lafayette Bank ("Lafayette"), a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (v) FNB Bank, National Association ("FNB"), a national banking association which is a member of the Federal Reserve System, (vi) Great Valley Savings Bank ("Great Valley"), a Pennsylvania-chartered savings bank which is not a member of the Federal Reserve System, (vii) Hagerstown Trust Company ("Hagerstown"), a Maryland trust company which is not a member of the Federal Reserve System, (viii) Delaware National Bank ("Delaware National"), a national banking association which is a member of the Federal Reserve System, (ix) The Bank of Gloucester County ("Gloucester"), a New Jersey bank which is not a member of the Federal Reserve System, (x) The Woodstown National Bank & Trust Company ("Woodstown"), a national banking association which is a member of the Federal Reserve System, and (xi) The Peoples Bank of Elkton ("Peoples"), a Maryland bank which is not a member of the Federal Reserve System.

        In addition, FFC has the following wholly-owned direct nonbank subsidiaries: (i) Fulton Financial Realty Company, which holds title to or leases certain properties on which Fulton and LVFB maintain branch offices or other facilities; (ii) Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by certain of FFC's bank subsidiaries;
(iii) Central Pennsylvania Financial Corp., which owns certain non-banking subsidiaries holding interests in real estate and (iv) FFC Management, Inc., which owns certain securities.

        As a registered bank holding company, FFC is subject to regulation under the federal Bank Holding Company Act of 1956, as amended, and the rules adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") thereunder. Under applicable Federal Reserve Board policies, a bank holding company such as FFC is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support each subsidiary bank in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to any of its subsidiary banks would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary banks.

        The principal executive offices of FFC are located at One Penn Square,
P.0. Box 4887, Lancaster, Pennsylvania 17604, and its telephone number is (717) 291-2411.

Computer System Adaptation for Year 2000
----------------------------------------

        The business, operations and financial condition of FFC and its subsidiaries may be affected by the so-called Year 2000 Problem - a potential problem caused by certain computer and other electronic information processing systems not being able to recognize the dates "January 1, 2000" or "February 29, 2000." The Year 2000 Problem could potentially impact financial institutions, like FFC and its subsidiaries, in many ways; for example, it could affect a financial institution's ability to process financial data, such as deposits, payments and electronic funds transfers, and also could affect a financial institution's ability to collect amounts due and payable under extensions of credit because of the impact of the Year 2000 Problem on the ability of business loan customers to make such payments. The Federal Financial Institution Examination Council has issued a series of advisories addressing safety and soundness issues pertaining to the Year 2000 Problem and providing guidance to financial institutions on how to address such issues. In response, FFC and each of its subsidiaries have formed committees to identify, evaluate and manage the risks related to the Year 2000 Problem, including the preparation of a comprehensive plan adopted by the Board of Directors of FFC which establishes a five-step process - awareness, assessment, renovation, validation and implementation - to address the Year 2000 Problem. Since most of the major data processing functions performed by FFC and its subsidiaries, such as deposit and loan accounting, are handled by third-party, service providers, FFC does not anticipate that it will need to incur any material costs to address the Year 2000 Problem. FFC does not expect, at this time, that the Year 2000 Problem should have any material adverse effect on the products and services offered by its banks or on competitive conditions; however, it has not yet begun the testing of its mission-critical third-party, service providers. Similarly, FFC does not believe that the Year 2000 Problem should have any material adverse effect on FFC's business, operations or financial condition, but until it has completed its survey of its major business loan customers and other actions designed to evaluate the risks associated with the Year 2000 Problem, it cannot rule out the possibility that the Year 2000 Problem might have such an effect.

        The federal bank regulators have initiated a series of examinations of all financial institutions to assess their progress in addressing the Year 2000 Problem and have indicated that institutions which have not adequately addressed the issue will be subject to various sanctions, including denial of, or delay in acting on, regulatory applications. FFC believes that its progress on the Year 2000 Problem should enable it to receive the required regulatory approvals relating to the Merger such that the transaction may be consummated in the third quarter of 1998.

Loan Policies and Portfolio Quality
-----------------------------------

        FFC, through its bank subsidiaries, grants loans and makes other credit facilities available to the general public. These extensions of credit are structured to meet the varying needs of business, individual, and institutional customers and include mortgages, lines of credit, term loans, leases and letters of credit. This activity serves as a major source of revenue for FFC. However, it also exposes FFC to potential losses upon borrower default. In order to minimize the occurrence of loss, FFC's bank subsidiaries follow strict loan underwriting and risk assessment policies.

These policies emphasize the financial strength and cash flow of the borrower rather than collateral value. Although collateral continues to play an important part in lending decisions, it is not a substitute for a borrower's underlying ability to pay. FFC's bank subsidiaries confine their lending to customers who live, or which are based, in their respective market areas. By geographically restricting the lending activities of each bank subsidiary, their respective staffs can become more knowledgeable about local market conditions and can thereby make better credit risk assessments and, therefore, more prudent lending decisions. This superior knowledge of local economic conditions, when combined with prudent underwriting standards, offsets and often surmounts the potential risks arising from a geographic concentration of credits. Management believes that FFC's loan customer base is reasonably diversified, because FFC's subsidiary banks are located in and do business within a broad spectrum of local communities and regional economies located in central and northeastern Pennsylvania, northern Maryland, and southern Delaware, and southwestern New Jersey.

        To counteract any problems with credit quality which do arise, FFC maintains a proactive loan review function. This function, in combination with the lending staff, attempts to identify deteriorating loans before they reach a critical stage. This loan review policy not only protects FFC and its subsidiaries from realizing greater loan losses but also, in many cases, assists the borrower as well. Due to their underwriting criteria, FFC and its bank subsidiaries have not made a determination to limit the availability of credit to any segment of their customer base due to changes in general economic conditions. FFC and its bank subsidiaries do take these conditions into consideration when assessing individual credit risk, but each loan request is evaluated individually.

Legal Proceedings
-----------------

        From time to time FFC and its subsidiaries are involved in routine litigation matters that are incidental to the businesses carried on by such entities. None of these matters is expected to have a material effect on FFC's financial condition or operating results.

General Description of FFC Common Stock
---------------------------------------

        The authorized capital of FFC consists exclusively of 200 million shares of Common Stock, par value $2.50 per share, and 10 million shares of preferred stock without par value. As of March 31, 1998, there were issued and outstanding 59,901,335 shares of FFC Common Stock, which shares were held by approximately 14,000 owners of record, there were 49,451 shares held in treasury, and there were 1,106,192 shares issuable upon the exercise of options. The Conversion Ratio and all pro forma and FFC historical per share information herein have been adjusted to reflect a five-for-four stock split in the form of a stock dividend declared by FFC on April 14, 1998, payable on May 27, 1998, to shareholders of record on May 6, 1998. No shares of preferred stock have been issued by FFC. FFC Common Stock is listed for quotation on the over-the-counter NASDAQ National Market under the symbol "FULT."

        The holders of FFC Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of FFC Common Stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of FFC Common Stock do not have preemptive rights to subscribe for additional shares that may be issued by FFC, and no share is entitled in any manner to any preference over any other share. The shares of FFC Common Stock to be issued to the shareholders of ABC pursuant to the Merger will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under Pennsylvania law. Fulton Bank serves as the transfer agent for FFC.

Dividends
---------

        The holders of FFC Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. FFC has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year.

        The ability of FFC to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton, LVFB, Swineford, Lafayette, FNB, Great Valley, Hagerstown, Delaware National, Gloucester, Woodstown and Peoples. Funds for the payment of dividends on FFC Common Stock are expected for the foreseeable future to be obtained primarily from dividends paid to FFC by these eleven bank subsidiaries, and by ABC if the Merger is consummated, which dividends are subject to certain statutory limitations.

        Under applicable state and federal laws, the dividends that may be paid by the bank subsidiaries of FFC without prior regulatory approval are subject to certain prescribed limitations. As state banks chartered under the Pennsylvania Banking Code of 1965, as amended, Fulton, LVFB, Lafayette and Great Valley may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution. In the case of national banks such as Swineford, FNB, Delaware National and Woodstown, the approval of the Office of the Comptroller of the Currency ("OCC") is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years. As commercial banks organized under the laws of the state of Maryland, Hagerstown and Peoples may only declare a cash dividend from their undivided profits or (with the prior approval of the Maryland Bank Commissioner) from their surplus in excess of 100% of their required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown's or Peoples' surplus becomes less than 100% of its required capital stock, Hagerstown or Peoples may not declare or pay any cash dividends that exceed 90% of their net earnings until their surplus becomes 100% of their required capital stock. As a New Jersey bank, Gloucester may not declare or pay any dividend which would impair its capital stock or reduce its surplus to a level of less than 50% of its capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank. In addition to the foregoing statutory restrictions on dividends, the Pennsylvania Department of Banking (with respect to all Pennsylvania state-chartered banks), the FDIC (with respect to Pennsylvania state-chartered banks that are not members of the Federal Reserve System, such as Fulton, Lafayette and Great Valley), the FRB (with respect to Pennsylvania state-chartered banks that are members of the Federal Reserve System, such as
LVFB), and the OCC (with respect to national banks such as Swineford, FNB and Delaware National), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be such an unsafe or unsound practice.

        Under the restrictions set forth above, the aggregate amount available for the payment of dividends by the eleven bank subsidiaries of FFC was approximately $168 million as of December 31, 1997.

Dividend Reinvestment Plan
--------------------------

        The holders of FFC Common Stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"), which is a plan administered by Fulton as the Plan Agent. Under the Dividend Reinvestment Plan, dividends payable to participating shareholders are paid to the Plan Agent and are used to purchase, on behalf of the participating shareholders, additional shares of FFC Common Stock. Participating shareholders may make additional voluntary cash payments, which are also used by the Plan Agent to purchase, on behalf of such shareholders, additional shares of FFC Common Stock. Shares of FFC Common Stock held for the account of participating shareholders are voted by the Plan Agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

Securities Laws
---------------

        FFC, as a business corporation, is subject to the registration and prospectus delivery requirements of the 1933 Act and is also subject to similar requirements under state securities laws. FFC Common Stock is registered with the SEC under Section 12(g) of the 1934 Act, and FFC is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of FFC are subject to certain restrictions affecting their right to sell shares of FFC Common Stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of FFC Common Stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

Antitakeover Provisions
-----------------------

        The Articles of Incorporation and Bylaws of FFC include certain provisions which may be considered to be "antitakeover" in nature, because they may have the effect of discouraging or making more difficult the acquisition of control over FFC by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of FFC (including the present shareholders of ABC, who will become shareholders of FFC following the Merger) by providing a measure of assurance that FFC's shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of FFC, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to FFC Common Stock. To the extent that these provisions actually discourage such a transaction, holders of FFC Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of FFC, even if their removal would be regarded by some shareholders as desirable.

        The provisions in the Articles of Incorporation of FFC which may be considered to be "antitakeover" in nature include the following: (i) a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by FFC's Board of Directors, (ii) a provision that does not permit shareholders to cumulate their votes for the election of directors, (iii) a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions, (iv) a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal, (v) a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause, (vi) a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a annual meeting, (vii) a provision that limits the right of the shareholders to amend the Bylaws, and
(viii) a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

        The provisions of the Bylaws of FFC which may be considered to be "antitakeover" in nature include the following: (i) a provision that limits the permissible number of directors, (ii) a provision that establishes a Board of Directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes, and (iii) a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management.

        As a Pennsylvania business corporation and a corporation registered under the Securities Exchange Act of 1934, FFC is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"). These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include: (i) a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located; (ii) a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control; (iii) a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders; (iv) a provision permitting a corporation to adopt a shareholders rights plan; (v) a provision denying the right to vote to a person who acquires a specified percentage of stock ownership ("control shares") unless those voting rights are restored by a vote of disinterested shareholders; and
(vi) a provision requiring a person who acquires control shares to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter. Corporations may elect to "opt out" of any or all of these antitakeover provisions of the BCL. FFC has not elected to opt out of any of the protections provided by the antitakeover statutes.

        On June 20, 1989, FFC adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring FFC to negotiate with FFC's Board of Directors. The Rights Plan may have the effect of discouraging or making more difficult the acquisition of FFC by means of a hostile tender offer, exchange offer or similar transaction. The Rights Plan is similar to shareholder rights plans which have been adopted by many other bank holding companies and business corporations and contains "flip-in" and "flip-over" provisions which are typically included in plans of this kind. Each share of FFC Common Stock to be issued in connection with the Merger will be accompanied by one right issued pursuant to the terms of the Rights Plan, which right will initially, and until it becomes exercisable, trade with and be represented by the FFC Common Stock certificates to be received by the shareholders of ABC.

        The management of FFC does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

Indemnification
---------------

        The Bylaws of FFC provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of FFC, and without willful misconduct or recklessness. FFC has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling FFC pursuant to the foregoing provisions of FFC's Bylaws, FFC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Comparison of Shareholder Rights
--------------------------------

        Upon consummation of the Merger, the shareholders of ABC will become shareholders of FFC. There are differences between the rights of holders of ABC Common Stock and FFC Common Stock. These differences arise out of (i) differences between the Articles of Incorporation and Bylaws of ABC and the Articles of Incorporation and Bylaws of FFC, and (ii) differences between the respective regulatory laws applicable to ABC and FFC. The most significant differences are: (1) FFC has adopted a Shareholder Rights Plan, which provides FFC's shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover (see the section above entitled "Antitakeover Provisions"), while ABC has not adopted any such plan; (2) FFC's Articles of Incorporation authorize the issuance of shares of preferred stock with such rights and privileges as may be determined by FFC's Board of Directors (although FFC currently has no plans to issue preferred stock), while ABC's Articles of Incorporation do not authorize the issuance of any class of preferred stock; and (3) FFC Common Stock is registered under the 1934 Act and traded on the NASDAQ National Market, while ABC Common Stock is traded on the NASDAQ Small Cap Market and is not registered.

        The Articles of Incorporation and Bylaws of FFC also include a number of other provisions which are intended to protect the shareholders of FFC

(including the present shareholders of ABC, who will become shareholders of FFC following the Merger) from abusive takeover practices and inadequate takeover proposals, but which may be considered to be "antitakeover" in nature and may serve to entrench the current management of FFC. See INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK--Antitakeover Provisions.

        The material differences between ABC Common Stock and FFC Common Stock and the rights of their respective holders are summarized in the following table:

===================================================================================================================
                                                           ABC                                   FFC
-------------------------------------------------------------------------------------------------------------------
  Title                                        Common Stock, $4.00 par value        Common Stock, $2.50 par value
                                                        per share                             per share
-------------------------------------------------------------------------------------------------------------------
  Shares Authorized                                    10,000,000                           200,000,000
-------------------------------------------------------------------------------------------------------------------
  Shares Issued & Outstanding                           1,920,603                            59,901,335
-------------------------------------------------------------------------------------------------------------------
  Preemptive Rights                                        No                                   No
-------------------------------------------------------------------------------------------------------------------
  Classification of Board of Directors       Board of Directors divided into        Board of Directors divided
                                             3 classes with 3 year terms; one-      into 3 classes with 3 year
                                             third of directors elected each year   terms; one-third of directors
                                                                                    elected each year
-------------------------------------------------------------------------------------------------------------------
  Voting: Election of Directors                       Non-cumulative                       Non-cumulative
-------------------------------------------------------------------------------------------------------------------
  Voting: Other Matters                      One vote for each share owned of       One vote for each share owned
                                             record                                 of record
-------------------------------------------------------------------------------------------------------------------
  Shareholder Rights Plan                                  None                                  Yes
-------------------------------------------------------------------------------------------------------------------
  Dissenters' Rights                                        Yes                     Not generally available,
                                                                                    except by resolution of the
                                                                                    Board of Directors
-------------------------------------------------------------------------------------------------------------------
  Dividend Reinvestment Plan                               None                     Open market plan administered
                                                                                    by Fulton Bank as Plan Agent
-------------------------------------------------------------------------------------------------------------------
  Market                                             Traded on NASDAQ               Listed for quotation on NASDAQ
                                                     Small Cap Market               National Market
-------------------------------------------------------------------------------------------------------------------
  Registered under 1934 Act                                 Yes                                  Yes
-------------------------------------------------------------------------------------------------------------------
  Limitation of Liability of Directors                      Yes                                  Yes
  for Monetary Damages
-------------------------------------------------------------------------------------------------------------------
  Indemnification of Directors,                             Yes                                  Yes
  Officers and Employees
-------------------------------------------------------------------------------------------------------------------
  Authorized Class of Preferred Stock                       No                      Yes, which can be issued under
                                                                                    terms and conditions to be
                                                                                    determined by the Board of
                                                                                    Directors
-------------------------------------------------------------------------------------------------------------------
  Control Share Statute                                     No                                   Yes
-------------------------------------------------------------------------------------------------------------------
  Business Combination Statute                              No                                   Yes
-------------------------------------------------------------------------------------------------------------------
  Right of Shareholders to call a                           No                                   No
  Special Meeting
-------------------------------------------------------------------------------------------------------------------
  Shareholder Inspection Rights                           Limited                              General
-------------------------------------------------------------------------------------------------------------------
  Right of Shareholders to act by                           No                                   No
  Written Consent
===================================================================================================================

          INFORMATION CONCERNING AMBASSADOR BANK OF THE COMMONWEALTH
          ----------------------------------------------------------

Description of Business and Property
------------------------------------

        ABC is a Pennsylvania bank and trust company which was organized in 1990. ABC is engaged in a general banking business, including commercial and retail banking operations, in Lehigh and Northampton Counties, Pennsylvania. ABC currently conducts its business through eight banking offices located in Lehigh and Northampton Counties. At December 31, 1997, ABC had total deposits of approximately $241 million, total assets of approximately $278 million, shareholders equity of $21 million, total net loans of approximately $174 million and employed ninety-two persons on a full-time basis and four persons on a part-time basis.

        The broad range of retail and commercial banking services which ABC offers include checking accounts, savings programs, money-market accounts, certificates of deposit, safe deposit facilities, consumer loans programs, revolving lines of credit, overdraft checking and extended banking hours. These services are primarily provided to consumers and small- to mid-sized companies within the Bank's market area. ABC focuses its lending services on commercial, consumer and real estate lending to local borrowers. ABC attempts to establish a total borrowing relationship with its customers, which may typically include a commercial real estate loan, a business line of credit for working capital needs, a mortgage loan for the borrower's residence, a consumer loan or a revolving personal credit line.

        ABC's service area consists of Lehigh and Northampton Counties, Pennsylvania. ABC encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions and other non-bank financial organizations. ABC competes with banking and financial branching systems, some from out of state, which are substantially larger and have greater financial resources than ABC. There are approximately seventy-six banks, savings and loan and credit unions, including ABC, with 283 locations, in the general market area serviced by ABC. The largest of these institutions had assets of over $157 billion and the smallest had assets of less than $1 million.

        In addition to banks and other financial institutions, ABC competes for deposits with various investment and depositary funds offered by non-banking firms in the securities industry. There is also competition from major retail-oriented firms who offer financial services similar to traditional services through commercial banks without being subject to the same degree of regulation.

Information About Directors and Executive Officers
--------------------------------------------------

        Certain information concerning shares of ABC Common Stock owned beneficially by each director of ABC and by all directors and executive officers of ABC as a group, as of April 15, 1998, is set forth below:

====================================================================================================
                             SHARES OF ABC COMMON STOCK        PERCENT    SHARES OF ABC COMMON STOCK
                                BENEFICIALLY OWNED, DIRECTLY  OF SHARES      THAT MAY BE ACQUIRED
                           AND INDIRECTLY, AS OF APRIL       OUTSTANDING    PURSUANT TO OPTIONS OR
NAME OF DIRECTOR                     15, 1998                                     WARRANTS
====================================================================================================
Fred Banko                            55,169                     2.8               10,157
----------------------------------------------------------------------------------------------------
Wilbur J. Blew                        24,436                     1.2               15,313
----------------------------------------------------------------------------------------------------
Martin D. Cohen                       50,104                     2.6               80,188
----------------------------------------------------------------------------------------------------
Craig A. Dally                        26,394                     1.4               10,157
----------------------------------------------------------------------------------------------------
Raymond E. Holland                    30,589                     1.6               18,750
----------------------------------------------------------------------------------------------------
Thomas R. Kerr                        55,545                     2.9               25,625
----------------------------------------------------------------------------------------------------
Thomas J. Maloney                     35,744                     1.9               11,875
----------------------------------------------------------------------------------------------------
Timothy J. McDonald                   27,159                     1.4               68,063
----------------------------------------------------------------------------------------------------
Jonathan C. Messerli                  23,094                     1.2               10,157
----------------------------------------------------------------------------------------------------
Clifton E. Mowrer, Jr.                 2,144                      *                   500
----------------------------------------------------------------------------------------------------
Jamie P. Musselman                    28,294                     1.5               16,688
----------------------------------------------------------------------------------------------------
Executive Officers Who Are Not
  Directors
----------------------------------------------------------------------------------------------------
David M. Lobach, Jr.                  11,321                      *                24,320
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
All Executive Officers and           369,993                    19.3
  Directors as a Group
  (12 persons)
----------------------------------------------------------------------------------------------------
* = Less than one percent.
====================================================================================================

                                    EXPERTS
                                    -------

        The financial statements of FFC as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which are included in FFC's Annual Report on Form 10-K for the year ended December 31, 1997 and are incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The financial statements of ABC as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which are included in ABC's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Beard & Company, Inc., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS
                                 -------------

        The legality of the shares of FFC Common Stock to be issued in connection with the Merger and certain other legal matters relating to the Merger will be passed upon by the law firm of Barley, Snyder, Senft & Cohen, LLC, located in Chambersburg, Harrisburg, Lancaster and York, Pennsylvania, which is acting as counsel for FFC. John O. Shirk is a partner in the firm and is a member of the Board of Directors of FFC. As of April 15, 1998, the partners and associates of Barley, Snyder, Senft & Cohen, LLC owned beneficially and in the aggregate approximately 19,110 shares of FFC Common Stock.

        Fredric C. Jacobs, Esquire, of Easton, Pennsylvania, has acted as counsel to ABC in connection with the Merger.

                             ADDITIONAL INFORMATION
                             ----------------------

        FFC has filed with the SEC a Registration Statement (No. 333-_______) with respect to the shares of FFC Common Stock to be issued in connection with the Merger. The Registration Statement contains certain additional information which has been omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the SEC and may be examined at the offices of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the SEC upon payment of the prescribed fee.

                                 OTHER MATTERS
                                 -------------

        The Board of Directors of ABC knows of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the Special Meeting. However, if any other matters are properly brought before the Special Meeting or any postponement or adjournment thereof, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of ABC.

                                    EXHIBIT A

                                MERGER AGREEMENT
                                ----------------

                                MERGER AGREEMENT
                                ----------------

           Merger Agreement made as of the 26th day of January, 1998 as amended and restated as of April 14, 1998 (the "Agreement"), by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 ("FFC"), LAFAYETTE BANK, a Pennsylvania bank and trust company having its administrative headquarters at 360 Northampton Street, Easton, Pennsylvania 18002 ("LB") and AMBASSADOR BANK OF THE COMMONWEALTH, a Pennsylvania bank and trust company having its administrative headquarters at 4127 Tilghman Street, Allentown, Pennsylvania 18104 ("ABC").

                                   BACKGROUND:
                                   -----------

           FFC is a Pennsylvania bank holding company. ABC is a Pennsylvania bank. FFC wishes to acquire ABC, and ABC wishes to be acquired by FFC. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the "Merger") in which: (i) ABC will be merged with and into LB, which is a wholly-owned subsidiary of FFC; (ii) LB will survive the Merger and operate as a wholly-owned subsidiary of FFC ; and (iii) all of the outstanding shares of the common stock of ABC, par value $4.00 per share ("ABC Common Stock"), will be converted into shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock"). Any reference to ABC or LB after the merger of ABC with and into LB shall mean the surviving entity of said merger. In connection with the execution of this Agreement, the parties have entered into a Warrant Agreement in the form of Exhibit A attached hereto (the
                                                ---------
"Warrant Agreement"), which provides for the delivery by ABC of a warrant in the form of Exhibit B attached hereto (the "Warrant") entitling FFC to purchase
        ---------
shares of the ABC Common Stock in certain circumstances.


                                   WITNESSETH:
                                   -----------

           NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:


                                    ARTICLE I
                               ARTICLES OF MERGER
                               ------------------

     Section 1.1   Articles of Merger.  Subject to the terms and conditions
                   ------------------
of this Agreement, ABC shall merge with and into LB in accordance with the Articles of Merger substantially in the form of Exhibit C attached hereto.
                                                ---------


                                   ARTICLE II
             CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES
             -------------------------------------------------------

     Section 2.1    Conversion of Shares. On the Effective Date (as defined in
                    --------------------
Section 10.2 herein) the shares of ABC Common Stock then outstanding shall be converted into shares of FFC Common Stock, as follows:

           (a) General: Subject to the provisions of Sections 2.1(b) and 2.1(c)
               -------
and Article IX herein, each share of ABC Common Stock issued and outstanding immediately before the Effective Date shall, on the Effective Date, be converted into and become, without any action on the part of the holder thereof, 1.40 (such number, as it may be adjusted under Section 2.1(b) herein, the "Conversion Ratio") shares of FFC Common Stock and the corresponding number of rights associated with the Rights Agreement, dated June 20, 1989, between FFC and Fulton Bank.

           (b) Antidilution Provision: In the event that FFC shall at any time
               ----------------------
before the Effective Date increase or decrease the number of outstanding shares of FFC Common Stock as a result of a: (i) stock split; (ii) stock dividend;
(iii) reverse stock split; (iv) reclassification; (v) recapitalization; (vi) exchange of shares; or (vii) similar change in its capital account, then the Conversion Ratio shall be proportionately adjusted (calculated to three decimal places), so that each ABC stockholder shall receive on the Effective Date, in exchange for his shares of ABC Common Stock, the number of shares of FFC Common Stock as would then have been owned by him if the Effective Date had occurred before the record date of such event (for example, if FFC were to declare a ten percent (10%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Date, the Conversion Ratio would be adjusted from 1.40 shares to 1.54 shares).

           (c) No Fractional Shares: No fractional shares of FFC Common Stock
               --------------------
shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former stockholder of ABC shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(d) herein).

           (d) Closing Market Price: For purposes of this Agreement, the Closing
               --------------------
Market Price shall be the average of the per share closing bid prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the "Price Determination Period." (For example, if September 30, 1998 were to be the Effective Date, then the Price Determination Period would be September 15, 16, 17, 18, 19, 22, 23, 24, 25 and 28, 1998.) In the event that NASDAQ shall fail to report a closing bid price for FFC Common Stock for any trading day during the Price Determination Period, the closing bid price for that day shall be equal to the average of the closing bid prices and the average of the closing asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or, (ii) in the event that either or both of these firms are not then making a market in FFC Common Stock, by two brokerage firms then making a market in FFC Common Stock to be selected by FFC and approved by ABC.

     Section 2.2 Exchange of Stock Certificates. ABC Common Stock certificates
                 ------------------------------
shall be exchanged for FFC Common Stock certificates in accordance with the following procedures:

           (a) Exchange Agent: The transfer agent of FFC, Fulton Bank, shall act
               --------------
as exchange agent (the "Exchange Agent") to receive ABC Common Stock certificates from the holders thereof and to exchange such stock certificates for FFC Common Stock certificates and (if applicable) to pay cash for fractional shares of ABC Common Stock pursuant to Section 2.1(c) herein. The Exchange Agent shall, as soon as practicable after the Effective Date, mail to each former stockholder of ABC a notice specifying the procedures to be followed in surrendering such stockholder's ABC Common Stock certificates.

           (b) Surrender of Certificates: As promptly as possible after receipt
               -------------------------
of the Exchange Agent's notice, each former stockholder of ABC shall surrender his ABC Common Stock certificates to the Exchange Agent; provided, that
                                                         --------
if any former stockholder of ABC shall be unable to surrender his ABC Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by FFC for issuing replacement certificates to FFC stockholders whose FFC Common Stock certificates have been lost or mutilated. As soon as practicable following the receipt of a proper actual or constructive surrender of ABC Common Stock certificates from a former ABC stockholder, the Exchange Agent shall issue to such stockholder, in exchange therefor, an FFC Common Stock certificate representing the whole number of shares of FFC Common Stock into which such stockholder's shares of ABC Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such stockholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

           (c) Dividend Withholding: Dividends, if any, payable by FFC after the
               --------------------
Effective Date to any former stockholder of ABC who has not prior to the payment date surrendered his ABC Common Stock certificates may, at the option of FFC, be withheld. Any dividends so withheld shall be paid, without interest, to such former stockholder of ABC upon proper surrender of his ABC Common Stock certificates.

           (d) Failure to Surrender Certificates: All ABC Common Stock
               ---------------------------------
certificates must be surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former stockholder of ABC shall not have properly surrendered his ABC Common Stock certificates within two (2) years after the Effective Date, the shares of FFC Common Stock that would otherwise have been issued to him may, at the option of FFC, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former stockholder of ABC shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former stockholder of ABC, without interest, upon proper surrender of his ABC Common Stock certificates.

           (e) Expenses: All costs and expenses associated with the foregoing
               --------
surrender and exchange procedure shall be borne by FFC.

     Section 2.3 Treatment of ABC Rights.
                 -----------------------
           (a) Each holder of an option or warrant (collectively, "ABC Rights") to purchase shares of ABC Common Stock that (i) is outstanding on the Effective Date, and (ii) would otherwise survive the Effective Date, shall be entitled to receive, in cancellation of such ABC Right, shares of FFC Common Stock. The number of shares of FFC Common Stock (provided that any fractional share of FFC Common Stock shall be rounded to the nearest whole share) which may be acquired in cancellation of an ABC Right shall be equal to the difference of (i) the number of shares of ABC Common Stock covered by such ABC Right multiplied by the Conversion Ratio and (ii) the aggregate exercise price of such ABC Right divided by the Pre-Announcement Price (as such term is defined in Section 7.3(g) herein).

           (b) As of the Effective Date (to the extent required as determined by FFC and ABC), FFC shall receive an agreement from each holder of ABC Right, pursuant to which each such holder agrees to accept such FFC Common Stock in accordance with this Section 2.3 herein in exchange for the cancellation of such an ABC Rights on the Effective Date.

     Section 2.4 Reservation of Shares. FFC agrees that (i) prior to the
                 ---------------------
Effective Date it will take appropriate action to reserve a sufficient number of authorized but unissued shares of FFC Common Stock to be issued in accordance with this Agreement, and (ii) on the Effective Date, FFC will deposit with the Exchange Agent, for the benefit of the holders of shares of ABC Common Stock, for exchange in accordance with this Agreement, certificates representing shares of FFC Common Stock issuable pursuant to Sections 2.1(a) and 2.3 herein and cash for fractional shares pursuant to Section 2.1(c) herein.

     Section 2.5 Taking Necessary Action. FFC and ABC shall take all such
                 -----------------------
actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest FFC with full title to all properties, assets, rights, approvals, immunities and franchises of ABC, the officers and directors of ABC, at the expense of FFC, shall take all such necessary action.

     Section 2.6 Press Releases. FFC and ABC agree that all press releases or
                 --------------
other public communications relating to this Agreement or the transactions contemplated hereby will require consultation among FFC and ABC, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to effect such consultation.


                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF ABC
                      -------------------------------------

           ABC represents and warrants to FFC, as of the date of this Agreement as follows:

     Section 3.1 Authority. The execution and delivery of this Agreement, the
                 ---------
Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of ABC and, except for the approval of this Agreement by its stockholders, ABC has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by ABC and, assuming due authorization, execution and delivery by FFC, constitute valid and binding obligations of ABC. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of ABC, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to ABC, subject to the receipt of all required governmental approvals or (iii) any Material Contract (as such term is defined in Section 3.12 herein) to which ABC is a party or by which ABC or any of its properties are bound, subject to ABC obtaining or making any required notice, consent or approval as set forth on Schedule 3.1.

     Section 3.2 Subsidiaries. ABC owns no subsidiaries, directly or indirectly.
                 ------------


     Section 3.3 Organization and Standing. ABC is a bank and trust company that
                 -------------------------
is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ABC is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and is a member of the Federal Reserve System. ABC has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

     Section 3.4 Capitalization. The authorized capital of ABC consists
                 --------------
exclusively of 10,000,000 shares of ABC Common Stock, of which 1,917,153 shares are validly issued, outstanding, fully paid and non-assessable, and no shares are held as treasury shares. In addition, 418,169 shares of ABC Common Stock are reserved for issuance upon exercise of the ABC Rights (Schedule 3.4 sets forth
                                                       ------------
the owners, the number of shares issuable upon exercise and the exercise price, of the ABC Rights) and 475,000 shares of ABC Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the ABC Rights and the Warrant, there are and will be no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of ABC Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of ABC Common Stock.

     Section 3.5 Articles of Incorporation, Bylaws and Minute Books. The copies
                 --------------------------------------------------
of the Articles of Incorporation and Bylaws of ABC that have been delivered to FFC are true, correct and complete. Except as previously disclosed to FFC in writing, the minute books of ABC that have been made available to FFC for inspection are true, correct and complete in all respects and accurately record the actions taken by the Boards of Directors and stockholders of ABC at the meetings documented in such minutes.

     Section 3.6 Financial Statements. ABC has delivered to FFC the following
                 --------------------
financial statements: Balance Sheets for ABC at December 31, 1996 and 1995 and Statements of Income, Statements of Changes in Stockholders' Equity, and Statements of Cash Flows of ABC for the years ended December 31, 1996 and 1995 certified by Beard & Company, Inc. and a Balance Sheet of ABC at September 30, 1997 and Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows of ABC for the nine-month period ended September 30, 1997, as filed with the Federal Reserve Board (the "FRB") in a Quarterly Report on Form 10-Q (the aforementioned Balance Sheet as of September 30, 1997 being hereinafter referred to as the "ABC Balance Sheet"). Each of the foregoing financial statements fairly presents the financial condition, assets and liabilities, and results of operations of ABC at its respective date and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for the omission of the notes from the financial statements applicable to any interim period.

     Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in
                 ----------------------------------
Schedule 3.7, or as reflected, noted or adequately reserved against in the
------------
ABC Balance Sheet or disclosed in the Notes thereto, at September 30, 1997, ABC had no liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the ABC Balance Sheet under generally accepted accounting principles or which were in any case or in the aggregate material. Except as disclosed in Schedule 3.7, ABC has not
                                                     ------------
incurred, since September 30, 1997, any such liability, other than liabilities of the same nature as those set forth in the ABC Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business. For purposes of this Agreement, the term "Ordinary Course of Business" shall mean the ordinary course of business consistent with ABC's customary business practices.

     Section 3.8 Absence of Changes. Since September 30, 1997 to the date
                 ------------------
hereof, ABC has conducted its business in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, ABC has not undergone any changes in its
                       ------------
condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ABC.

     Section 3.9 Dividends, Distributions and Stock Purchases. Since January 1,
                 --------------------------------------------
1997 to the date hereof, ABC has not declared, set aside, made or paid any dividend or other distribution in respect of the ABC Common Stock, or purchased, issued or sold any shares of ABC Common Stock.

     Section 3.10 Taxes. ABC has filed all federal, state, county, municipal
                  -----
and foreign tax returns, reports and declarations which are required to be filed by it as of September 30, 1997. Except as disclosed in Schedule 3.10: (i) ABC
                                                       -------------
has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns:
(ii) ABC has received no notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the "IRS") has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of ABC for any year through and including the year ended December 31, 1996. Except as disclosed in
Schedule 3.10, ABC has not granted any waiver of any statute of limitations or
-------------
otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule
                                                                       --------
3.10, the accruals and reserves reflected in the ABC Balance Sheet are adequate
----
to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of ABC's operations for all periods prior to the date of such Balance Sheet.

     Section 3.11 Title to and Condition of Assets. Except as disclosed in
                  --------------------------------
Schedule 3.11, ABC has good and marketable title to all material real and personal properties and assets reflected in the ABC Balance Sheet or acquired subsequent to September 30, 1997 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties
                     --------  -------
contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the ABC Balance Sheet or in Schedule 3.11; (ii) represent liens of
                                         -------------
current taxes and special assessments not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the ABC Balance Sheet or acquired subsequent to September 30, 1997: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. ABC owns or has the right to use all real and personal properties and assets that are material to the conduct of its business as presently conducted.

     Section 3.12 Contracts. Each written or oral contract entered into by
                  ---------
ABC (other than contracts with customers reasonably entered into by ABC in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $50,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment (other than commitments to make loans) to which ABC is a party or by which ABC or any of its properties may be bound (collectively referred to herein as "Material Contracts") is identified in Schedule 3.12.
                                                             -------------
Except as disclosed in Schedule 3.12, all Material Contracts are valid and in
                       -------------
full force and effect, and all parties thereto (to ABC's knowledge in the case of third parties to such Material Contracts) have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect. Schedule 3.12 identifies all Material Contracts which
                      -------------
require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

     Section 3.13 Litigation and Governmental Directives. Except as disclosed
                  --------------------------------------
in Schedule 3.13: (i) there is no litigation, investigation or proceeding
   -------------
pending, or to the knowledge of ABC threatened, that involves ABC, or any of its properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ABC; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of ABC that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ABC, or that in any manner restrict the right of ABC to carry on its business as presently conducted taken as a whole; and (iii) the executive officers of ABC are not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to ABC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ABC or would restrict in any manner the right of ABC to carry on its business as presently conducted. All litigation (except for bankruptcy proceedings in which ABC has filed proofs of claim) in which ABC is involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business in which the amount sought to be recovered is less than $50,000) is identified in Schedule 3.13.
              -------------

     Section 3.14 Compliance with Laws; Governmental Authorizations. Except as
                  --------------------
disclosed in Schedule 3.14 or where noncompliance would not have a material and
             -------------
adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ABC: (i) to the knowledge of ABC, ABC is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to ABC or to any of its properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of ABC as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of ABC, threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 3.15 Insurance. As of the date hereof, all policies of insurance
                  ---------
relating to ABC's operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of ABC are listed in Schedule 3.15. All such policies of insurance are in full force
              -------------
and effect, and, as of the date hereof, no notices of cancellation have been received in connection therewith.

     Section 3.16 Financial Institutions Bonds. Since January, 1991, ABC
                  ----------------------------
has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring ABC against acts of
                             -------------
dishonesty by each of its employees. As of the date hereof, no claim has been made under any such bond and ABC is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. ABC has no reason to believe that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

     Section 3.17 Labor Relations and Employment Agreements. ABC is not a party
                  -----------------------------------------
to or bound by any collective bargaining agreement. ABC enjoys a good working relationship with its employees, and there are no labor disputes pending, or to the knowledge of ABC threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of ABC. Except as disclosed in Schedule 3.17, ABC has no employment contract,
                               -------------
severance agreement, deferred compensation agreement, consulting agreement or similar obligation (an "Employment Obligation") with any director, officer, employee, agent or consultant, and all such persons are serving at the will and pleasure of ABC. Except as disclosed in Schedule 3.17, as of the Effective Date
                                        -------------
(as defined in Section 10.2 herein), ABC will not have any liability for employee termination rights arising out of any Employment Obligation.

     Section 3.18 Employee Benefit Plans. All employee benefit plans,
                  ----------------------
contracts or arrangements to which ABC is a party or by which ABC is bound, including without limitation all pension, retirement, deferred compensation, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements, are identified in Schedule 3.18. ABC's retirement savings plan, a
                                -------------
contributory defined contribution plan (the "ABC 401(k) Plan"), is exempt from tax under Sections 401 and 501 of the Internal Revenue Code of 1986, as amended (the "Code"), and has been maintained and operated in material compliance with all applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed in Schedule
                                                                   --------
3.18, no "prohibited transaction" (as such term is defined in the Code or in
----
ERISA) has occurred in respect of the ABC 401(k) Plan or any other employee benefit plan, including, without limitation, ABC's nonqualified deferred compensation plan, nonqualified salary continuation agreement and severance pay plan (all "employee benefit pension plans" and all "employee welfare benefit plans", as those terms are defined in ERISA, of ABC being collectively referred to herein as "ABC Benefit Plans" and individually as a "ABC Benefit Plan"), to which ABC is a party or by which ABC is bound. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the ABC 401(k) Plan or any other ABC Benefit Plan, and no claim is pending or, to the knowledge of ABC, threatened with respect to any ABC Benefit Plan other than claims for benefits made in the Ordinary Course of Business. ABC has not incurred any material liability for any tax imposed by Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the ABC 401(k) Plan or any other ABC Benefit Plan. There has not been any audit of any ABC Benefit Plan by the Department of Labor, the IRS or the PBGC.

     Section 3.19 Related Party Transactions. Except as disclosed in
                  --------------------------
Schedule 3.19, ABC has no contract, extension of credit, business arrangement or
-------------
other relationship of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1995) of ABC; (ii) any stockholder owning five percent (5%) or more of the outstanding ABC Common Stock; and (iii) any "associate" (as defined in Rule 405 of the Securities and Exchange Commission (the "SEC") of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as
                                                  -------------
otherwise specifically described therein, has been made in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms' length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

     Section 3.20 No Finder. Except as disclosed in Schedule 3.20, ABC has
                  ---------                         -------------
not paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

     Section 3.21 Complete and Accurate Disclosure. Neither this Agreement
                  --------------------------------
(insofar as it relates to ABC, ABC Common Stock and the involvement of ABC in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by ABC to FFC in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by ABC to FFC in connection with the Registration Statement (as defined in Section 6.1(b) herein), both at the time such information and representations are provided and made and at the time of the effectiveness of the Registration Statement, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

     Section 3.22 Environmental Matters. Except as disclosed in Schedule 3.22,
                  ---------------------                         -------------
ABC has no knowledge that any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by ABC. In particular, without limiting the generality of the foregoing sentence, except as disclosed in Schedule 3.22, ABC has no knowledge that: (i)
                                 -------------
any materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by ABC; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by ABC; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances are or have ever been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by ABC.

     Section 3.23 Proxy Statement/Prospectus. At the time the Proxy
                  --------------------------
Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the stockholders of ABC and at all times subsequent to such mailing, up to and including the Effective Date, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to ABC, ABC Common Stock and all actions taken and statements made by ABC in connection with the transactions contemplated herein (except for information provided by FFC to ABC) will: (i) comply in all material respects with applicable provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

           Section 3.24 Securities Matters. The ABC Common Stock is traded in
                        ------------------
the NASDAQ Small Cap Market under the symbol ("ABPA") and is registered with the FRB under the 1934 Act and has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder. On the date of effectiveness (in the case of any offering circular) or on the date of mailing (in the case of any proxy statement), no offering circular or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

           Section 3.25 Reports. ABC has filed all material reports,
                        -------
registrations and statements that are required to be filed with the FRB, the Pennsylvania State Banking Department and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on ABC. ABC has furnished FFC with, or made available to FFC, copies of all such filings made in the last three fiscal years and in the period from January 1, 1997 through the date of this Agreement.

           Section 3.26 Loan Portfolio of ABC. Attached hereto as Schedule 3.26
                        ---------------------                     -------------
is a list of: (w) all outstanding commercial relationships, i.e. commercial loans, commercial loan commitments and commercial letters of credit, of ABC with an aggregate principal amount in excess of $250,000; (x) all loans of ABC classified by ABC or any regulatory authority as "Substandard," "Doubtful" or "Loss"; (y) all commercial and mortgage loans of ABC classified as "non-accrual"; and (z) all commercial loans of ABC classified as "in substance foreclosed." ABC has adequately reserved for or charged off loans in accordance with applicable regulatory requirements and ABC's reserve for loan losses is adequate in all material respects.

           Section 3.27 Investment Portfolio. Attached hereto as Schedule 3.27
                        --------------------                     -------------
is a list of all securities held by ABC for investment, showing the principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by it as of September 30, 1997. These securities are free and clear of all liens, pledges and encumbrances, except as shown on
Schedule 3.27.
-------------

           Section 3.28 Regulatory Examinations.
                        -----------------------

                         (a)     Except as shown on Schedule 3.28, within the
                                                    -------------
past five years, except for normal examinations conducted by a regulatory agency in the regular course of the business of ABC, no regulatory agency has initiated any proceeding or investigation into the business or operations of ABC. ABC has received no objection from any regulatory agency to ABC's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of ABC which would have a materially adverse effect on ABC.

                         (b)     ABC will not be required to divest any assets
currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on ABC.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF FFC
                      -------------------------------------

           FFC represents and warrants to ABC, as of the date of this Agreement, as follows:

           Section 4.1 Authority. The execution and delivery of this Agreement
                       ---------
and the consummation of the transactions contemplated herein have been authorized by the Board of Directors of FFC, and no other corporate action on the part of FFC is necessary to authorize this Agreement or the consummation by FFC of the transactions contemplated herein. This Agreement has been duly executed and delivered by FFC and, assuming due authorization, execution and delivery by ABC, constitutes a valid and binding obligation of FFC. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under: (i) the Articles of Incorporation or Bylaws of FFC; (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to FFC, subject to the receipt of all required government approvals; or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which FFC is a party or by which FFC or any of its properties are bound.

           Section 4.2 Organization and Standing. FFC is a business corporation
                       -------------------------
that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FFC is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and has full power and lawful authority to own and hold its properties and to carry on its present business.

           Section 4.3 Capitalization. The authorized capital of FFC consists
                       --------------
exclusively of 200,000,000 shares of FFC Common Stock and 10,000,000 shares of preferred stock without par value (the "FFC Preferred Stock"). As of December 31, 1997, there were validly issued, outstanding, fully paid and non-assessable 40,602,088 shares of FFC Common Stock as of the date of this Agreement, and 42,000 shares were held as treasury shares. No shares of FFC Preferred Stock have been issued as of the date of this Agreement, and FFC has no present intention to issue any shares of FFC Preferred Stock. As of December 31, 1997, there were no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of FFC Common Stock or shares of FFC Preferred Stock and there were no outstanding securities or other instruments of any kind convertible into shares of FFC Common Stock or into shares of FFC Preferred Stock, except as follows: (i) 846,466 shares of FFC Common Stock were issuable upon the exercise of outstanding stock options granted under the FFC Incentive Stock Option Plan and the FFC Employee Stock Purchase Plan; (ii) there are outstanding 40,602,088 Rights representing the right under certain circumstances to purchase shares of FFC Common Stock pursuant to the terms of a Shareholder Rights Agreement, dated June 20, 1989, entered into between FFC and Fulton Bank;
(iii) shares of FFC Common Stock reserved from time to time for issuance pursuant to FFC's Employee Stock Purchase and Dividend Reinvestment Plans; and
(iv) shares issuable upon consummation of the transaction contemplated by Merger Agreement by and between FFC and Keystone Heritage Group, Inc. dated as of August 15, 1997.

           Section 4.4 Articles of Incorporation and Bylaws. The copies of the
                       ------------------------------------
Articles of Incorporation, as amended, and of the Bylaws, as amended, of FFC that have been delivered to ABC are true, correct and complete.

           Section 4.5 Subsidiaries. Schedule 4.5 contains a list of all
                       ------------  ------------
subsidiaries ("Subsidiaries") which FFC owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) FFC owns, directly or indirectly, all
                       ------------
of the outstanding shares of capital stock of each Subsidiary; and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than FFC or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than FFC or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

           Section 4.6 Financial Statements. FFC has delivered to ABC the
                       --------------------
following financial statements: Balance Sheets, Statements of Income, Statements of Stockholders' Equity, and Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994, certified by Arthur Andersen LLP and set forth in the Annual Report to the stockholders of FFC for the year ended December 31, 1996 and Consolidated Balance Sheets as of September 30, 1997 , Consolidated Statements of Income for the three-month and nine-month periods ended September 30, 1997, and Consolidated statements of Cash Flows for the six months ended September 30, 1997 and 1996, as filed with the SEC in a Quarterly Report on Form 10-Q (the Balance Sheet as of September 30, 1997 being hereinafter referred to as the "FFC Balance Sheet"). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of FFC at its respective date and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

           Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed
                       ----------------------------------
in Schedule 4.7 or as reflected, noted or adequately reserved against in the FFC
   ------------
Balance Sheet and disclosed in the Notes thereto, at September 30, 1997 FFC had no material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against therein under generally accepted accounting principles or which are in any case or in the aggregate material. Except as described in Schedule 4.7, since September 30,
                                           ------------
1997 FFC has not incurred any such liability other than liabilities of the same nature as those set forth in the FFC Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

           Section 4.8 Absence of Changes. Since September 30, 1997, FFC has
                       ------------------
conducted its business in the Ordinary Course of Business and has not undergone any changes in its condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC.

           Section 4.9 Litigation and Governmental Directives. Except as
                       --------------------------------------
disclosed in Schedule 4.9: (i) there is no litigation, investigation or
             ------------
proceeding pending, or to the knowledge of FFC threatened, that involves FFC or its properties and that, if determined adversely to FFC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or of any arbitration tribunal against FFC which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted; and
(iii) the executive officers of FFC are not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to FFC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted.

           Section 4.10 Compliance with Laws; Governmental Authorizations.
                        -------------------------------------------------
Except as disclosed in Schedule 4.10 or where noncompliance would not have a
                       -------------
material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC: (i) FFC and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of FFC and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are not proceedings pending or, to the knowledge of FFC, threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

           Section 4.11 Complete and Accurate Disclosure. Neither this Agreement
                        --------------------------------
(insofar as it relates to FFC, FFC Common Stock, and the involvement of FFC in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by FFC to ABC in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by FFC to ABC in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

           Section 4.12 Labor Relations. Neither FFC nor any of its Subsidiaries
                        ---------------
is a party to or bound by any collective bargaining agreement. FFC and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of FFC or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of FFC.

           Section 4.13 Employee Benefits Plans. FFC's contributory
                        -----------------------
profit-sharing plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the "FFC Pension Plans") are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the PBGC. No "prohibited transaction" or "reportable event" (as such terms are defined in the Code or ERISA) has occurred with respect to the FFC Pension Plans or any other FFC employee benefit plan (each hereinafter called an "FFC Benefit Plan"). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the FFC Pension Plans or any other FFC Benefit Plan. FFC has not incurred any liability for any tax imposed by Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the FFC Pension Plans or any other FFC Benefit Plan.

           Section 4.14 Environmental Matters. Except as disclosed in Schedule
                        ---------------------                         --------
4.14 or as reflected, noted or adequately reserved against in the FFC Balance
----
Sheet, FFC has no knowledge of any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor's right) or leased by FFC and which is required to be reflected, noted or adequately reserved against in FFC's consolidated financial statements under generally accepted accounting principles.

           Section 4.15 SEC Filings. No registration statement, offering
                        -----------
circular, proxy statement, schedule or report filed and not withdrawn by FFC with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           Section 4.16 Proxy Statement/Prospectus. At the time the Proxy
                        --------------------------
Statement/ Prospectus (as defined in Section 6.1(b)) is mailed to the stockholders of ABC and at all times subsequent to such mailing, up to and including the Effective Date, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to FFC, the FFC Common Stock, and actions taken and statements made by FFC in connection with the transactions contemplated herein (other than information provided by ABC to FFC), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the applicable rules and regulations of the SEC and the FRB thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

           Section 4.17 Accounting Treatment. To the best of FFC's knowledge
                        --------------------
after reasonable investigation and consultation with its advisors, and subject to any factors beyond FFC's control, the Merger will qualify for pooling-of-interests accounting treatment.

           Section 4.18 Regulatory Approvals. FFC is not aware of any reason why
                        --------------------
any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to FFC's ability to carry on its business.

                                    ARTICLE V
                                COVENANTS OF ABC
                                ----------------

           From the date of this Agreement until the Effective Date, ABC covenants and agrees to do the following:

           Section 5.1 Conduct of Business. Except as otherwise consented to by
                       -------------------
FFC in writing ABC shall: (i) use all reasonable efforts to carry on its business in, and only in, the Ordinary Course of Business; (ii) use all reasonable efforts to preserve its present business organization, to retain the services of its present officers and employees, and to maintain its relationships with customers, suppliers and others having business dealings with ABC; (iii) maintain all of its structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty; (iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to ABC; (v) keep in full force and effect all insurance policies now carried by ABC; (vi) perform in all material respects each of its obligations under all Material Contracts (as defined in Section 3.12 herein) to which ABC is a party or by which ABC may be bound or which relate to or affect its properties, assets and business; (vii) maintain its books of account and other records in the Ordinary Course of Business; (viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to ABC and to the conduct of its business; (ix) not amend ABC's Articles of Incorporation or Bylaws; (x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business; (xi) not make any material acquisition or disposition of any properties or assets or subject any of its properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever; (xii) not knowingly take or permit to be taken any action which would cause any representation or warranty to be materially inaccurate as of the date of such action or constitute a material breach of any covenant set forth in this Agreement; (xiii) not declare, set aside or pay any dividend or make any other distribution in respect of ABC Common Stock; (xiv) not authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of ABC Common Stock or any other equity or debt securities of ABC other than the Warrant; (xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any ABC Benefit Plan except as required by law (as defined in
Section 3.18 herein) for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein) with, any officer, director, employee or consultant of ABC, except that ABC may grant reasonable salary increases and bonuses to its officers and employees in the Ordinary Course of Business to the extent consistent with its past practice and as set forth in Section 7.2(l);
                                                             --------------
(xvi) not enter into any related party transaction of the kind contemplated in
Section 3.19 herein except in the Ordinary Course of Business consistent with past practice (as disclosed on Schedule 3.19); (xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by ABC during the fiscal year ending December 31, 1997, ABC shall consult with FFC and shall act in accordance with generally accepted accounting principles and ABC's customary business practices; (xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely; (xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on ABC except in the Ordinary Course of Business consistent with past practice; (xx) not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair; (xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility, provided, however, that ABC may open a branch office at Saucon Valley Square, Wyandotte Street, Lower Saucon Township, Northampton County, Pennsylvania; (xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; (xxiii) not make purchases of securities for its investment portfolio without prior consultation with FFC;
(xxiv) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of this Agreement or the Merger or cause the Merger not to qualify for pooling-of-interests accounting treatment or as a tax-free reorganization under Section 368 of the Code; (xxv) not materially expand the current scope of its trust activities by, among other things, entering into contractual arrangements related thereto, without consulting FFC; or (xxvi) not extend the term of any existing Material Contract for a term beyond January 1, 1999.

           Section 5.2 Best Efforts. ABC shall cooperate with FFC and shall use
                       ------------
its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, ABC shall: (i) cooperate with FFC in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); (ii) call a meeting of its stockholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its stockholders at that meeting; and (iii) cooperate with FFC in making ABC's employees reasonably available for training by FFC at ABC's facilities prior to the Effective Date, to the extent that such training is deemed reasonably necessary by FFC to ensure that ABC's facilities will be properly operated in accordance with FFC's policies after the Merger.

           Section 5.3 Access to Properties and Records. ABC shall give to FFC
                       --------------------------------
and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of ABC as FFC may reasonably request subject to the obligation of FFC and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning ABC obtained by reason of such access and subject to applicable law.

           Section 5.4 Subsequent Financial Statements. Between the date of
                       -------------------------------
signing of this Agreement and the Effective Date, ABC shall promptly prepare and deliver to FFC as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to stockholders and all reports to regulatory authorities prepared by or for ABC (which additional financial statements and reports are hereinafter collectively referred to as the "Additional ABC Financial Statements"). The representations and warranties set forth in Sections 3.6, 3.7 and 3.8 shall apply to the Additional ABC Financial Statements.

           Section 5.5 Update Schedules. ABC shall promptly disclose to FFC in
                       ----------------
writing any change, addition, deletion or other modification to the information set forth in its Schedules hereto.

           Section 5.6 Notice. ABC shall promptly notify FFC in writing of any
                       ------
material actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to FFC in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities business operations or future prospects of ABC or restrict in any manner its ability to carry on its business as presently conducted.

           Section 5.7 Other Proposals. ABC shall not, nor shall it permit any
                       ---------------
of its officers, directors, employees, agents, consultants or other representatives to: (i) solicit, initiate or encourage any proposal for a merger or other acquisition of ABC, or any material portion of its properties or assets, with or by any person other than FFC, or (ii) cooperate with, or furnish any nonpublic information concerning ABC to, any person in connection with such a proposal (an "Acquisition Proposal"); provided, however, that the obligations of ABC and its directors and other representatives under this Section 5.7 are subject to the limitation that the Board of Directors shall be free to take such action as the Board of Directors determines, in good faith and after consultation with outside counsel, that is not legally inconsistent with its fiduciary duty. ABC will notify FFC immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

           Section 5.8 Affiliate Letters. ABC shall deliver or cause to be
                       -----------------
delivered to FFC, at or before the Closing, a letter from each of the executive officers and directors of ABC (and shall use its best efforts to obtain and deliver such a letter from each stockholder of ABC) who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of ABC, in form and substance satisfactory to FFC, under the terms of which each such officer, director or stockholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of FFC Common Stock to be received by such person pursuant to this Agreement.

           Section 5.9 No Purchases or Sales of FFC Common Stock During Price
                       ------------------------------------------------------
Determination Period. ABC shall not, and shall use its best efforts to ensure
--------------------
that its executive officers and directors do not, and shall use its best efforts to ensure that each stockholder of ABC who may be deemed an "affiliate" (as defined in SEC Rules 145 and 405) of ABC does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of FFC Common Stock or any options, rights or other securities convertible into shares of FFC Common Stock during the Price Determination Period.

           Section 5.10 Accounting Treatment. ABC acknowledges that FFC
                        --------------------
presently intends to treat the business combination contemplated by this Agreement as a "pooling-of-interests" for financial reporting purposes. ABC shall not take (and shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants or other representatives of ABC to take) any action that would preclude FFC from treating such business combination as a "pooling-of-interests" for financial reporting purposes.

           Section 5.11 Employment Obligations. Prior to the Effective Date,
                        ----------------------
without the prior written consent of FFC, ABC shall not modify the terms of the Employment Obligations (as defined in Section 3.17) except as contemplated by Sections 7.2(k) and (l) and ABC shall not create any new Employment Obligation.

                                   ARTICLE VI
                                COVENANTS OF FFC
                                ----------------

           From the date of this Agreement until the Effective Date, or until such later date as may be expressly stipulated in any Section of this Article VI, FFC covenants and agrees to do the following:

           Section 6.1 Best Efforts. FFC shall cooperate with ABC and shall use
                       ------------
its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, FFC agrees to do the following:

                (a) Applications for Regulatory Approval: FFC shall promptly
                    ------------------------------------
prepare and file, with the cooperation and assistance of (and after review by) ABC and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation an application for approval under the BHC Act, the FDI Act and the Pennsylvania Banking Code of 1965, as amended;

                (b) Registration Statement: FFC shall promptly prepare, with the
                    ----------------------
cooperation and assistance of (and after review by) ABC and its counsel and accountants, and file with the SEC and the FRB, as applicable, a registration statement (the "Registration Statement") and a proxy statement and prospectus which is prepared as a part thereof (the "Proxy Statement/Prospectus") for the purpose of registering the shares of FFC Common Stock to be issued to stockholders of ABC, and the soliciting of the proxies of ABC's stockholders in favor of the Merger, under the provisions of this Agreement. FFC may rely upon all information provided to it by ABC in this connection and FFC shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by FFC in reliance upon any information provided to FFC by ABC or by any of its officers, agents or representatives. ABC shall not be liable for any untrue statement of material fact or any omission to state a material fact in the Registration Statement or the Proxy Statement/Prospectus if such statement is made by ABC in reliance upon any information provided to ABC by FFC or by any of its officers, agents or representatives;

                (c) State Securities Laws: FFC, with the cooperation and
                    ---------------------
assistance of ABC and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement;

                (d) Stock Listing: FFC shall promptly take all such actions as
                    -------------
may be necessary or appropriate in order to list the shares of FFC Common Stock to be issued in the Merger on the NASDAQ;

                (e) LB: FFC shall cause LB to be a party to this Agreement and
                    --
approve this Agreement as LB's sole Shareholder; and

                (f) Accounting Treatment: FFC shall take no action which would
                    --------------------
have the effect of causing the Merger not to qualify for pooling-of-interests accounting treatment or as a tax-free reorganization under Section 368 of the Code.

                (g) Adopt Amendments: FFC shall not adopt any amendments to its
                    ----------------
charter or bylaws or other organizational documents that would alter the terms of

FFC's Common Stock or could reasonably be expected to have a material adverse effect on the ability of FFC to perform its obligations under this Agreement.

           Section 6.2 Access to Properties and Records. FFC shall give to ABC
                       --------------------------------
and to its authorized employees and representatives (including without limitation ABC's counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of FFC as ABC may reasonably request, subject to the obligation of ABC and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning FFC obtained by reason of such access.

           Section 6.3 Subsequent Financial Statements. Between the date of
                       -------------------------------
signing of this Agreement and the Effective Date, FFC shall promptly prepare and deliver to ABC as soon as practicable each Quarterly Report to FFC's stockholders and any Annual Report to FFC's stockholders normally prepared by FFC. The representations and warranties set forth in Sections 4.5, 4.6 and 4.7 herein shall apply to the financial statements (hereinafter collectively referred to as the "Additional FFC Financial Statements") set forth in the foregoing Quarterly Reports and any Annual Report to FFC's stockholders.

           Section 6.4 Update Schedules. FFC shall promptly disclose to ABC in
                       ----------------
writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

           Section 6.5 Notice. FFC shall promptly notify ABC in writing of any
                       ------
actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to ABC in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted.

           Section 6.6 Employment Arrangements. Employment Arrangements
                       -----------------------

                (a) From and after the Effective Date, FFC shall cause ABC: (i) subject to Section 7.2(l) herein, to honor each of the Employment Obligations (as defined in Section 3.17 herein); and (ii) to honor ABC's obligations under the ABC Benefit Plans.

                (b) On and after the Effective Date and subject to the Employment Obligations (subject to the provisions of subsection (c) below), FFC shall cause LB to use its best efforts to retain each present full-time employee of ABC at such employee's current position (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with FFC or an FFC subsidiary bank at a salary commensurate with the position), (ii) pay compensation to each person who was employed as of the Effective Date and who continues to be employed by ABC on and after the Effective Date (including Messrs. McDonald and Lobach) , that is at least equal to the aggregate compensation that such person was receiving from ABC prior to the Effective Date (unless there is a material change in the duties and responsibilities of such employee) and (iii) provide employee benefits to each such person who is an employee, on and after the Effective Date, that are substantially equivalent in the aggregate to the employee benefits that such person was receiving as an employee from ABC prior to the Effective Date and that are no less favorable than employee benefits afforded to similarly situated employees of FFC and its Subsidiaries. For vesting and eligibility purposes for employee benefits, former ABC employees shall receive credit for years of service with ABC. With respect to any welfare benefit plans to which such employees may become eligible, FFC and its Subsidiaries shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods.

                (c) Notwithstanding anything herein to the contrary (including, without limitation, the provisions of subsections (a) and (b) above): (i) FFC shall, after the Effective Date, discontinue and terminate the plans of ABC relating to the ABC Rights; (ii) in the event that FFC causes LB to continue to employ officers or employees of ABC as of the Effective Date, LB shall employ such persons on the Effective Date, as "at will" employees subject to the continued satisfactory performance of their respective duties; and (iii) in the event LB does not employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of any officers or employees of ABC as of the Effective Date, FFC shall cause LB to pay severance benefits to such employee as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, one week's salary plus an additional one week's salary for each year of service with ABC, with a maximum severance benefit of 26 weeks' salary; and (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of LB.

           Section 6.7 No Purchase or Sales of FFC Common Stock During Price
                       -----------------------------------------------------
Determination Period. Neither FFC nor any Subsidiary of FFC, nor any executive
--------------------
officer or director of FFC or any Subsidiary of FFC, nor any shareholder of FFC who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of FFC, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of FFC Common Stock or any options, rights or other securities convertible into shares of FFC Common Stock during the Price Determination Period; provided, however, that FFC may purchase shares
                                --------  -------
of FFC Common Stock in the ordinary course of business during the Price Determination Period pursuant to FFC's Benefit Plans or FFC's Dividend Reinvestment Plan.

           Section 6.8 Post-Merger Operations of LB.
                       ----------------------------
                (a) Following the Effective Date, LB, as the surviving bank in the Merger, shall operate as a subsidiary of FFC under a name or names agreed upon by LB and ABC;

                (b) For a period from the Effective Date through a date determined by FFC (not to be before three (3) years after the Effective Date), FFC shall (subject to the right of FFC and the ABC Continuing Directors to terminate such obligations under this Section 6.8(a) under subsections (b) and
(c) below): offer appointment to all present directors of ABC to the board of directors of LB who indicate their desire to serve (the "ABC Continuing Directors"), provided, that (A) each non-employee ABC Continuing Director shall
             --------
receive director's fees from LB in the form of an annual retainer of $8,800; and
(B) ABC Continuing Directors who are age 70 or above on the Effective Date, or who subsequently attain age 70 within three years of the Effective Date, shall be limited to a maximum of three successive one-year terms. On the Effective Date, Timothy J. McDonald and David M. Lobach, Jr. shall be appointed president and chief operating officer and an executive vice president, respectively, of LB. Mr. McDonald shall become chief executive officer of LB no later than December 31, 1998;

                (c) FFC shall have the right to terminate its obligations (subject to the terms of the Employment Obligations with Messrs. McDonald and Lobach) under subsection (b) of this Section 6.8 as a result of (i) regulatory considerations, (ii) safe and sound banking practices, or (iii) the exercise of their fiduciary duties by FFC's directors; and

                (d) Notwithstanding anything herein to the contrary, the ABC Continuing Directors, in their exercise of their fiduciary duty as to the best interests of ABC and FFC, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (b) of this Section 6.8.

           Section 6.9 Appointment of FFC Director
                       ---------------------------
           FFC shall, on or promptly after the Effective Date, appoint to FFC's Board of Directors one of ABC's current directors (designated, subject to the reasonable approval of FFC, by vote of ABC's Board of Directors prior to the Effective Date) to serve as director of FFC. During the three-year period after the Effective Date, the FFC Board of Directors shall nominate such designee for election, and support his election, for at least one three-year term at the first annual meeting of shareholders of FFC at which such designee's initial term expires. During such period, in the event such designee shall cease to serve as a director of FFC, the ABC Continuing Directors shall have the right to designate one other person then serving on the Board of LB to serve as a director of FFC (subject to the reasonable concurrence of FFC as to the person designated).


                                   ARTICLE VII
                              CONDITIONS PRECEDENT
                              --------------------

           Section 7.1 Common Conditions. The obligations of the parties to
                       -----------------
consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

                (a) Stockholder Approval: This Agreement shall have been duly
                    --------------------
authorized, approved and adopted by the stockholders of ABC;

                (b) Regulatory Approvals: The approval of each federal and state
                    --------------------
regulatory authority having jurisdiction over the transactions contemplated by this Agreement, including without limitation, the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC"), and the Pennsylvania Banking Department, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would: (i) require or could reasonably be expected to require (A) any divestiture by FFC of a portion of the business of FFC, or any subsidiary of FFC, or (B) any divestiture by ABC of a portion of its business which FFC in its good faith judgment believes will have a significant adverse impact on the business or prospects of ABC; or (ii) impose any condition upon FFC, or any of its subsidiaries, which in FFC's good faith judgment, (x) would be materially burdensome to FFC and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by FFC as a result of consummating the Merger, or (z) would prevent FFC from obtaining any material benefit contemplated by it to be attained as a result of the Merger;

                (c) Stock Listing. The shares of FFC Common Stock to be issued
                    -------------
in the Merger shall have been authorized for listing on NASDAQ;

                (d) Tax Opinion. Each of FFC and ABC shall have received an
                    -----------
opinion of FFC's counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to FFC and ABC, addressed to FFC and ABC, with respect to federal tax laws or regulations, to the effect that:

                     (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code;

                     (2) No gain or loss will be recognized by FFC, LB or ABC by reason of the Merger;

                     (3) The bases of the assets of ABC immediately after the Merger will be the same as the bases of such assets immediately prior to the Merger;

                     (4) The holding period of the assets of ABC immediately after the Merger will include the period during which such assets were held by ABC prior to the Merger;

                     (5) A holder of ABC Common Stock who receives shares of FFC Common Stock in exchange for his ABC Common Stock pursuant to the reorganization (including fractional shares of FFC Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange;

                     (6) A holder of ABC Common Stock who receives cash in lieu of a fractional share of FFC Common Stock will be treated as if he received a fractional share of FFC Common Stock pursuant to the reorganization and FFC then redeemed such fractional share for the cash. The holder of ABC Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share;

                     (7) The tax basis of the FFC Common Stock to be received by the stockholders of ABC pursuant to the terms of this Agreement will be equal to the tax basis of the ABC Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange; and

                     (8) The holding period of the shares of FFC Common Stock to be received by the stockholders of ABC will include the period during which they held the shares of ABC Common Stock surrendered, provided the shares of ABC Common Stock are held as a capital asset on the date of the exchange.

                (e) Registration Statement: The Registration Statement (as
                    ----------------------
defined in Section 6.1(b), including any amendments thereto) shall have been declared effective or approved by the SEC by the FRB, as applicable; the information contained herein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6/1(b) to the stockholders of ABC; regulatory clearance for the offering contemplated by the Registration Statement (the "Offering") shall have been received from each state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering;

                (f) No Suits: No action, suit or proceeding shall be pending or
                    --------
threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; and

                (g) Pooling: FFC and ABC shall have been advised in writing by
                    -------
Arthur Anderson LLP on the Effective Date that the Merger should be treated as a pooling transaction for financial accounting purposes.

                (h) Employment Obligations Amendment: Timothy J. McDonald and
                    --------------------------------
David M. Lobach, Jr. shall each agree to amend his existing Employment Agreement with ABC dated August 23, 1996, as amended, in the form of Exhibit F hereto.
                                                           ---------

           Section 7.2 Conditions Precedent to Obligations of FFC. The
                       ------------------------------------------
obligations of FFC to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by FFC in accordance with the provisions of Section 8.4 herein:

                (a) Accuracy of Representations and Warranties: All of the
                    ------------------------------------------
representations and warranties of ABC as set forth in this Agreement, all of the information contained in the Schedules hereto and all ABC Closing Documents (as defined in Section 7.2(l)) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date); except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be material to ABC;

                (b) Covenants Performed: ABC shall have performed or complied in
                    -------------------
all material respects with each of the covenants required by this Agreement to be performed or complied with by it;

                (c) Opinion of Counsel for ABC: FFC shall have received an
                    --------------------------
opinion, dated the Effective Date, from Fredric C. Jacobs, Esquire, counsel to ABC, in substantially the form of Exhibit D hereto. In rendering any such
                                  ---------
opinion, such counsel may require and, to the extent he deems necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of ABC, FFC, affiliates of the foregoing, and others;

                (d) Affiliate Agreements. Stockholders of ABC who are or will be
                    --------------------
affiliates of ABC or FFC for the purposes of Accounting Series Release No. 135 and the 1933 Act shall have entered into agreements with FFC, in form and substance satisfactory to FFC, reasonably necessary to assure (i) the ability of FFC to use pooling-of-interests accounting for the Merger; and (ii) compliance with Rule 145 under the 1933 Act;

                (e) ABC Rights. All holders of ABC Rights shall have delivered
                    ----------
documentation reasonably satisfactory to FFC canceling the ABC Rights in exchange for FFC Common Stock pursuant to Section 2.3 herein;

                (f) Financial Confirmation: FFC (together with its accountants,
                    ----------------------
if the advice of such accountants is deemed necessary or desirable by FFC) shall have established to its reasonable satisfaction that, since September 30, 1997, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of ABC. In particular, without limiting the generality of the foregoing sentence, the Additional ABC Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of ABC as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the ABC Balance Sheet. For purposes of this Section 7.2(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of ABC or (ii) the ability of ABC to perform its obligations under this Agreement, provided that "material and adverse change" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by court of governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of ABC taken with the prior written consent of FFC in contemplation of the transactions contemplated hereby, (d) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (e) the direct effects of compliance with this Agreement on the operating performance of ABC, including expenses incurred by ABC in consummating the transactions contemplated by the Agreement (subject to disclosure herein or FFC's prior written approval, such approval not to be unreasonably withheld, of such expenses);

                (g) Accountants' Letter. At its option, FFC shall have received
                    -------------------
a "comfort" letter from the independent certified public accountants for ABC, dated (i) the effective date of the Registration Statement, and (ii) the Effective Date, in each case substantially to the effect that:

                     (1) it is a firm of independent public accounts with respect to ABC and its subsidiaries within the meaning of the 1933 Act and the rules and regulations of the SEC thereunder;

                     (2) in its opinion the audited financial statements of ABC examined by it and included in the Registration Statement comply as to form in all material respects with the applicable requirements of the 1933 Act and the applicable published rules and regulations of the SEC thereunder with respect to registration statements on the form employed; and

                     (3) on the basis of specified procedures (which do not constitute an examination in accordance with generally accepted audit standards), consisting of a reading of the unaudited financial statements, if any, of ABC included in such Registration Statement and of the latest available unaudited financial statements of ABC, inquiries of officers responsible for financial and accounting matters of ABC and a reading of the minutes of meetings of stockholders and the Board of Directors of ABC, nothing has come to its attention which causes it to believe: (i) that the financial statements, if any, of ABC included in such Registration Statement do not comply in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and (ii) that any such unaudited financial statements of ABC from which unaudited quarterly financial information set forth in such Registration Statement has been derived, are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the audited financial statements.

                (h) Federal and State Securities and Antitrust Laws: FFC and its
                    -----------------------------------------------
counsel shall have determined to their satisfaction that, as of the Closing, all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with;

                (i) Dissenting Stockholders: Dissenters' rights shall have been
                    -----------------------
exercised with respect to less than 10% of the outstanding shares of ABC Common Stock;

                (j) Environmental Matters: No environmental problem of the kind
                    ---------------------
contemplated in Section 3.22 and not disclosed in Schedule 3.22 shall have been
                                                  -------------
discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ABC, provided, that for purposes of
                                       --------
determining the materiality of an undisclosed environmental problem or problems, the definition of "material" shall be governed by the proviso to Section 7.2(a) of this Agreement;

                (k) Required Notices, Consents and Approvals: ABC shall have
                    ----------------------------------------
received any material required notice, consent or approval as contemplated by
Section 3.1 herein; and

                (l) Closing Documents: ABC shall have delivered to FFC: (i) a
                    -----------------
certificate signed by ABC's President and Secretary (or other officers reasonably acceptable to FFC) verifying that, to the best of their knowledge after reasonable investigation, all of the representations and warranties of ABC set forth in this Agreement are true and correct in all material respects as of the Closing and that ABC has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which ABC is a party or by which it or any of its properties are bound; and (iii) such other certificates and documents as FFC and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the "ABC Closing Documents").

           Section 7.3 Conditions Precedent to the Obligations of ABC. The
                       ----------------------------------------------
obligation of ABC to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by ABC in accordance with the provisions of Section 8.4 herein:

                (a) Accuracy of Representations and Warranties: All of the
                    ------------------------------------------
representations and warranties of FFC as set forth in this Agreement, all of the information contained in its Schedules and all FFC Closing Documents (as defined in Section 7.3(f) of this Agreement) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date);

                (b) Covenants Performed: FFC shall have performed or complied in
                    -------------------
all material respects with each of the covenants required by this Agreement to be performed or complied with by FFC;

                (c) Opinion of Counsel for FFC: ABC shall have received an
                    ---------------------------
opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to FFC, dated the Effective Date, in substantially the form of Exhibit E hereto. In rendering any
                                             ---------
such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of FFC, ABC, affiliates of the foregoing, and others;

                (d) Fairness Opinion: ABC shall have obtained from Danielson
                    -----------------
Associates, Inc., or from another independent financial advisor selected by the Board of Directors of ABC, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the stockholders of ABC stating that the terms of the acquisition contemplated by this Agreement are fair to the stockholders of ABC from a financial point of view;


                (e) Financial Confirmation: ABC (together with its accountants,
                    ----------------------
if the advice of such accountants is deemed necessary or desirable by ABC) shall have established to its reasonable satisfaction that, since September 30, 1997, there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC. In particular, without limiting the generality of the foregoing sentence, the Additional FFC Financial Statements shall indicate that the financial condition, assets, liabilities and results of operations of FFC as of the respective dates reported therein do not vary adversely in any material respect from the financial condition, assets, liabilities and results of operations presented in the FFC Balance Sheet. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the consolidated financial position, business, results of operations or future prospects of FFC or (ii) the ability of FFC to perform its obligations under this Agreement, provided that "material and adverse change" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by court of governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies or (c) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates;

                (f) Closing Documents: FFC shall have delivered to ABC: (i) a
                    ------------------
certificate signed by FFC's President and Secretary (or other officers reasonably acceptable to ABC) verifying that, to the best of their knowledge after reasonable investigation, all of the representations and warranties of FFC set forth in this Agreement are true and correct in all material respects as of the Closing and that FFC has performed in all material respects each of the covenants required to be performed by FFC; and (ii) such other certificates and documents as ABC and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the "FFC Closing Documents"); and

                (g) Market Price of FFC Common Stock: The Closing Market Price
                    --------------------------------
(as adjusted appropriately for an event described in section 2.1(b) herein and assuming the Effective Date is thirty (30) days after receipt of the last required approval under Section 9.1 hereunder) shall be either (a) in excess of 82.5% of $24.80, the closing bid price (the "Pre-Announcement Price") of FFC Common Stock on the business day immediately preceding the public announcement of the Merger (the "Pre-Announcement Price") or (b) in excess of an amount per share equal to (i) the Pre-Announcement Price multiplied by
(ii) 0.825   multiplied by (iii) the quotient obtained by dividing the
average NASDAQ Bank Index for the Price Determination Period by the NASDAQ Bank Index on the Pre-Announcement Date (the "Market Test"). Thus, for example, the average NASDAQ Bank Index for the Price Determination Period reflects a decline of 10% from the Pre-Announcement Date, (a) would be $20.46 and (b) would be $18.41 ($24.80 x 0.825 x 0.90) and the Closing Market Price would be required to be $18.41 or lower for this condition precedent not to be satisfied or for ABC to terminate this Agreement under Section 8.1(c)(iii) herein. If, on the other hand, the average NASDAQ Bank Index for the Price Determination Period remains unchanged or increases from the Pre-Announcement Date, the Closing Market Price would be required to be $20.46 or lower for this condition precedent not to be satisfied or for ABC to terminate this Agreement under Section 8.1(c)(iii) herein.

                                 ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

           Section 8.1   Termination. This Agreement may be terminated at any
                         -----------
time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the stockholders of ABC) as follows:

                (a) Mutual Consent:  This Agreement may be terminated by mutual
                    --------------
consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of ABC and FFC, followed by written notices given to the other party;

                (b) Unilateral Action by FFC: This Agreement may be terminated
                    ------------------------
unilaterally by the affirmative vote of the Board of Directors of FFC, followed by written notice given to ABC, if: (i) there has been a material breach by ABC of any representation, warranty or material failure to comply with any covenant set forth in this Agreement which breach results in a material and adverse change as to ABC (as such standard is set forth in Sections 7.2(a) and (e) herein) and such breach has not been cured within thirty (30) days after written notice of such breach has been given by FFC to ABC, provided that FFC is not then in material breach of any representation, warranty or covenant contained in the Agreement; or (ii) any condition precedent to FFC's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of FFC, on January 31, 1999.

                (c) Unilateral Action By ABC: This Agreement may be terminated
                    -------------------------
unilaterally by the affirmative vote of a majority of the Board of Directors of ABC, followed by written notice given to FFC, if: (i) there has been a material breach by FFC of any representation, warranty or material failure to comply with any covenant set forth in this Agreement which breach results in a material and adverse change as to FFC (as such standard is set forth in Sections 7.3(a) and (e) herein) and such breach has not been cured within thirty (30) days after written notice of such breach has been given by ABC to FFC, provided that ABC is not then in material breach of any representation, warranty or covenant contained in this Agreement; (ii) any condition precedent to ABC's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of ABC, on January 31, 1999; or (iii) the Market Test would not be met.



           Section 8.2   Effect of Termination.
                         ---------------------

                (a) Effect. In the event of a permitted termination of this
                    ------
Agreement under Section 8.1 herein, this Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

                (b) Limited Liability. The termination of this Agreement in
                    -----------------
accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party's directors, officers, stockholders, agents or representatives, except that if this Agreement is terminated by FFC by reason of a material breach by ABC, or if this Agreement is terminated by ABC by reason of a material breach by FFC, and such breach involves a intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.

                (c) Confidentiality. In the event of a termination of this
                    ---------------
Agreement, neither FFC nor ABC shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein and each party shall promptly return to the party all non-public proprietary and business information received from such party.

                (d) Amendment. To the extent permitted by law, this Agreement
                    ---------
may be amended at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the stockholders of ABC), but only by a written instrument duly authorized, executed and delivered by FFC and by ABC; provided, however, that (i) any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former stockholders of ABC in exchange for their shares of ABC Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the stockholders of ABC in accordance with applicable law; and (ii) LB shall be permitted to join as a party to this Agreement without execution of such joinder by FFC or ABC.

                (e) Waiver. Any term or condition of this Agreement may be
                    ------
waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the stockholders of ABC) by a written instrument duly authorized, executed and delivered by such party or parties.


                                   ARTICLE IX
                    RIGHTS OF DISSENTING STOCKHOLDERS OF ABC
                    ----------------------------------------

           Section 9.1   Rights of Dissenting Stockholders of ABC. The
                         ----------------------------------------
stockholders of ABC shall be entitled to and may exercise dissenters' rights if and to the extent they are entitled to do so under the provisions of 7 P.S.
(S)(S) 1222 and 1607.


                                  ARTICLE X
                          CLOSING AND EFFECTIVE DATE
                          ---------------------------

           Section 10.1   Closing. Provided that all conditions precedent set
                          -------
forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the "Closing") at the offices of FFC at One Penn Square, Lancaster, Pennsylvania, within thirty (30) days after the receipt of all required regulatory approvals and after the expiration of all applicable waiting periods on a date to be agreed upon by the parties, at which time the parties shall deliver the ABC Closing Documents, the FFC Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

           Section 10.2   Effective Date.  Pursuant to 7 P.S. (S)(S) 1606, the
                          --------------
Merger shall become effective on the date of filing of Articles of Merger with the Pennsylvania Department of State or on such later date specified in the Articles of Merger.

                                  ARTICLE XI
                 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                 ---------------------------------------------

           Section 11.1   No Survival. The representations and warranties of
                          -----------
ABC and of FFC set forth in this Agreement shall expire and be terminated on the Effective Date by consummation of this Agreement, and no such representation or warranty shall thereafter survive.


                                  ARTICLE XII
                              GENERAL PROVISIONS
                              ------------------

           Section 12.1   Expenses. Except as provided in Section 8.2(b)
                          --------
herein, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 12.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of FFC.

           Section 12.2   Other Mergers and Acquisitions. Subject to the right
                          ------------------------------
of ABC to refuse to consummate this Agreement pursuant to Section 8.1(c) herein by reason of a material breach by FFC of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed: (i) to preclude FFC from acquiring, or to limit in any way the right of FFC to acquire, prior to or following the Effective Date, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of FFC Common Stock or otherwise; (ii) to preclude FFC from issuing, or to limit in any way the right of FFC to issue, prior to or following the Effective Date, FFC Common Stock, FFC Preferred Stock or any other equity or debt securities; or (iii) to preclude FFC from taking, or to limit in any way the right of FFC to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

           Sections 12.3   Notices. All notices, claims, requests, demands and
                           -------
other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

                  (a) If to FFC or LB, to:

                         Rufus A. Fulton, Jr., President
                            and Chief Executive Officer
                         Fulton Financial Corporation
                         One Penn Square
                         P.O. Box 4887
                         Lancaster, Pennsylvania  17604

                         With a copy to:

                         Paul G. Mattaini, Esq.
                         Barley, Snyder, Senft & Cohen, LLC
                         126 East King Street
                         Lancaster, Pennsylvania  17602

                  (b)    If to ABC, to:

                         Timothy J. McDonald
                         President and Chief Executive Officer
                         Ambassador Bank of the Commonwealth
                         4127 Tilghman Street
                         Allentown, Pennsylvania  18104

                         With a copy to:

                         Fredric C. Jacobs, Esquire
                         214 Bushkill Street
                         Easton, Pennsylvania  18042

                           Counterparts. This Agreement may be executed
                           ------------
simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

                           Governing Law. This Agreement shall be deemed to have
                           -------------
been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

                           Parties in Interest. This Agreement shall be binding
                           -------------------
upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.

                           Entire Agreement. This Agreement, together with the
                           ----------------
Warrant Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.


                                      FULTON FINANCIAL CORPORATION


                                     By: /s/Rufus A. Fulton, Jr.
                                        Rufus A. Fulton, Jr., President
                                        and Chief Executive Officer


                                     Attest: /s/William R. Colmery
                                             William R. Colmery, Secretary

                                    LAFAYETTE BANK


                                    By:
                                       -----------------------------------------

                                    Attest:
                                           -------------------------------------

                                    AMBASSADOR BANK OF THE COMMONWEALTH


                                    By: /s/Timothy J. McDonald
                                       -----------------------------------------
                                         Timothy J. McDonald, President
                                         and Chief Executive Officer


                                    Attest: /s/David M. Lobach, Jr.
                                           -------------------------------------
                                         David M. Lobach, Jr.,
                                         Secretary

                                    EXHIBIT B

                      OPINION OF DANIELSON ASSOCIATES, INC.
                      -------------------------------------

                            DANIELSON ASSOCIATES INC.
                            6110 Executive Boulevard
                                    Suite 504
                         Rockville, Maryland 20852-3903

                                                               Pittsburgh Office
                                                               -----------------
                                                             Tel: (412) 262-3207

                                                                    May 15, 1998
Board of Directors
Ambassador Bank of the Commonwealth
4127 Tilghman Street
Allentown, Pennsylvania 18104

Dear Members of the Board:

         You have requested our opinion as to the "fairness," from a financial point of view, of the offer by Fulton Financial Corporation ("Fulton") of Lancaster, Pennsylvania to acquire all of the shares of the common stock of Ambassador Bank of the Commonwealth ("Ambassador") of Allentown, Pennsylvania. The Fulton offer is to exchange 1.40 shares of Fulton common stock for each share of Ambassador common stock on the effective date of acquisition and to pay the difference in stock between the transaction price and exercise price for all options to buy Ambassador common stock. Based on Fulton closing stock price of $31.06 on January 23, 1998, this offer has a monetary value of approximately $76.6 million.

         The "fair" sale value to which we are opining is defined as the price at which all of the shares of Ambassador's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also must be determined if the Fulton common stock to be exchanged for Ambassador's common stock is "fairly" valued.

         Danielson Associates Inc. ("Danielson Associates"), as part of its investment banking business, is regularly engage in the valuation of banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions. Danielson Associates has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets.

         This opinion is based partly on data supplied to Danielson Associates by Ambassador and Fulton, but it relies on some public information, all of which is believed to be reliable, but neither the completeness nor accuracy of all such information can be guaranteed. In particular, the opinion assumes, based on management's representation, that there are no significant asset quality problems beyond what is stated in recent reports to regulatory agencies and directors and in discussion with Danielson Associates' representatives.

         In arriving at this opinion, we have reviewed (a) annual reports of Ambassador and Fulton for the fiscal years ended December 31, 1995 and 1996; (b) call report data on each from 1989 through September 30, 1997, including quarterly reports for December 31, 1997; (c) recently reported prices and trading activities of, and dividends paid on, the common stock of Fulton; and
(d) certain other publicly available information, including data relating to

Board of Directors
Page 2
May 15, 1998


the current economic and acquisition environment generally and the banking market in particular.

         In preparing the opinion, Ambassador's market has been analyzed and its business and prospects have been reviewed. We also have conducted such other financial analyses as we deemed appropriate such as comparable company analyses, comparable transactions and pro forma dilution. Any unique characteristics have been considered.

         We believe that such analyses as described above must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying this opinion. The preparation of a "fairness" opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses and summary description.

         In this analyses, we made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Fulton's or Ambassador's control. Any estimates contained in our analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates.

         Based on the foregoing, it is our opinion that, as of the date hereof, that the common stock of Fulton that is to be exchanged for Ambassador stock is "fairly" valued and that the monetary consideration to be given to Ambassador shareholders by Fulton to acquire Ambassador is "fair," from a financial point of view, to Ambassador and its shareholders.

                                             Respectfully submitted,

                                             /s/ Arnold G. Danielson

                                             Arnold G. Danielson
                                             Chairman
                                             Danielson Associates Inc.

                                    EXHIBIT C

                          WARRANT AGREEMENT AND WARRANT
                          -----------------------------

                                WARRANT AGREEMENT
                                -----------------

         THIS WARRANT AGREEMENT is made January 26, 1998 by and between Fulton Financial Corporation, a Pennsylvania business corporation ("FFC") and the Ambassador Bank of the Commonwealth, a Pennsylvania bank ("ABC").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, FFC and ABC have entered into a Merger Agreement of even date (the "Merger Agreement"); and

         WHEREAS, as a condition to FFC's entry into the Merger Agreement and in consideration of such entry, ABC has agreed to issue to FFC, on the terms and conditions set forth herein, a warrant entitling FFC to purchase up to an aggregate of 475,000 shares of ABC's common stock, par value $4.00 per share (the "Common Stock");

         NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, FFC and ABC agree as follows:

         1. Issuance of Warrant. Concurrently with the execution of the Merger
            -------------------
Agreement and this Agreement, ABC shall issue to FFC a warrant in the form attached as Exhibit A hereto (the "Warrant", which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 475,000 shares of Common Stock, subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $26.75 per share, subject to adjustment as provided in the Warrant (the "Exercise Price"). So long as the Warrant is outstanding and unexercised, ABC shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock. ABC represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of Common Stock upon exercise of the Warrant. ABC covenants that the shares of Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the "Securities." So long as the Warrant is owned by FFC, the Warrant will in no event be exercised for more than that number of shares of Common Stock equal to 475,000 (subject to adjustment as provided in this Agreement and in the Warrant) less the number of shares of Common Stock at the time owned by FFC.

         2. Assignment, Transfer, or Exercise of Warrant. FFC will not sell,
            --------------------------------------------
assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of ABC except (A) if (I) FFC is not in material breach of the agreement or covenants contained in this Agreement or the Merger Agreement and
(II) no preliminary or permanent injunction or other order against the delivery of shares covered by the Warrant issued by any court of competent jurisdiction in the United States shall be in effect and (B) upon or after the occurrence of any of the following: (i) a knowing and intentional breach of any representation, warranty, or covenant set forth in the Merger Agreement by ABC which would permit a termination of the Merger Agreement by FFC pursuant to
Section 8.1(b)(i) thereof which is not cured and which occurs following a proposal from any person (other than FFC) to engage in an Acquisition Transaction; (ii) the failure of ABC's shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been a public announcement by any Person (other than FFC) of an offer or proposal to effect an Acquisition Transaction and, within twelve (12) months from the date of such shareholder's meeting, ABC engages in, or enters into a written agreement with respect to, an Acquisition Transaction; (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv) ABC shall have entered into an agreement, letter of intent, or other written understanding with any Person (other than FFC) providing for such Person (A) to engage in an Acquisition Transaction or (B) to negotiate with ABC with respect to an Acquisition Transaction; or (v) termination, or attempted termination, of the Merger Agreement by ABC under Section 5.7 of the Merger Agreement following receipt of a written proposal to engage in an Acquisition Transaction from a third party. As used in this Paragraph 2, the terms "Beneficial Ownership" and "Person" shall have the respective meanings set forth in Paragraph 7(g) herein. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation of statutory share exchange or any similar transaction involving ABC, (y) a purchase, lease or other acquisition of all or substantially all of the assets of ABC or (z) a purchase or other acquisition of beneficial ownership of securities resulting in ownership of 25% or more of the voting power of ABC.

         3. Governmental Filing, Etc.. If, at any time after the Warrant may be
            -------------------------
exercised or sold, ABC shall receive a written request therefor from FFC, ABC shall prepare, file and keep effective and current any required application or filing to register such shares or to obtain required regulatory or other approval for their issuance, and provide or file such documentation as may be required by, all applicable governmental entities or agencies (any such governmental filing(s) hereinafter collectively referred to as the "Governmental Filing"), covering, or in connection with, the Warrant and/or the Common Stock issued or issuable upon exercise of the Warrant. ABC shall use its best efforts to cause the Governmental Filing to become effective and remain current. Without the prior written consent of FFC, neither ABC nor any other holder of securities of ABC may include any other securities in the Governmental Filing. Notwithstanding anything herein to the contrary, FFC shall have right to request the Governmental Filing described in this Section 3 on one occasion only.

         4. Duties of ABC upon Governmental Filing. If and whenever ABC is
            --------------------------------------
required by the provisions of Paragraph 3 of this Agreement to make any Governmental Filing or to take any other action, ABC shall:

             (a) prepare and file with the all applicable governmental entities or agencies such amendments to the Governmental Filing and supplements thereto as may be necessary to keep the Governmental Filing effective, current, and accurate;

             (b) furnish to FFC and to any underwriters of the Securities being registered such reasonable number of copies of the Governmental Filing, any documents contained therein, and such other documents as FFC or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

             (c) use its best efforts to register or qualify the Securities covered by the Governmental Filing under the state securities or blue sky laws of such jurisdictions as FFC or such underwriters may reasonably request;

             (d) notify FFC, promptly after ABC shall receive notice thereof, of the time when the Governmental Filing has become effective or any supplement or amendment to any document forming a part of the Governmental Filing has been filed;

             (e) notify FFC promptly of any request by any governmental entities or agencies for the amending or supplementing of the Governmental Filing or any document contained therein, or for additional information;

             (f) prepare and file with all applicable governmental entities or agencies promptly upon the request of FFC, any amendments or supplements to the Governmental Filing or any document contained therein which, in the opinion of counsel for FFC, are required under any law or regulation;

             (g) prepare and promptly file with all governmental entities or agencies such amendments of or supplements to (i) the Governmental Filing or the document contained therein; or (ii) the Governmental Filing as may be necessary to correct any statements or omissions if, at the time when a Governmental Filing relating to such Securities is required to be delivered under law or regulation, any event shall have occurred as the result of which such Governmental Filing as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

             (h) advise FFC, promptly after ABC shall receive notice or obtain knowledge of the issuance of any stop order by any governmental entity or agency suspending the effectiveness of the Governmental Filing or of any action by any governmental entity or agency preventing the exercise of any right or obligation hereunder or that may be exercised in connection herewith, or the initiation or threatening of any proceeding for such purpose, and promptly use its best efforts to prevent such action or to obtain its withdrawal if such action should be taken; and

             (i) at the request of FFC, furnish on the date or dates provided for in any underwriting agreement: (i) an opinion or opinions of counsel for ABC for the purposes of such Governmental Filing, addressed to the underwriters and to FFC, covering such matters as such underwriters and FFC may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants for ABC, addressed to the underwriters and to FFC, covering such matters as such underwriters or FFC may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and that, in the opinion of such accountants, the financial statements and other financial data of ABC included in the Governmental Filing or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act or such other law or regulation as may be at issue.

        5. Expenses of Registration. With respect to the Governmental Filing
            ------------------------
requested pursuant to Paragraph 3 of this Agreement, (a) ABC shall bear all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of ABC to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) FFC shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for FFC and any other expenses incurred by FFC.

        6.  Indemnification.  In connection with any Registration Statement or
             ---------------
Governmental Filing or any amendment or supplement thereto:

             (a) ABC shall indemnify and hold harmless FFC, any underwriter for FFC, and each person, if any, who controls FFC or such underwriter from and against any and all loss, damage, liability, cost or expense to which FFC or any such underwriter or controlling person may become subject under any applicable law,, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Governmental Filing, any document contained therein or any amendment or supplement to the foregoing, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that ABC will not be liable in any such
                    --------  -------
        case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by FFC, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

             (b) FFC shall indemnify and hold harmless ABC, any underwriter and each person, if any, who controls ABC or such underwriter from and against any and all loss, damage, liability, cost or expense to which ABC or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Governmental Filing, any document contained therein or any amendment or supplement to the foregoing, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that FFC will not be liable in
                              --------  -------
        any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by ABC, such underwriter, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

             (c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any
                           --------  -------
        action include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

             (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act or such other law or regulation as may be applicable. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. FFC and ABC agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and FFC as a group were considered a single entity for such purpose.

        7.  Redemption and Repurchase Rights.
            --------------------------------

             (a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require ABC to redeem some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the "Redemption Price") equal to the highest of: (i) the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of ABC's assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of ABC as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder.

             (b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require ABC to repurchase all or any portion of the Warrant at a price (the "Warrant Repurchase Price") equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring ABC to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

             (c) The Holder's right, pursuant to this Paragraph 7, to require ABC to repurchase a portion or all of the Warrant, and/or to require ABC to redeem some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 60th day following the occurrence of any event described in Paragraph 2.

             (d) The Holder may exercise its right, pursuant to this Paragraph 7, to require ABC to repurchase all or a portion of the Warrant, and/or to require ABC to redeem some or all of the shares of Common Stock for which the Warrant was exercised, by surrendering for such purpose to ABC, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be redeemed accompanied by a written notice stating that it elects to require ABC to repurchase the Warrant or a portion thereof and/or to redeem all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, ABC shall deliver or cause to be delivered to the Holder: (i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from redeeming, and/or (ii) the applicable Warrant Repurchase Price, and/or (iii) if the Holder has given ABC notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be redeemed, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock redeemed and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

             (e) To the extent that ABC is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or redeeming the Common Stock as to which the Holder has given notice of repurchase and/or redemption, ABC shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which ABC is no longer so prohibited; provided, however, that to the
                                              --------  -------
        extent that ABC is at the time and after the expiration of 25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and ABC hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), ABC shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which ABC is then so prohibited from repurchasing, and/or ABC shall deliver to the Holder a certificate for the shares of Common Stock which ABC is then so prohibited from redeeming, and ABC shall have no further obligation to repurchase such new Warrant or redeem such
        Common Stock; and provided further, that upon receipt of such notice and
                      --- -------- -------
        until five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to ABC at its principal office stating that the Holder elects to revoke its election to exercise its right to require ABC to repurchase the Warrant and/or redeem the Common Stock, whereupon ABC will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of Common Stock surrendered to ABC for purposes of such repurchase and/or redemption, and ABC shall have no further obligation to repurchase such Warrant and/or redeem such Common Stock.

             (f) Notwithstanding anything to the contrary herein, ABC shall be obligated to pay any sums due FFC or any other Holders under this Paragraph 7 only upon consummation of an Acquisition Transaction referenced in Paragraph 2 herein; provided, however, ABC's obligation to make such a payment due to the exercise event described in clause (iii) or the definition of Acquisition Transaction described in clause (z) of Paragraph 2 shall become binding only upon an acquisition of Beneficial Ownership resulting in ownership of 50% or more of the ABC Common Stock or securities resulting in ownership of 50% or more of the voting power of ABC.

             (g) As used in this Agreement the following terms have the meanings indicated:

                 (1) "Acquiring Person" shall mean any "Person" (hereinafter defined) who or which is the "Beneficial Owner" (hereinafter defined) of 25% or more of the Common Stock;

                 (2) A "Person" shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a "Person" by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

                 (3) A Person shall be a "Beneficial Owner", and shall have
             "Beneficial Ownership", of all securities:

                     (i) which such Person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; and

                     (ii) which such Person or any of its Affiliates or
                 Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

                 (4) "Affiliate" and "Associate" shall have the respective
             meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

        8.   Remedies. Without limiting the foregoing or any remedies available
             --------
to FFC, it is specifically acknowledged that FFC would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of ABC's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

         9.  Miscellaneous.
             -------------

             (a) The representations, warranties, and covenants of ABC set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

             (b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

             (c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

        10.  Termination.  This Agreement, and all of ABC's obligations
             -----------
hereunder, shall automatically terminate, without further action of the parties, at the time the Warrant terminates.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

                                      FULTON FINANCIAL CORPORATION


                                     By: /s/ Rufus A. Fulton, Jr.
                                        ----------------------------------------
                                          Rufus A. Fulton, Jr., President
                                          and Chief Executive Officer


                                     Attest: /s/ William R. Colmery
                                            ------------------------------------
                                              William R. Colmery, Secretary



                                      AMBASSADOR BANK OF THE COMMONWEALTH


                                     By: /s/ Timothy J. McDonald
                                        ----------------------------------------
                                          Timothy J. McDonald, President
                                          and Chief Executive Officer

                                     Attest: /s/ David M. Lobach, Jr.
                                            ------------------------------------
                                              David M. Lobach, Jr., Secretary

                                    WARRANT

                    to Purchase up to 475,000 Shares of the
                   Common Stock, Par Value $4.00 Per Share,
                                      of

                      AMBASSADOR BANK OF THE COMMONWEALTH


         This is to certify that, for value received, Fulton Financial Corporation ("FFC") or any permitted transferee (FFC or such transferee being hereinafter called the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Ambassador Bank of the Commonwealth, a Pennsylvania bank ("ABC"), at any time on or after the date hereof, an aggregate of up to 475,000 fully paid and non-assessable shares of common stock, par value $4.00 per share, of ABC (the "Common Stock") at a price per share equal to $26.75, subject to adjustment as herein provided (the "Exercise Price"). This Warrant is transferable only in accordance with the terms and provisions of the Warrant Agreement (as defined below) the terms of which are deemed incorporated herein.

         1. Exercise of Warrant. Subject to the provisions hereof and the
            --------------------
limitations set forth in Paragraph 2 of a Warrant Agreement of even date herewith by and between FFC and ABC (the "Warrant Agreement"), which Warrant Agreement was entered into in connection with a Merger Agreement of even date between FFC and ABC (the "Merger Agreement"), this Warrant may be exercised in whole or in part or sold, assigned or transferred at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to ABC at the principal office of ABC, accompanied by (i) a written notice of exercise, (ii) payment to ABC, for the account of ABC and in the form of a certified or bank check, of the Exercise Price for the number of shares of Common Stock specified in such notice, and
(iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

         Upon such presentation and surrender, ABC shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. ABC covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

         If this Warrant should be exercised in part only, ABC shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by ABC of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of ABC may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. ABC shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

         2. Reservation of Shares; Preservation of Rights of Holder.
            --------------------------------------------------------

         ABC shall at all times, while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. ABC further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by ABC, (ii) it will promptly take all action (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss.18a and the regulations promulgated thereunder and (B) in the event that, under Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. ss.1842(a)(3)), the Change in Bank Control Act of 1978, as amended (12 U.S.C. ss.1817(j)), or the Pennsylvania Banking Code of 1965, as amended, prior approval of the Board of Governors of the Federal Reserve System (the "Board"), the Federal Deposit Insurance Corporation (the "FDIC"), or the Pennsylvania Banking Department (the "Department") is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information as the Board, the FDIC or the Department may require) in order to permit the Holder to exercise this Warrant and ABC duly and effectively to issue shares of its Common Stock hereunder, and
(iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

         3. Fractional Shares.  ABC shall not be required to issue
            ------------------
fractional shares of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by certified or official bank check at the Exercise Price.

         4. Exchange or Loss of Warrant. This Warrant is exchangeable, without
            ----------------------------
expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of ABC for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by ABC of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, ABC will execute and deliver a new Warrant of like tenor and date.

         5. Repurchase.  The Holder shall have the right to require ABC to
            -----------
repurchase all or any portion of this Warrant under the terms and conditions of Paragraph 7 of the Warrant Agreement.

         6. Adjustment.  The number of shares of Common Stock issuable upon
            -----------
the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

                (A) Stock Dividends, etc.
                    ---------------------

                    (1) Stock Dividends. In case ABC shall pay or make a
                        ----------------
dividend or other distribution on any class of capital stock of ABC in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                    (2) Subdivisions. In case outstanding shares of Common Stock
                        -------------
shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

                    (3) Reclassifications. The reclassification of Common Stock
                        ------------------
into securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," or "the day upon which such combination becomes effective," as the case may be, within the meaning of clause (2) above.

                    (4) Optional Adjustments. ABC may make such increases in the
                        ---------------------
number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

                    (5) Adjustment to Exercise Price. Whenever the number of
                        -----------------------------
shares of Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment.

                (B) Certain Sales of Common Stock.
                    ------------------------------

                    (1) Adjustment to Shares Issuable. If and whenever ABC sells
                        ------------------------------
or otherwise issues (other than under circumstances in which Paragraph 6(A) applies) any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

                    (2) Adjustment to Exercise Price. If and whenever ABC sells
                        -----------------------------
or otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies) for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by ABC upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

                (C) Definition. For purposes of this Paragraph 6, the term
                    -----------
"Common Stock" shall include (1) any shares of ABC of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of ABC and which is not subject to redemption by ABC, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

         7. Notice. (A) Whenever the number of shares of Common Stock for which
            -------
this Warrant is exercisable is adjusted as provided in Paragraph 6, ABC shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of ABC, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

                (B) Upon the occurrence of any event which results in the Holder having the right to require ABC to repurchase this Warrant, as provided in Paragraph 7 of the Warrant Agreement, ABC shall promptly notify the Holder of such event; and ABC shall promptly compute the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of ABC, setting forth the Warrant Repurchase Price and the basis and computation thereof.

         8. Rights of the Holder. (A) Without limiting the foregoing or any
            ---------------------
remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of ABC's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

                (B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in ABC.

         9. Termination. This Warrant and the rights conferred hereby shall
            ------------
terminate (i) upon the Effective Date of the merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement prior to the occurrence of an event described in Paragraph 2 of the Warrant Agreement, or
(iii) to the extent this Warrant has not previously been exercised, 60 days after the occurrence of an event described in Paragraph 2 of the Warrant Agreement.

         10. Governing Law. This Warrant shall be deemed to have been
             -------------
delivered in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

Dated:  January 26, 1998


                       AMBASSADOR BANK OF THE COMMONWEALTH


                      By: /s/Timothy J. McDonald
                         ---------------------------------------------------
                           Timothy J. McDonald, President
                              and Chief Executive Officer



                      Attest: /s/David M. Lobach, Jr.
                             -----------------------------------------------
                           David M. Lobach, Jr., Secretary

                                    EXHIBIT D

                     STATUTE RELATING TO DISSENTERS' RIGHTS
                     --------------------------------------

                        SUBCHAPTER D - DISSENTERS RIGHTS


(S) 1571.  Application and effect of subchapter

         (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
         Section 1906(c)(relating to dissenters rights upon special treatment).
         Section 1930 (relating to dissenters rights).
         Section 1931(d) (relating to dissenters rights in share exchanges).
         Section 1932(c) (relating to dissenters rights in asset transfers).
         Section 1952(d) (relating to dissenters rights in division).
         Section 1962(c) (relating to dissenters rights in conversion).
         Section 2104(b) (relating to procedure).
         Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
         Section 2325(b) (relating to minimum vote requirement).
         Section 2704(c) (relating to dissenters rights upon election).
         Section 2705(d) (relating to dissenters rights upon renewal of election).
         Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
         Section 7104(b)(3) (relating to procedure).

         (b)  Exceptions.--

                (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                    (i) listed on a national securities exchange; or
                    (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                    (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.
                    (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.
                    (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

                (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

                (2)    a copy of this subchapter.

         (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

         (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

(S)  1572.  Definitions

         The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have the sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

(S)  1573.  Record and beneficial holders and owners

         (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S)  1574.  Notice of intention to dissent

         If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S)  1575.  Notice to demand payment

         (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

                (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                (4) Be accompanied by a copy of this subchapter.

         (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall not be less than 30 days from the mailing of the notice.

(S)  1576.  Failure to comply with notice to demand payment, etc.

         (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment under effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S)  1577.  Release of restrictions or payment for shares

         (a) Failure to effectuate corporation action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

                (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

                (2) A statement of the corporation's estimate of the fair value of the shares.

                (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S) 1578.  Estimate by dissenter of fair value of shares

         (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S) 1579.  Valuation proceedings generally

         (a)    General rule.--Within 60 days after the latest of:

                (1) effectuation of the proposed corporate action;

                (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

                (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42
Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure)./1/

         (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S) 1580.  Costs and expenses of valuation proceedings

         (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) Assessment of counsel fees and expert fees where lack of good faith appear.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.


------------------------
/1/ 42 Pa.C.S.A. (S) 5301 et seq.

                                    EXHIBIT E

                         ANNUAL REPORT ON FORM 10-K FOR
                       AMBASSADOR BANK OF THE COMMONWEALTH
                        FOR YEAR ENDED DECEMBER 31, 1997

                                                                       EXHIBIT E

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-K

 X   Annual report pursuant to Section 13 or 15(d) of the Securities Exchange
---  Act of 1934 (Fee Required) for the fiscal year ended December 31, 1997, or
                  ------------

     Transition report pursuant to Section 13 or 15(d) of the Securities
---  and Exchange Act of 1934 (No Fee Required) for the transition period from
                               ---------------
     ___________to __________.

Commission File Number           Not Applicable
                       --------------------------------

                      AMBASSADOR BANK OF THE COMMONWEALTH
                      -----------------------------------
             (Exact Name of Registrant as specified in its Charter)

          PENNSYLVANIA                                 52-1686086
 ---------------------------------       ---------------------------------------
  (State or other jurisdiction of           (IRS Employer Identification No.)
   Incorporation or organization)

                4127 Tilghman Street, Allentown, Pennsylvania 18104
------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)

                 Registrant's Telephone Number: (610) 366-6400

Securities Registered Pursuant to Section 12(b) of the Act:  NONE
Securities Registered Pursuant to Section 12(g) of the Act:

                          COMMON STOCK ($4 PAR VALUE)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes X       No   .
                                              ---        ---

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Fork 10-K or any amendment to this
Form 10-K.    ( X )

     The aggregate market value of the Registrant's common stock held by non-affiliates of the Registrant as of December 31, 1997 was approximately $20,180,907.00.

     As of December 31, 1997, 1,503,762 shares of the Registrant's common stock were outstanding.

     Documents incorporated by reference. Portions of the definitive Proxy Statement of the Registrant relating to the Registrant's Annual Meeting of Shareholders to be held in June, 1998, are incorporated herein by reference in response to Part III hereof.

ITEM 1.  BUSINESS

                                    GENERAL

     Ambassador was incorporated on May 25, 1990, under the laws of the Commonwealth of Pennsylvania and is a member bank of the Federal Reserve System. Ambassador commenced operations on November 19, 1990, and engages in general commercial and consumer banking in the Allentown regional area. Ambassador maintains its main office at 4127 Tilghman Street in suburban Allentown and has six additional offices in Allentown, Bethlehem, Macungie, Emmaus and Whitehall. In addition, Ambassador leases space for a loan operations center and has a commitment to lease an additional banking location which is expected to open
during the third quarter of 1998.   Ambassador is a community bank that
emphasizes personal service, flexibility and responsiveness to customer's needs, which it believes can best be provided by an independent, locally owned and controlled bank. Ambassador provides a wide range of commercial and consumer banking services to small and medium sized businesses, professional and other individuals and structures its charges in a manner designed to attract the business of such customers. Ambassador believes that its business development activities have been and will continue to be enhanced by the close ties of its directors to the business community in Allentown and the surrounding regional area.

     The business of Ambassador consists primarily of attracting deposits and using those funds for the origination of loans. Ambassador's income is principally derived from interest and fees earned in connection with its lending activities and interest and dividends on investment securities and short-term investments. Its principal expenses are interest paid on deposits and operating expenses. Ambassador's loan portfolio consists primarily of commercial and consumer loans. The principal source of funds for Ambassador's lending and investment activities are deposits, loan repayments and proceeds from investment securities.

     Ambassador is subject to examination and regulation by the Department of Banking and the Federal Reserve Bank. Its deposits are insured by the FDIC to the maximum extent permitted by law.


                      THE WILBUR SAVINGS BANK TRANSACTION

     Reference is made to the detailed information contained in the Joint Proxy Statement/Offering Circular relating to the merger of Wilbur Savings Bank into Ambassador. The transaction was approved by the stockholders of Ambassador and the members of Wilbur on September 15, 1997 and the transaction closed on October 3, 1997.


                  THE FULTON FINANCIAL CORPORATION TRANSACTION

     Reference is made to the detailed information contained in the Form 8-K filed by Ambassador on February 4, 1998 concerning the proposed merger of Ambassador into Lafayette Bank, a subsidiary of Fulton Financial Corporation, which information, including the Exhibits thereto, is incorporated herein by reference.

                                  MARKET AREA

     Allentown, Bethlehem and Easton are the principal cities of the Lehigh Valley (Pennsylvania), which has an aggregate population of approximately 650,000. During the past twenty years, the economy of the Lehigh Valley has shifted from one principally dominated by manufacturing, especially the steel industry, to an economy characterized by a diverse group of industries including service and distribution firms, health care, high technology, manufacturing and retailing firms. Major employers include Air Products and Chemicals, Lehigh Valley Hospital Center, Dun & Bradstreet, Prudential Insurance Company, Lucent Technologies and Lehigh University. Median household income in the Lehigh Valley exceeds the national average and the unemployment rate during the past two years has been below the national average. A recently-completed interstate highway network through the Lehigh Valley has benefited the local economy by providing convenient access to New York, New England and Philadelphia.


                                    SERVICES

     Ambassador offers specialized services such as safe deposit boxes, courier service, automated teller machines, extended hours of operation and personal and business checking accounts at competitive rates, as well as traditional commercial and consumer banking services. Ambassador makes secured and unsecured commercial, consumer, installment and real estate loans, finances commercial transactions and makes construction and permanent mortgage loans. Ambassador offers various types of consumer loans, including revolving credit lines, home equity, credit card and automobile loans. Ambassador also originates mortgage loans which are funded primarily by third parties and receive a fee for such services.

     In October 1997, Ambassador received approval from the banking regulators to provide trust and fiduciary services.

     Ambassador has established self-imposed lending limits with respect to any single customer or group of affiliated customers. Such lending limit is $1,500,00.00, depending on the risk rating assigned to a potential borrower during the qualifying process. Under currently existing regulatory limitations, Ambassador may lend up to 15% of its capital and loan loss reserve which, as of December 31, 1997 was approximately $1,964,000. Ambassador's commercial lending is principally directed towards businesses with loan requirements from $50,000 to $1,000,000 and which otherwise do business with Ambassador.

                                 BANK PREMISES

     The Bank leases seven Banking offices and a loan operations center.

     The Bank pays all expenses of operating the buildings it occupies under leases including, but not necessarily limited to, real estate taxes, insurance, utilities and repairs. The Bank is obligated under the leases to maintain the premises in good order, condition and repair.

     The Bank also has a right of first refusal to purchase two of its leased offices in the event the landlord elects to sell the premises at any time during the Bank's occupancy.



                                  COMPETITION

     The banking business is highly competitive. Ambassador competes with local commercial banks as well as numerous regionally based commercial banks, many of which have assets, capital and lending limits higher than those of Ambassador. Ambassador also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities.

     Many of Ambassador's competitors have larger asset and capital bases, more numerous branch offices, the ability to finance wide ranging advertising campaigns and to reallocate their investment assets to regions of highest yield and demand. Many offer certain services such as trust services and international banking which are not offered directly by Ambassador (although Ambassador is presently applying for trust powers).

     Pennsylvania law authorizes the acquisition of banks and bank holding companies located in Pennsylvania by an out-of-state bank holding company upon the prior approval of the Department of Banking. Interstate branching by banks and bank holding companies located outside of Pennsylvania is permitted only if the state in which such out-of-state bank or bank holding company is located as adopted reciprocal legislation. It is expected that Pennsylvania's interstate banking laws will further intensify competition within the Allentown region.

     In order to compete, Ambassador attempts to utilize, to the fullest extent possible, the flexibility of its independent status. Ambassador's "personal banking" concept emphasizes (I) individualized services for professionals and small and medium sized businesses, (ii) personal contacts by Ambassador's officers, directors and employees and (iii) a unique, deinstitutionalized, physical environment for its offices. For customers whose loan requirements exceed Ambassador's lending limits, Ambassador seeks to arrange such loans on a participation basis with other financial institutions. Ambassador also seeks to be competitive with respect to interest rates paid and charged, and for service charges on customer accounts. Ambassador, its management and employees are extensively involved in civic, charitable and community affairs in its market area. Ambassador believes that its local ownership and management and its active participation as a member of the communities in which it is located enable it to compete with larger institutions in its service area.


                           SUPERVISION AND REGULATION

PENNSYLVANIA LAW

     As a state-chartered bank, Ambassador is subject to regulation, supervision and regular examination by the Pennsylvania Department of Banking and is subject to the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"). The Banking Code contains provisions that, among other things
(1) require the maintenance of certain reserves against deposits, (2) limit the type and amount of loans that may be made and the interest that may be charged thereon, (3) restrict investments and other activities, (4) limit the payment of dividends, (5) regulate the establishment of branch offices, (6) set minimum capital stock and surplus requirements and (7) restrict any person from acquiring more than 10% of any class of outstanding stock of a bank. The amount of funds that Ambassador may lend to a single borrower is limited generally under Pennsylvania law to fifteen percent of the aggregate of its capital, surplus, undivided profits and loan loss reserves (all as defined by statute and regulation).

     Pennsylvania law also requires that a bank obtain the approval of the Department of Banking prior to amending its Articles of Incorporation or effecting any merger where the surviving bank would be a Pennsylvania chartered bank. In reviewing a merger application, the Department of Banking considers, among other things, whether the merger would be consistent with adequate and sound banking practices and in the public interest based on several factors, including the potential effect of the merger on competition and the convenience and needs of the area to be served by the merged institution.

FEDERAL LAW

     As a member of the Federal Reserve System, Ambassador is also subject to regulation, supervision and regular examination by the Federal Reserve Bank.
The prior approval of the Federal Reserve Bank is required for the establishment of branch offices and the consummation of mergers involving Ambassador. In addition, under the Bank Merger Act of 1956, as amended, the approval of the appropriate federal bank regulatory agency (the Federal Reserve Bank, the Comptroller of the Currency or the FDIC, depending on the resulting institution) is required before Ambassador may merge or consolidate with, or acquire all or substantially all of the assets of, another bank.

     The Federal Reserve Bank has adopted a regulation pursuant to the Change in Bank Control Act of 1978, which, subject to certain exceptions, requires persons who intend to acquire control of a bank or bank holding company to give at least 60 days prior written notice to the Federal Reserve

Bank. For the purpose of this regulation, Control exists when the acquiring party obtains voting control of at least 25% of any class of the bank's voting securities. Subject to rebuttal, control is presumed to exist when the acquiring party obtains voting control of at least 10% of any class of the bank's voting securities if (I) securities issued by the bank are registered pursuant to
Section 12 of the Exchange Act, or (ii) following the acquisition, there would be no holder larger than the acquiring party. The Change in Bank Control Act of 1978 and the regulations promulgated thereunder, authorize the Federal Reserve Bank to disapprove any such acquisition on certain specified grounds.

     Ambassador is required to comply with certain additional "risk-based" capital adequacy guidelines issued by the Federal Reserve Bank and the FDIC. These guidelines assign varying risk weights to the individual assets held by a bank and to the "credit-equivalent" amounts of certain off-balance sheet items, such as letters of credit and interest rate and currency swap contracts. Under these guidelines, banks are expected to meet a minimum target ratio for Qualifying Total Capital (as hereinafter defined) to weighted-risk assets of 8%, at least one-half of which is required to be in the form of Tier 1 Capital (as hereinafter defined). Qualifying Total Capital is composed of (I) Tier 1 Capital which includes common stockholders' equity, certain qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries (less goodwill) and (ii) Tier 2 Capital which includes allowances for credit losses (within limits), certain excess levels of perpetual preferred stock and certain types of "hybrid" capital instruments, subordinated debt and other preferred stock. Tier II Capital is limited on the average to one-half of Total Qualifying Capital. For additional information regarding Ambassador's compliance with "risk based" capital adequacy guidelines, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Capital Adequacy."

     Ambassador is also subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirement with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

     Compliance with the extensive federal and state regulation of commercial banking activities in the United States may substantially increase the investment risks associated with the Conversion Stock, may be a greater burden on Ambassador than on its larger competitors and may materially increase Ambassador's cost of doing business.

     From time to time proposals are made in the United States Congress and the Pennsylvania Legislature and before bank regulatory authorities which would alter the powers of, and place restrictions on, different types of banking organizations. Among recent legislative proposals of significance to Ambassador are the expansion of the powers of banks and thrift institutions. It is not possible to predict the impact, if any, of these proposals, if enacted, on the future business of Ambassador.

PROFITABILITY, MONETARY POLICY AND ECONOMIC CONDITIONS

     Bank profitability is principally dependent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and other borrowings and the interest received by a bank on loans and securities held in its investment portfolio comprise the major portion of a bank's earnings. The earnings and growth of Ambassador are, and will remain, subject to the influence of economic conditions, both domestic and foreign and on the levels of and changes in interest rates. In addition to being affected by general economic conditions, the earnings and growth of Ambassador will be affected by the policies of regulatory authorities, including the Department of Banking, the Federal Reserve Bank and the FDIC. An important function of the Federal Reserve Bank is the regulation of the supply of money and other credit conditions in order to manage interest rates. The monetary policies and regulations of the Federal Reserve Bank have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future business, earnings and growth of Ambassador cannot be determined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   EMPLOYEES

     Ambassador has 92 full-time and 6 part-time employees, including its officers. Ambassador considers its relations with its employees to be excellent.



ITEM 2.  PROPERTIES.

     Reference is made to Item 1 "Business" under the heading "Bank Premises" for information concerning the Bank's offices.



ITEM 3.  LEGAL PROCEEDINGS.

     The Bank is not involved in any legal proceedings.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matters were submitted to a vote of security holders during the fourth quarter of the Bank's fiscal year ended December 31, 1997.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

     Ambassador's Common Stock is traded on the NASDAQ Stock Market - Small Cap Market. Its trading symbol is ABPA.

     The Bank has approximately 1,000 stockholders.

     The Bank has not declared any cash dividends on its common stock. Management's present policy is to retain earnings in order to strengthen the Bank's capital and reserves. The ability of the Bank to pay cash dividends is subject to restrictions contained in the Pennsylvania Banking code, the Federal Reserve Act and the Federal Deposit Insurance Act.

                       AMBASSADOR SELECTED FINANCIAL DATA

ITEM 6

     The following selected financial data as of December 31 for each of the last five years should be read in conjunction with the Bank's audited financial statements and the accompanying notes presented elsewhere herein.

                                                                                          December 31
 (IN THOUSANDS, EXCEPT PER SHARE DATA)                        1997           1996            1995            1994            1993
                                                       -----------------------------------------------------------------------------
Balance Sheet Data:
Total assets                                            $   277,907     $   209,502     $   165,678     $   122,392     $    93,495
Securities available for sale                                65,951          42,278          34,457           8,637            --
Securities held to maturity, at cost                          9,330          11,725          15,019          29,726          27,904
Loans receivable                                            175,751         139,494          96,999          75,653          52,973
Allowance for loan losses                                    (1,964)         (1,365)         (1,042)           (879)           (660)
Premises and equipment, net                                   3,432           2,747           2,461           1,960           1,615

Non-interest bearing deposits                           $    17,949     $    16,136     $    14,259     $     9,318     $     5,010
Interest bearing deposits                                   222,620         161,477         126,185          90,506          71,513
                                                        ------------    ------------    ------------    ------------    ------------
          Total deposits                                    240,569         177,613         140,444          99,824          76,523

Federal funds and repurchase agreements                       8,691           5,933           4,505           1,932           2,969
Other borrowed funds and long term debt                       3,000           9,500           5,000           8,000           2,000

Stockholders' equity                                         21,063          14,298          13,291          11,855          11,546

Common shares outstanding                                 1,910,229       1,503,762       1,503,762       1,498,500       1,493,000
    Book value per share                                $     11.03     $      9.51     $      8.84     $      7.91     $      7.73

Statement of Income Data:
Total interest income                                   $    17,685     $    13,813     $    10,695     $     7,140     $     4,962
Total interest expense                                        8,539           6,766           5,418           2,801           1,983
                                                        ------------    ------------    ------------    ------------    ------------
     Net interest income                                      9,146           7,047           5,277           4,339           2,979

Provision for loan losses                                       675             390             359             395             378
                                                        ------------    ------------    ------------    ------------    ------------
Net interest income after provision                           8,471           6,657           4,918           3,944           2,601
Other income                                                  1,085             739             571             355             235
Other expenses                                                7,045           5,479           4,407           3,763           2,349
Income tax expense                                              574             472             253             150            --
                                                        ------------    ------------    ------------    ------------    ------------
     Net income                                         $     1,937     $     1,445     $       829     $       386     $       487
                                                        ============    ============    ============    ============    ============

Basic earnings per share                                $      1.21     $      0.96     $      0.55     $      0.26     $      0.33
Diluted earnings per share (1)                          $      1.08     $      0.86     $      0.50     $      0.24     $      0.31


Selected Financial Ratios:
     Net Loans as a percent of deposits                       72.24%          77.77%          68.32%          74.91%          68.36%
     Average stockholders' equity to average assets            6.83%           7.26%           8.51%          10.75%          14.73%
     Allowance for loan losses to total loans                  1.12%           0.98%           1.07%           1.16%           1.25%
     Nonperforming loans to total loans                        0.62%           0.63%           0.34%           0.26%           0.69%
     Allowance for loan losses to non-performing loans       179.52%         156.00%         315.76%         446.19%         179.35%

Selected Operating Ratios:
     Return on average equity                                 11.86%          10.76%           6.70%           3.30%           4.34%
     Return on average assets                                  0.81%           0.78%           0.57%           0.36%           0.64%
     Net interest margin                                       4.06%           4.05%           3.86%           4.27%           4.17%
     Other income to average assets                            0.45%           0.40%           0.39%           0.33%           0.31%
     Other expenses to average assets                          2.95%           2.96%           3.03%           3.46%           3.08%

---------------------------------------------------------
  (1) Earnings per share amounts have been computed in accordance with the provisions of FASB Statement No. 128, "Earnings per Share", and have been adjusted for the 10% stock dividend declared June, 1995.

ITEM 7
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS OF AMBASSADOR BANK OF THE COMMONWEALTH
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



     The following discussion and analysis of the financial condition and results of operations of Ambassador should be read in conjunction with Ambassador's financial statements, including the related notes thereto, included elsewhere herein.

OVERVIEW

     Continued growth, as well as Ambassador's consistent efforts to control overhead, contributed to the strong earnings experienced by Ambassador during the year ended December 31, 1997. Ambassador had total assets of $277,907,000 at December 31, 1997 as compared with $209,502,000 at December 31, 1996, an increase of 32.7%. During the same period, loans receivable increased 26% to $175,751,000 from $139,494,000, and deposits increased 35.4% to $240,569,000 from $177,613,000. Ambassador acquired Wilbur Savings Bank on October 3, 1997 in a transaction accounted for as a purchase and the results of operations of Wilbur are included in Ambassador's net income from the date of acquisition. Assets of $18,323,000 were acquired including $10,147,000 in loans receivable and $15,850,000 in deposits. In 1997, Ambassador recorded net income of $1,937,000 as compared with $1,445,000 in 1996 which represents an increase of 34%. Stockholders' equity increased $6,765,000, or 47.3%, to $21,063,000 from $14,298,000 in 1996 due primarily to $4,195,000 of net proceeds received from the sale of common stock related to the Wilbur Savings Bank merger and the retention of net income for the year.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

     Net interest income is the amount by which interest earned on interest-earning assets exceeds the interest paid on interest-bearing liabilities. Ambassador's principal interest-earning assets are loans to businesses and individuals. Interest-bearing liabilities consist primarily of time deposits, money market accounts and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense (calculated as a percentage of average earning assets).

1997 Compared to 1996

     Total interest income increased by $3,872,000, or 28%, to $17,685,000 for the year ended December 31, 1997 from $13,813,000 for the year ended December 31, 1996. This increase is primarily the result of a 29.6% increase in average interest-earning assets to $225,358,000 in 1997 from $173,852,000 in 1996. The yield on interest-earning assets decreased to 7.85% in 1997 from 7.95% in 1996.

     Total interest expense increased by $1,773,000, or 26.2%, to $8,539,000 in 1997 from $6,766,000 in 1996. This increase is primarily attributable to an increase in the volume of interest-bearing liabilities. Average interest-bearing liabilities increased by 30.7% to $202,364,000 in 1997 from $154,786,000 in 1996. Cost of funds decreased to 4.22% in 1997 from 4.37% in 1996.

     Net interest income increased by $2,099,000, or 29.8%, to $9,146,000 in 1997 from $7,047,000 in 1996. For 1997, Ambassador's net interest rate spread was 3.63% compared to 3.58% in 1996. Ambassador's net interest margin was 4.06% in 1997 compared to 4.05% in 1996.

1996 Compared to 1995

     Interest income increased by $3,118,000, or 29.2%, to $13,813,000 for 1996 from $10,695,000 for 1995. This increase was attributable to a 27.1% increase in average interest-earning assets to $173,852,000 for 1996 from $136,761,000 for 1995 as well as an increase in the yield on interest-earning assets to 7.95% in 1996 from 7.82% in 1995.

     Interest expense for 1996 was $6,766,000 compared to $5,418,000 in 1995. This increase of 1,348,000, or 24.9%, was the result of a 27.7% increase in average interest-bearing liabilities to $154,786,000 in 1996 from $121,218,000 in 1995, which was offset by a decrease in Ambassador's cost of funds to 4.37% in 1996 from 4.47% in 1995.

     Net interest income for 1996 was $7,047,000, an increase of $1,770,000, or 33.5%, from $5,277,000 in 1995. Ambassador's net interest rate spread increased to 3.58% in 1996 from 3.35% in 1995, and the net interest margin increased to 4.05% in 1996 from 3.86% in 1995.

     The table below presents a summary of Ambassador's average balances, rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 1997, 1996 and 1995.


                                                  AVERAGE  BALANCES,  RATES  AND  INTEREST INCOME  AND  EXPENSE

                                                  ----------------------------------------------------------------------------------

 (IN  THOUSANDS)                                                     1997                                    1996

                                                  -----------------------------------------   -------------------------------------

                                                   Average                                     Average

                                                   Balance          Interest    Yield / Rate     Balance    Interest    Yield / Rate

                                                  -----------------------------------------   -------------------------------------

Assets:
Interest-Earning Assets:
   Federal funds sold and interest bearing
   deposits with banks                                   $8,269         $449           5.43%      $3,591       $218            6.07%

                                                  -----------------------------------------   -------------------------------------

Securities:
   Taxable securities                                    49,313        3,210           6.51%      42,802      2,773            6.48%

   Tax-exempt securities                                 13,817          830           6.01%      10,332        639            6.18%

                                                  -----------------------------------------   -------------------------------------

                                                         63,130        4,040           6.40%      53,134      3,412            6.42%


   Appreciation/(depreciation) on available-
         for- sale securities                               128        -              -             (107)     -                -
                                                  -----------------------------------------   -------------------------------------

      Total securities                                   63,258                                   53,027

                                                  -----------------------------------------   -------------------------------------

Loans Receivable:
   Taxable loans                                        155,371       13,196           8.49%     118,411     10,183            8.60%

   Allowance for loan losses                             (1,540)      -                -         (1,177)     -                 -
                                                  -----------------------------------------   -------------------------------------

      Total loans receivable, net                       153,831       13,196           8.58%     117,234     10,183            8.69%

                                                  -----------------------------------------   -------------------------------------

   Total Interest Earning Assets                        225,358       17,685           7.85%     173,852     13,813            7.95%

                                                  -----------------------------------------   -------------------------------------

Noninterest Earning Assets                               13,717                                   11,282

                                                  ---------------                             -----------

   TOTAL                                               $239,075                                 $185,134

                                                  ===============                             ===========



Liabilities and Stockholders' Equity:
Interest-Bearing Liabilities:
   Interest bearing demand deposits                     $65,957       $1,802           2.73%     $41,921       $963            2.30%

   Savings deposits                                      23,069          604           2.62%      14,251        367            2.58%

   Time deposits                                        101,051        5,564           5.51%      88,289      4,944            5.60%

   Short-term borrowings including securities
      sold under agreements to repurchase                12,287          569           4.63%       8,483        386            4.55%

   Long-term borrowings                                  -               -             -           1,842        106            5.75%

                                                  -----------------------------------------   -------------------------------------

   Total Interest Bearing Liabilities                   202,364        8,539           4.22%     154,786      6,766            4.37%

                                                  -----------------------------------------   -------------------------------------

Noninterest Bearing Liabilities
   Demand deposits                                       17,009                                   15,375

   Other                                                  3,374                                    1,540
                                                  ---------------                             -----------

      Total Liabilities                                 222,747                                  171,701

                                                  ---------------                             -----------

Stockholders' Equity                                     16,328                                   13,433

                                                  ---------------                             -----------

   TOTAL                                               $239,075                                 $185,134

                                                  ===============                             ===========


Net Interest Income                                                   $9,146                                 $7,047

Net Interest Spread                                                                    3.63%                                   3.58%

Net Interest Margin                                                                    4.06%                                   4.05%

Ratio of Interest-Earning Assets to
   Interest-Bearing Liabilities                          111.36%                                  112.32%




                                               ---------------------------------------------------------------
 (IN  THOUSANDS)                                                                1995
                                               ---------------------------------------------------------------
                                                          Average
                                                          Balance             Interest            Yield / Rate
                                               ---------------------------------------------------------------
Assets:
Interest-Earning Assets:
   Federal funds sold and interest bearing
   deposits with banks                                     $5,924                $355                    5.99%
                                                  ------------------------------------------------------------
Securities:
   Taxable securities                                      41,425               2,512                    6.06%
   Tax-exempt securities                                    6,201                 415                    6.69%
                                                  ------------------------------------------------------------
                                                           47,626               2,927                    6.15%
   Appreciation/(depreciation) on available-
         for- sale securities                                  48               -                        -
                                                  ------------------------------------------------------------
      Total securities                                     47,674
                                                  ------------------------------------------------------------
Loans Receivable:
   Taxable loans                                           84,078               7,413                    8.82%
   Allowance for loan losses                                 (915)              -                        -
                                                  ------------------------------------------------------------
      Total loans receivable, net                          83,163               7,413                    8.91%
                                                  ------------------------------------------------------------
   Total Interest Earning Assets                          136,761              10,695                    7.82%
                                                  ------------------------------------------------------------
Noninterest Earning Assets                                  8,567
                                                  --------------------
   TOTAL                                                 $145,328
                                                  ====================

Liabilities and Stockholders' Equity:
Interest-Bearing Liabilities:
   Interest bearing demand deposits                       $34,750                $805                    2.32%
   Savings deposits                                         9,830                 264                    2.69%
   Time deposits                                           71,054               4,082                    5.74%
   Short-term borrowings including securities
      sold under agreements to repurchase                   2,584                  73                    2.83%
   Long-term borrowings                                     3,000                 194                    6.47%
                                                  ------------------------------------------------------------
   Total Interest Bearing Liabilities                     121,218               5,418                    4.47%
                                                  ------------------------------------------------------------
Noninterest Bearing Liabilities
   Demand deposits                                         10,475
   Other                                                    1,266
                                                --------------------
      Total Liabilities                                   132,959
                                                --------------------
Stockholders' Equity                                       12,369
                                                --------------------
   TOTAL                                                 $145,328
                                                ====================

Net Interest Income                                                              $5,277
Net Interest Spread                                                                                      3.35%
Net Interest Margin                                                                                      3.86%
Ratio of Interest-Earning Assets to
   Interest-Bearing Liabilities                            112.82%


----------------------------------------------------------


     Yields on securities are calculated based on amortized cost versus fair values.

     For the purpose of computing average loan balances, nonaccruing loans are included in the daily average loan amounts outstanding.

     Yields on tax exempt assets have not been computed on a fully tax-equivalent basis.

     The table below presents the relative contribution of changes in volumes and changes in rates to changes in the net interest income for the periods indicated. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.



                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEARS ENDED, DECEMBER 31,


                                                     1997  vs  1996                                 1996  vs  1995
                                         ------------------------------------------     ---------------------------------------
     (IN  THOUSANDS)                                Increase / (Decrease)                        Increase / (Decrease)
                                         ------------------------------------------     ---------------------------------------
                                           Volume           Rate            Total         Volume         Rate         Total
                                         -----------     ------------     ---------     -----------   -----------   -----------
Interest-Earning Assets:
   Federal funds sold and interest
      bearing deposits with banks            $251            ($20)            $231          ($142)           $5          ($137)
   Securities  (1)                            646             (18)             628            340           145            485
   Loans  Receivable (2)                    3,137            (124)           3,013          2,949          (179)         2,770
                                         ------------------------------------------     ---------------------------------------
      Net Change in Interest Income         4,034            (162)           3,872          3,147           (29)         3,118
                                         ------------------------------------------     ---------------------------------------

Interest Bearing Liabilities:
   Interest bearing demand deposits           631             208              839            165            (7)           158
   Savings deposits                           231               6              237            113           (10)           103
   Time deposits                              701             (81)             620            962          (100)           862
   Short-term borrowings including
     securities sold under agreements
     to repurchase                            176               7              183            249            64            313
   Long-term borrowings                      (106)             -              (106)           (69)          (19)           (88)
                                         ------------------------------------------     ---------------------------------------
      Net Change in Interest Expense       $1,633            $140           $1,773         $1,420          ($72)        $1,348
                                         ------------------------------------------     ---------------------------------------


CHANGE IN NET INTEREST INCOME              $2,401           ($302)          $2,099         $1,727           $43         $1,770
                                         ==========================================     =======================================



(1) Yields on tax exempt assets have not been computed on a fully tax-equivalent basis.

(2) Interest income includes fees earned on loans of $137,000, $118,000, and $89,000 in 1997, 1996 and 1995, respectively.

Provision for Loan Losses

     In originating loans, Ambassador recognizes that some degree of credit losses will be experienced and that the risk of loss will vary in accordance with such issues as, the type of loan being made, the credit-worthiness of the borrower over the term of the loan, the quality of collateral pledged for the loan and general economic conditions. The provision for loan losses and the allowance for loan losses are based on management's ongoing assessment of Ambassador's credit exposure and consideration of certain other relevant factors. The provision for loan losses represents the amount charged to earnings, and its adequacy is determined based upon several factors including an ongoing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality; regular examination and review of the portfolio by regulatory authorities; analytical review of loan chargeoff experience, delinquency rates and other relevant historical and peer statistical ratios; and management's judgement with respect to the nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing loan portfolio. The allowance for loan losses represents a reserve against potential but undetermined future losses.

     The provision for loan losses was $675,000, $390,000 and $359,000 for the years 1997, 1996 and 1995, respectively.

     The allowance for loan losses represented 1.12% of total loans receivable at December 31, 1997 as compared with .98% and 1.07% at December 31, 1996 and 1995, respectively. Management makes regular assessments of the loan loss reserve in relation to credit exposure to individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. Ambassador has no credit exposure to foreign countries or foreign borrowers.

   The table below sets forth the period-end loans receivable balances and summarizes Ambassador's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.


                                SUMMARY OF LOAN LOSS EXPERIENCE

                                                          Year Ended December 31,
 (IN  THOUSANDS)                       1997          1996          1995          1994          1993
                                    ------------------------------------------------------------------
Amount of loans receivable
   outstanding at end of period      $175,751      $139,494       $96,999       $75,653       $52,973
                                    =========     =========     =========     =========     =========

Average loans receivable             $155,371      $118,411       $84,078       $64,315       $46,931
                                    =========     =========     =========     =========     =========

Allowance for loan losses:
Beginning balance                      $1,365        $1,042          $879          $660          $405
  Charge-offs:
     Commercial loans                     (62)           --          (196)         (176)         (123)
     Consumer loans                      (209)          (68)           --            --            --
  Recoveries                                3             1            --            --            --
Allowance of acquired institution         192            --            --            --            --
Provision for loan losses                 675           390           359           395           378
                                    ---------     ---------     ---------     ---------     ---------
Ending balance                         $1,964        $1,365        $1,042          $879          $660
                                    =========     =========     =========     =========     =========

Ratios:
   Net charge-offs to
   average loans                        0.17%         0.06%         0.23%         0.27%         0.26%

   Net charge-offs to the
   provision for loan losses           39.70%        17.18%        54.60%        44.56%        32.54%

   Allowance for loan losses
   to loans receivable at end
   of period                            1.12%         0.98%         1.07%         1.16%         1.25%


     The table below illustrates the breakdown of the allowance for loan losses (as allocated to various segments of the loan portfolio).



                                       BREAKDOWN  OF  ALLOWANCE  FOR  LOAN  LOSSES  BY  CATEGORY

                                   1997                          1996                          1995                      1994

                   -----------------------------------------------------------------------------------------------------------------

                                 % of loans                     % of loans                   % of loans                % of loans

                                   in each                       in each                       in each                   in each

                                 category to                   category to                   category to               category to

                                 total loans                   total loans                   total loans               total loans

 (IN  THOUSANDS)     Amount      receivable        Amount       receivable      Amount       receivable     Amount     receivable
                   ----------- ---------------   -----------  -------------   ---------  ---------------- -------- ----------------


Consumer loans            $215         22.31%          $195          24.85%         $126         22.93%        $52         16.48%

Home Equity                 60         13.77%            49          13.77%           32         13.20%         32         16.92%

Real Estate and
   Commercial            1,064         63.92%           718          61.38%          536         63.87%        476         66.60%

Unallocated                625            --            403             --           348            --         319            --
                   -----------------------------------------------------------------------------------------------------------------


    Total               $1,964        100.00%        $1,365         100.00%       $1,042        100.00%       $879        100.00%
                   =================================================================================================================



                                          1993
                    ----------------------------------
                                        % of loans
                                          in each
                                        category to
                                        total loans
 (IN  THOUSANDS)       Amount           receivable
                     ------------     ----------------
Consumer loans                $25              3.88%
Home Equity                    19             14.35%
Real Estate and
   Commercial                 412             81.77%
Unallocated                   204                --
                    --------------------------------

    Total                    $660            100.00%
                    ================================


The allowance for loan losses is reviewed quarterly for its adequacy.

Non-interest Income

1997 Compared to 1996

     Non-interest income consists primarily of customer service fees. Non-interest income increased $346,000, or 46.8%, to $1,085,000 for 1997 compared to $739,000 for 1996. Customer service fees increased $217,000, or 38.8%, to $776,000 for 1997 from $559,000 for 1996. This increase in fees was the result of an increase in deposit volume and related transactions. Further contributing to the increase in non-interest income was the amortization of negative goodwill of $78,000 derived from the acquisition of Wilbur Savings
Bank effective October 3, 1997. The acquisition resulted in an excess of net assets acquired over cost of $2,175,000. This negative goodwill is being amortized to income on a straight-line basis over seven years from the date of acquisition. Another factor which contributed to the increase in non-interest income was a $76,000 increase in the other non-interest income category. This was primarily due to $40,000 of commission income earned on investment products offered through "Ambassador Asset Management" which provides full brokerage investment products through a national brokerage company. This program started during the year ended December 31, 1997. The increase in non-interest income was offset by a decrease of $18,000 in commission income derived from mortgage banking activities, and a decrease of $7,000 in the gain on the sale of available for sale securities. Ambassador derives commission income from the origination of mortgage loans primarily for third party institutions which fund such loans.

1996 Compared to 1995

     Non-interest income for 1996 increased $168,000, or 29.4% to $739,000 from $571,000 in 1995. The increase in non-interest income was attributable to income derived from customer service fees which increased by $144,000, or 34.7%, to $559,000 for 1996 from $415,000 for 1995, as well as an increase of $39,000 to $108,000 for 1996 from $69,000 for 1995 in commission income derived from mortgage banking activities. Offsetting these increases was a $15,000 decrease in other non-interest type income.

Non-interest Expenses

     Salary expenses and employee benefits represent the largest component of non-interest expenses. Non-interest expense also includes a range of other expenses such as occupancy and equipment expenses; fees paid to outside data processing and ATM servicers; professional fees for legal, accounting and consulting services; business development and advertising expenses; fees associated with the due diligence process of extending and maintaining loans and the collection process; FDIC insurance; check printing, stationary and office supplies; and other types of expenses that are incurred as part of the normal operation of the bank.

1997 Compared to 1996

     Non-interest expenses for 1997 were $7,045,000, representing an increase of $1,566,000, or 28.6%, compared with $5,479,000 for 1996. Contributing to this increase in particular, were those costs associated with two new banking facilities, one from the acquisition of Wilbur Savings Bank on October 3, 1997 on East Broad Street in Bethlehem, PA, and the opening of a new banking facility in November, 1997 on West Broad Street in Bethlehem, PA. The addition of these two locations increased Ambassador's total banking facilities to eight in 1997 from six in 1996. Such additional costs included the hiring of additional staff to accommodate the bank's growth and expansion as well as expenses related to the conversion of the Wilbur facility along with the renovation, furnishing and overall operation for each of the new banking locations.

     Salary expenses and related employee benefits increased by $781,000, or 34.5%, to $3,044,000 for 1997 from $2,263,000 for 1996. This increase is primarily attributable to the hiring of additional personnel due to the new banking facilities and the bank's growth as well as budgeted salary increases paid to employees.

     Occupancy expense increased by $179,000, or 25.5%, to $880,000 for 1997 from $701,000 for 1996. Rent expense attributes to $125,000 of this increase. Ambassador leases all banking facilities except for the branch that occupies the former Wilbur location. Equipment expenses increased $123,000, or 46.9%, to $385,000 for 1997 from $262,000 for 1996. These increases were attributable to the addition of the two banking facilities, as well as escalation provisions contained in the operating lease agreements for certain existing bank premises.

     ATM and data processing expenses increased $204,000, or 42.6%, to $683,000 for 1997 from $479,000 for 1996. The increase was due to an overall increase in transaction volume as well as growth in the number of deposit and loan accounts that are serviced by Ambassador and third party service bureaus contracted by the bank.

     Advertising and sales promotion expenses modestly increased by $9,000, or 2.5%, to $364,000 for 1997 from $355,000 for 1996.

     Loan related expenses totaled $139,000 for 1997 as compared to $131,000 for 1996. The increased cost is the result of Ambassador's efforts to develop and increase the loan portfolio.

     FDIC premiums were $25,000 for 1997 as compared with $2,000 for 1996. The increase for 1997 was due to the FDIC's assessment which represented approximately $.0129 per $100 of deposits as compared with the FDIC's 1996 minimum semiannual assessment of $1,000.

     Check printing, stationary and office supply expenses amounted to $442,000 for 1997 as compared to $378,000 for 1996. The increase of $64,000, or 16.9%, was a result of the additional locations, increased staff levels and an increase in customer account volumes.

1996 Compared to 1995

     During 1996, non-interest expenses increased $1,072,000, or 24.3%, to $5,479,000 for 1996 from $4,407,000 for 1995. This increase was associated with the continued growth of Ambassador, including the opening of two new branch offices in Emmaus, PA and Whitehall, PA. The addition of these two locations increased Ambassador's total banking facilities to six in 1996 from four in 1995.

     Salary expenses and related employee benefits increased $457,000, or 25.3%, to $2,263,000 for 1996 from $1,806,000 for 1995. The increase was due to the hiring of additional personnel to staff additional offices, the bank's growth and normal salary adjustments.

     Occupancy expenses for 1996 increased $160,000, or 29.6%, to $701,000 as compared to $541,000 for 1995. Equipment expenses increased $14,000, or 5.6%, for the same period. These increases were the result of the opening of two additional offices as well as scheduled increases in rental payments for Ambassador's various leased properties.

      ATM and data processing expenses increased to $479,000 for 1996 from $318,000 for 1995. This 50.6% increase was attributable to the increase in transaction volume and the number of accounts being serviced. Data processing provided by a service bureau for indirect auto loans increased to $178,000 in 1996 from $88,000 in 1995, an increase of 102.3%. Service bureau charges are increased as volume of indirect auto loans increase. Indirect auto loans increased 68% from 1995 to 1996.

     Advertising and sales promotion expenses increased $63,000, or 21.6%, to $355,000 in 1996 from $292,000 in 1995 as a result of Ambassador's ongoing effort to expand and develop business.

     Loan and related expenses increased $66,000, or 101.5%, to $131,000 in 1996 from $65,000 in 1995. The increased costs are attributable to a 44% increase in total loans.

     FDIC premiums were $2,000 for 1996 as compared with $117,000 for 1995. The significant reduction in this expense was the result of the FDIC's assessment of the adequacy of capitalization of the Bank Insurance Fund (BIF). During 1995, the FDIC made a one time rebate of a portion of BIF premiums to banks retroactive to June 1, 1995 (the date on which the BIF was considered to be fully capitalized). For 1996, Ambassador was assessed only the minimum semiannual assessment of $1,000.

     Expenses related to check printing, stationary and office supplies increased to $378,000 in 1996 from $271,000 in 1995. The increase of $107,000, or 39.5%, is attributable to the increased number of accounts serviced and the resources needed to provide quality service.

Income Taxes

     Income tax expense was $574,000 for 1997 as compared to $472,000 for 1996 and $253,000 for 1995. The tax rate for each of the periods was less than the federal statutory rate of 34% pri- marily as a result of tax-exempt securities and tax-exempt loan income.

Net Income

1997 Compared to 1996

     Net income for 1997 was $1,937,000, an increase of $492,000, or 34%, from $1,445,000 for 1996. The increase in net income was the result of increases of $2,099,000 in net interest income and $346,000 in non-interest income, offset by increases of $1,566,000 in non-interest expenses, $285,000 in the provision for loan losses and $102,000 in the provision for income taxes.

     Effective for this financial reporting period, public companies are required to report both "basic" and "diluted" earnings per share if they have a complex capital structure. According to the new accounting rule issued by the Financial Accounting Standards Board (FASB), "basic earnings per share is simply net income divided by the average number of shares outstanding. "Diluted" earnings per share is this same calculation but in addition it assumes the exercise or conversion of all securities that are exercisable or convertible into common stock. Ambassador has historically reported earnings per share that was the equivalent to the new "diluted" earnings per share. The basic earnings per share for 1997 was $1.21 as compared to $.96 for 1996, an increase of 26%. The diluted earnings per share for 1997 was $1.08, an increase of 25.6%, as compared with $.86 for 1996.

1996 Compared to 1995

     Net income increased to $1,445,000 for 1996 from $829,000 for 1995. This represents an increase of $616,000, or 74.3%. The increase is related to increases of $1,770,000 in net interest income and $168,000 in non-interest income, offset by increases of $1,072,000 in non-interest expenses, $31,000 in the provision for loan losses and $219,000 in the provision for income taxes. The basic earnings per share increased 74.5% to $.96 for 1996 from $.55 for 1995. The diluted earnings per share for 1996 was $.86 as compared to $.50 for 1995, an increase of 72%.

FINANCIAL CONDITION

Securities

     Ambassador's securities portfolio is composed of securities which not only provide interest income, but also provide a source of liquidity, diversify the earning asset portfolio and provide collateral for repurchase agreements and public fund deposits. While Ambassador generally intends to hold its investment portfolio until maturity, a significant portion of Ambassador's portfolio is classified as available-for-sale, with new purchases generally categorized as available-for-sale. Securities in the held to maturity category are accounted for at amortized cost. Available-for-sale securities are accounted for at fair value with unrealized appreciation or depreciation, as the case may be, reported as a separate component of stockholders' equity. Ambassador invests in securities for the yield they produce and not to profit from trading.
Ambassador holds no trading securities in its portfolio.

     Ambassador's securities portfolio at December 31, 1997 totaled $75,281,000 as compared to $54,003,000 at December 31, 1996, an increase of $21,278,000, or 39.4%. As part of the merger conversion with Wilbur Savings Bank, Ambassador acquired $2.4 million in available-for-sale securities. Securities available-for-sale increased to $66 million at December 31, 1997 compared to $42.3 million at December 31, 1996, while securities held to maturity decreased to $9.3 million in 1997 from $11.7 million in 1996. Other than the U.S Government and its agencies and corporations, Ambassador holds no securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders' equity.

     The carrying value of the available-for-sale portion of Ambassador's securities portfolio as of December 31, 1997 includes unrealized appreciation of $843,000 (reflected as unrealized appreciation of $558,000 in stockholders' equity, net of deferred income taxes) compared to unrealized depreciation of $44,000 ($28,000 net of taxes) as of December 31, 1996.

     The table below illustrates the composition and carrying amount of Ambassador's securities portfolio for each of the three years ended December 31, 1997, 1996 and 1995.

                                  SECURITIES

                                                                     December 31
(IN THOUSANDS)                                    1997                  1996                  1995
                                              --------------------------------------------------------
Available for sale securities:
   U.S. Treasury securities                        $13,024              $13,870               $11,419
   U.S Government agencies
     and corporations                               14,026                7,795                 5,952
   State and political subdivisions                 16,008               11,942                 9,551
   Mortgage-backed securities                       13,062                7,374                 6,563
   Other                                             8,549                  -                     -
   Equity securities                                 1,282                1,297                   972
                                              -------------        -------------         -------------
                                                   $65,951              $42,278               $34,457
                                              -------------        -------------         -------------
Held to maturity securities:
   U.S Government agencies
     and corporations                               $1,236               $1,734                $2,532
   Mortgage-backed and asset-
     backed securities                               8,044                9,941                12,437
   Other securities                                     50                   50                    50
                                              -------------        -------------         -------------
                                                    $9,330              $11,725               $15,019
                                              -------------        -------------         -------------

      Total  securities                            $75,281              $54,003               $49,476
                                              =============        =============         =============


     The following table shows the maturities and average weighted yields for the securities portfolio as of December 31, 1997.

             Maturities and Weighted Average Yields of Securities

                                                                 After one              After five
                                              Within             but within             but within              After
                                            one  year            five years             ten years             ten years
                                       -------------------    ----------------      ------------------     -----------------
                                         Amount     Yield      Amount    Yield       Amount      Yield      Amount    Yield
                                       ---------   -------    --------  -------     --------    -------    --------  -------
U.S. Treasury securities                 $7,357      6.10%     $5,667     6.10%           -          -           -        -
U.S. Government agencies                    250      4.93%      4,019     6.23%       9,996       6.84%        997     7.49%
State and political subdivisions (1)          -         -           -        -            -          -      16,008     5.68%
Mortgage and asset backed securities        175      5.69%         95     5.52%       2,219       6.99%     18,617     6.98%
Other securities                          1,524      6.13%      7,025     6.56%          50       6.95%          -        -
                                       --------    -------    -------   -------     -------     -------    -------   -------

     Total securities                    $9,306      6.07%    $16,806     6.32%     $12,265       6.87%    $35,622     6.41%
                                       ========    =======    =======   =======     =======     =======    =======   =======

(1) Yields on tax-exempt securities have not been computed on a fully tax-equivalent basis.

Loans

     The loan portfolio comprises the major component of Ambassador's earning assets. Loans receivable (net of allowance for loan losses, unearned fees and origination costs) increased $35,658,000, or 25.8%, to $173,787,000 as of December 31, 1997 from $138,129,000 as of December 31, 1996. Loans receivable represent 62.5% of total assets and 72.2% of total deposits as of December 31, 1997 as compared to 66% and 77.8%, respectively, at December 31, 1996. During 1997, real estate construction loans increased 33.1%, residential real estate loans increased 39.1%, commercial loans (including commercial real estate loans) increased 21.5%, and installment or consumer loans increased 11.1%. The growth in residential real estate loans is partially attributable to $10,339,000 of mortgage loans acquired as part of the Wilbur Savings Bank acquisition. This acquisition accounted for 48% of the growth in residential real estate loans.

     The table below presents Ambassador's loans by major categories as of the dates indicated.

                            TOTAL LOANS OUTSTANDING

                                                                  December 31,

                                                    % of                    % of                   % of
  (IN THOUSANDS)                           1997     total       1996       total       1995       total
                                       ------------------------------------------------------------------
   Real estate - Construction           $  6,877      4.0%   $  5,167        3.8%    $ 4,385        4.6%
   Residential real estate                76,146     43.6%     54,758       39.6%     35,826       37.3%
   Commercial real estate                 35,450     20.3%     28,094       20.3%     21,597       22.5%
   Other Commercial                       17,808     10.2%     15,746       11.4%     12,021       12.5%
   Installment and other                  38,234     21.9%     34,404       24.9%     22,241       23.1%
                                       -------------------  ---------------------   --------------------
                                        $174,515    100.0%   $138,169      100.0%    $96,070      100.0%

       Unearned net loan fees and
            origination costs              1,236                1,325                    929
                                       ---------            ---------               --------
                                        $175,751             $139,494                $96,999
                                       =========            =========               ========

                                                      December 31,

                                                    % of                    % of
  (IN  THOUSANDS)                          1994    total        1993       total
                                        -------------------------------------------
   Real estate - Construction            $ 3,032      4.0%    $ 3,515        6.7%
   Residential real estate                30,055     40.0%     17,817       33.7%
   Commercial real estate                 19,574     26.0%     17,699       33.5%
   Other Commercial                       10,110     13.4%      7,436       14.1%
   Installment and other                  12,465     16.6%      6,366       12.0%
                                        ------------------   --------------------
                                         $75,236    100.0%    $52,833      100.0%

       Unearned net loan fees and
            origination costs                417                  140
                                        --------             --------
                                         $75,653              $52,973
                                        ========             ========

        The table below sets forth the maturity distribution for Ambassador's loans receivable portfolio as of December 31, 1997.

                                LOAN MATURITIES

                                                    1 year           1 year thru          After
(IN THOUSANDS)                                      or less            5 years           5 years            Total
                                                ----------------   ---------------   ----------------   --------------
Maturity of Loans Receivable:
   Real estate - Construction                           $ 2,878           $ 2,802            $ 1,197          $ 6,877
   Residential real estate                               11,150            32,226             32,770           76,146
   Commercial real estate                                 6,793            20,112              8,545           35,450
   Other Commercial                                       8,758             7,845              1,205           17,808
   Installment and other                                 12,007            25,501                726           38,234
                                                ----------------   ---------------   ----------------   --------------
     Total Loans Receivable                             $41,586           $88,486            $44,443         $174,515
                                                ================   ===============   ================   ==============

                                                                     1 year thru          After
(IN THOUSANDS)                                                         5 years           5 years
                                                                   ---------------   ----------------
   Fixed interest rates                                                   $76,334            $39,082
   Floating or adjustable interest rates                                   12,152              5,361
                                                                   ---------------   ----------------
     Total Loans Receivable                                               $88,486            $44,443
                                                                   ===============   ================

Loan and Asset Quality

     Ambassador's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, periodic reviews are performed by management.

     Ambassador's lending policy is executed through the tiered assignment of loan limit authority (secured and unsecured), to individual officers of Ambassador, the Risk Management Committee of Ambassador and the Board of Directors. Ambassador's policy is to place all loans on a non-accrual status upon becoming 90 days delinquent, unless there is a documented, reasonable expectation of the collection of delinquent amounts. Loans are reviewed monthly as to their status and, on a quarterly basis, a Watch List of potentially troubled loans is prepared and presented to the Board of Directors.

     Total non-performing loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 1997 were $1,094,000 as compared with $875,000 as of December 31, 1996. As of December 31, 1997, total non-performing loans as a percentage of total loans was .62% as compared with .63% as of December 31, 1996. Ambassador had other real estate owned at December 31, 1997 in the amount of $256,000, and held repossessed automobiles totaling $151,000.


     The table below presents detailed information about Ambassador's nonperforming loans and nonperforming assets for the periods ending December 31, 1997, 1996, 1995, 1994 and 1993.




                                                                December 31,
                                    -----------------------------------------------------------------
(IN  THOUSANDS)                        1997        1996          1995           1994          1993
                                    ----------  ----------    -----------    ----------    ----------

Non-accruing loans                        $743        $392           $263          $197          $368
Accruing loans past due
   90 days or more                         351         483             67            --            --
                                    ----------  ----------    -----------    ----------    ----------
      Total Nonperforming Loans         $1,094        $875           $330          $197          $368

Other real estate                          256          --             --            --            --
Repossessed automobiles                    151         149             --            --            --
                                    ----------  ----------    -----------    ----------    ----------

      Total Nonperforming Assets        $1,501      $1,024           $330          $197          $368
                                    ==========  ==========    ===========    ==========    ==========


Non-accrual loans:
   Interest income that would
   have been recorded on
   non-accruing loans                      $35         $38            $23           $15           $26

   Interest income for above
   loans included in net
   income for the period                   $24          $3             $6            $2            $0


Ratios:
   Nonperforming loans
   to total loans                        0.62%       0.63%          0.34%         0.26%         0.69%

   Allowance for loan losses
   to nonperforming loans              179.52%     156.00%        315.76%       446.19%       179.35%

   Nonperforming assets to
   total assets                          0.54%       0.49%          0.20%         0.16%         0.39%


Commitments to lend additional
   funds to nonperforming loan
   customers                                $0          $0             $0            $0            $0


Restructured loans                          $0          $0             $0            $0            $0


Deposits

     Deposits are the major source of Ambassador's funds for lending and other investment purposes. Total deposits at December 31, 1997 were $240,569,000, an increase of $62,956,000, or 35.4%, over total deposits of $177,613,000 as of December 31, 1996. Ambassador experienced the following increases as of year end 1997 as compared to 1996:

       Non-interest bearing demand deposits                 11.2%
       Interest bearing demand deposits                     57.5%
       Savings deposits                                     50.6%
       Time deposits                                        24.8%

The growth in deposits is partially attributable to deposits acquired as part of the merger conversion with Wilbur Savings Bank, where Ambassador acquired additional savings deposits totaling $6,038,000 and time deposits totaling $9,812,000. This acquisition accounted for 64% of the growth in savings deposits and 43% of the growth in time deposits.

     The table below sets forth the average balances of Ambassador's deposits and the average rates paid on those deposits for the years ended December 1997, 1996 and 1995. All deposits are domestic deposits.


                                                       AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

                                                                  Year Ended December 31
                                       1997                                1996                              1995
                            -------------------------     ----------------------------------    -----------------------------
                              Average       Average         Average              Average           Average        Average
(IN  THOUSANDS)               Amount         Rate            Amount               Rate             Amount           Rate
                            ------------  -----------     ------------         ------------     ------------     ------------
Interest bearing:
   Demand deposits               $65,957        2.73%          $41,921                2.30%          $34,750            2.32%
   Savings deposits               23,069        2.62%           14,251                2.58%            9,830            2.69%
   Time deposits                 101,051        5.51%           88,289                5.60%           71,054            5.74%
Non-interest bearing:
   Demand deposits                17,009        0.00%           15,375                0.00%           10,475            0.00%
                            ------------  -----------     ------------          -----------     ------------     ------------
        Total                   $207,086        3.85%         $159,836                3.93%         $126,109            4.08%


     The table below displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 1997.



                                                                 DEPOSIT  MATURITIES

                                                      Time              Other
                                                  Certificates          Time                Total
                                                 ----------------  ----------------    ----------------
(IN  THOUSANDS)
Three months or less                                       $6,313                $0              $6,313
Over three months but within six months                     3,086                 0               3,086
Over six months but within twelve months                    8,487                 0               8,487
Over twelve months                                          3,501                 0               3,501
                                                 ----------------  ----------------    ----------------
          Total                                           $21,387                $0             $21,387
                                                 ================  ================    ================

Other Borrowed Funds and Long-Term Debt

     At December 31, 1997, Ambassador had short-term borrowings with the Federal Home Loan Bank of Pittsburgh (FHLB) under the Repo Plus Advance program in the amount of $3,000,000, at an interest rate of 5.87%, which matured March 23, 1998. At December 31, 1996, Ambassador's had short-term borrowings under the same FHLB program in the amount of $8,500,000, at a rate of interest averaging 5.53%, all of which matured March 27, 1997.

     Ambassador has a maximum borrowing limit of $65.9 million from the FHLB for short-term borrowings and long-term debt as of December 31, 1997. Advances from the FHLB are secured by qualifying assets of Ambassador.

Liquidity

     Liquidity represents Ambassador's ability to efficiently manage cash flows, at reasonable rates, to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

     Liquidity is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $21,504,000 at December 31, 1997 as compared to $11,843,000 at December 31, 1996. Additional liquidity sources include principal payments on securities in Ambassador's securities portfolio and cash flow from its amortizing loan portfolio. Longer term liquidity needs may be met by selling securities available-for-sale, selling loans or raising additional capital. At December 31, 1997, available-for-sale securities totaling $65,951,000 were available for liquidity purposes as compared with $42,278,000 at December 31, 1996.

     Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 1997 totaled $219,222,000 as compared to $160,969,000 at December 31, 1996. In addition, Ambassador has established federal fund lines of credit with another commercial bank and with the FHLB, which are reliable sources for short and long-term funds. Management is not aware of any demands, trends, commitments, or events that would result in Ambassador's inability to meet anticipated or unexpected needs.

Capital Adequacy

     As more fully described in Footnote 3 to the December 31, 1997 financial statements, Ambassador acquired Wilbur Savings Bank on October 3, 1997 through a merger conversion transaction. As part of the merger conversion, 400,000 shares of Ambassador common stock were sold to Wilbur depositors at $11.50 per share for total net proceeds of $4,195,000 after offering costs of $405,000.

     Risk based capital provides the basis for which all banks are evaluated by regulators in terms of capital adequacy by assigning varying risk weights to the individual assets held by the bank. Weights are also assigned to the "credit-equivalent" amounts of certain off-balance sheet items. Risk-based capital standards require all banks to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets. Tier I capital includes common stockholders' equity less the net unrealized appreciation on securities available-for-sale, net of tax less intangible assets.

     The table below provides a comparison of Ambassador's risk-based capital and leverage ratios to the minimum regulatory requirements for the periods indicated:


                       RISK-BASED CAPITAL RATIOS

                                                   Minimum
                       December 31   December 31   Regulatory
                          1997          1996       Requirements
                       -----------   -----------   ------------

     Tier I              10.30%         9.24%          4.00%
     Total               11.29%        10.13%          8.00%
     Leverage Total       7.58%         7.00%          4.00%

     At December 31, 1997 and 1996, Ambassador exceeded the minimum regulatory requirements necessary to be considered a "well capitalized" financial institution under applicable federal regulations.

Year 2000

     In addition to utilizing the data processing services provided by third party service bureaus, the bank uses software, hardware and other computer related technologies throughout its business which could be impacted by the date change in the year 2000. The bank's Board of Directors and management are very aware of the critical nature of these year 2000 issues. Accordingly, an internal committee, comprised of bank management, has been formulated for the purpose of identifying those internal and external systems employed within the bank that may be affected by the century date change, and assessing whether the systems will be year 2000 compliant within the timeframes established by the federal regulators. In the event it is determined that a system is not presently compliant, the committee must proactively monitor any and all efforts made to attain compliance, determine the cost that may be incurred, ensure the timeliness in achieving full compliance and independently verify that the system is in fact compliant.

     The committee has formulated a project plan identifying all systems, software and hardware that may be affected. The project plan reflects the priorities assigned to each system identified thereon, the committee members who have been assigned responsibility for monitoring the respective systems, and target dates.

Where necessary, correspondence has been sent to vendors requesting certification, in writing, of their year 2000 readiness and plans.

     At this point in time, some of the systems noted on the project plan have been verified as being year 2000 compliant. For those that are not, vendor plans appear to be on schedule. Also management believes that any costs that may be incurred to ensure the year 2000 compliance of all identified systems will be minimal.

Effects of Inflation

     Ambassador's asset and liability structure is primarily monetary in nature. As such, Ambassador's assets and liabilities tend to move in concert with inflation. Changes in interest rates may have a more significant impact on financial performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as prices of other goods and services, and may frequently reflect government policy initiatives or economic factors not measured by a public index. As previously discussed, Ambassador strives to manage its interest sensitive assets and labilities in order to offset the effects of inflation.

Recently Issued Accounting Guidelines

     In June, 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The bank will adopt Statement No. 130 in its March 31, 1998 Form 10-Q. Reclassification of financial statements for earlier periods provided for comparative purposes will be required. Adoption of Statement No. 130 is not expected to have a material impact on the bank.

     In June, 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Statement No. 131 supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". The bank will adopt Statement No. 131 in its March 31, 1998 Form 10-Q, and comparative information for earlier years will be restated. Adoption of Statement No. 131 is not expected to have a material impact on the bank.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk

     This section contains certain forward-looking statements which may involve significant risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from the tables and discussion included in this section.

Market Risk

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. The bank's market risk is composed primarily of interest rate risk. The bank's Risk Management Committee is responsible for reviewing the interest rate sensitivity position of the bank and establishing policies to monitor and limit exposure to interest rate risk. The operations of the bank do not subject it to foreign currency exchange or commodity price risk. Also the bank does not utilize interest rate swaps, caps or other hedging transactions.

Interest Rate Sensitivity

     Interest rate sensitivity is a function of repricing characteristics of the bank's assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing at a future period of time. These differences are known as interest sensitivity gaps.

     A principal objective of Ambassador's asset/ liability management policy is to minimize Ambassador's exposure to changes in interest rates by an ongoing review of the maturity and repricing of interest-earning assets and interest-bearing liabilities. This review is overseen by the Risk Management Committee of the Board of Directors, which establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank's earnings resulting from a movement in market interest rates.

     Ambassador monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital and liquidity levels. Ambassador's asset and liability policy, along with monthly financial reports, supplies management with guidelines to evaluate and manage Ambassador's rate sensitivity. Ambassador attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to give Ambassador dependable and steady growth in net interest income regardless of the behavior of interest rates in general. As part of Ambassador's interest rate risk sensitivity analysis, the Risk Management Committee examines the extent to which its assets and liabilities are interest rate sensitive and monitors Ambassador's interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. On the otherhand, a gap is considered to be negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If repricing of Ambassador's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     Ambassador currently experiences a negative gap which suggests that Ambassador's net yield on interest-earning assets may decrease during periods of rising interest rates. A simple rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income.
Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

     The following table presents an analysis of Ambassador's interest rate sensitivity at December 31, 1997. Because certain categories of securities and loans are prepaid before their maturity date even without regard to interest rate fluctuations, certain assumptions have been made based on industry data provided by outside sources and historical experience to calculate the expected maturity of securities and loans.



                                                     RATE SENSITIVITY ANALYSIS
                                                         DECEMBER 31, 1997

                                         0 - 3          3 - 12          1 - 3           3 - 5
(IN THOUSANDS)                          MONTHS          MONTHS          YEARS           YEARS         5 YEARS +          TOTAL
                                    ----------------------------------------------------------------------------------------------

ASSETS:
  Federal funds sold                     $9,300              -              -               -               -               $9,300
  Interest bearing deposits-banks         1,800              -              -               -               -                1,800
  Securities                              7,300         16,700         14,900           2,100          34,300               75,300
  Loans receivable                       59,300         46,500         22,700          26,900          20,300              175,700
                                    ----------------------------------------------------------------------------------------------

          Total                         $77,700        $63,200       $37,600          $29,000         $54,600             $262,100

LIABILITIES:
  Funds borrowed / repurchased          $11,000           $700             -                -               -              $11,700
  Savings / money market / NOW          106,300              -             -                -               -              106,300
  Certificates of deposit                33,100         57,200        24,800            1,000               -              116,100
                                    ----------------------------------------------------------------------------------------------

          Total                        $150,400        $57,900       $24,800           $1,000              $0             $234,100

GAP
  - Period                             ($72,700)        $5,300       $12,800          $28,000         $54,600              $28,000
  - Cumulative                                -       ($67,400)     ($54,600)        ($26,600)        $28,000                   -

RSA / RSL  RATIO                           0.52           0.68          0.77             0.89            1.12                   -


Interest Rate Sensitivity - Cash Flow Analysis

     The following table illustrates the cash flows expected from earning assets for each of the next five years and the fair value of these assets at December 31, 1997. Cash flows from loans are based on contractual payments, and actual cash flows will most likely vary based on the fluctuation of interest rates. Generally, loans will prepay faster in the decreasing rate environment. This will result in lower interest income since there is more cash flow to reinvest at lower interest rates. Cash flows from non-mortgage backed securities, which include U.S. Treasury securities, obligations of states and political subdivisions and other securities, are based on the earlier of the contractual maturity or the call date if the security is likely to be called with little or no change in interest rates from December 31, 1997. Equity securities are excluded from this table since the income derived from these investments is not directly tied to interest rates. Cash flows from mortgage-backed securities are based on consensus prepayment speeds under an unchanged rate environment over the next five years. Similar to loans, prepayments on mortgage-backed securities tend to increase as interest rates fall and slow as rates rise.

     Also included on the table is the contractual maturities of all interest bearing liabilities. Interest bearing demand and savings deposits are included as maturing in 1998. These customers have no obligation to keep their money with the bank for any period of time. In order to determine the effect of market interest rates on these products, the bank uses a simulation model. While the entire balance of these products is affected immediately when there is an interest rate change, the interest rate change is generally not equal to the change in federal funds or the prime rate. The bank has noted that competitive pressures drive this rate more than small changes in market rates. Time deposits are presented by contractual maturity. Short-term borrowings consist of repurchase agreements and short-term borrowings from the FHLB.



                            Interest Rate Sensitivity - Cash Flow Analysis


                                      Cash Flows for the Year Ended December 31,                                       Fair Value

                             ------------------------------------------------------------                             at December
 (in thousands)                         1998        1999       2000       2001      2002     Thereafter       Total      31, 1997
                                        -----       ----       -----      ----      -----    -----------      ------     --------

Interest earning assets
-----------------------
Loans:
      Fixed rate                      17,771      14,820     15,650     27,724    15,419          39,619     131,003     131,687
      Variable rate                   23,053       2,914      3,562      5,961     2,555           5,350      43,395      43,623
Investment securities:
      Non-mortgage backed             14,861      11,995      6,723        507       521          18,287      52,892      52,899
      Mortgage backed:
            Fixed rate                 1,729       1,539      1,539      1,029     1,029           5,315      12,180      12,240
            Variable rate              1,073       1,073      1,073        712       712           4,285       8,927       8,869

Interest earning liabilities
----------------------------
Interest bearing demand               78,305                                                                  78,305      78,305
Savings deposits                      28,209                                                                  28,209      28,209
Time deposits (all fixed)             90,122      21,016      3,821        712       332             103     116,106     116,480
Short term borrowings                  3,000                                                                   3,000       3,000


Note: Cash flow information for loans does not include unearned net loan fees & origination costs, overdrafts, and the allowance for loans.

                    MERGER AGREEMENTS AND SUBSEQUENT EVENTS


     On April 29, 1996, Ambassador and Wilbur Savings and Loan Association (Wilbur) entered into a merger agreement which was amended December 20, 1996, whereby Ambassador would acquire Wilbur by means of a merger conversion transaction. In March, 1997, Wilbur received permission from the Pennsylvania Department of Banking to convert from a Pennsylvania chartered mutual savings and loan association to a Pennsylvania chartered mutual savings bank and became Wilbur Savings Bank. In August, 1997, the merger conversion was approved by the Pennsylvania Department of Banking and the Federal Reserve Bank, and the FDIC issued a letter of non-objection. Wilbur members and Ambassador stockholders voted to approve the merger conversion on September 15, 1997. On October 3, 1997, Wilbur was converted to a Pennsylvania chartered stock savings bank and simultaneously merged into Ambassador, which was accounted for as a purchase. As part of the merger, Ambassador offered its common stock to Wilbur's eligible depositors at $11.50 per share in a subscription offering which commenced August 18, 1997. Shares not subscribed for in the subscription offering were to be simultaneously offered in a community offering at $15.50 per share for a maximum total offering of $4,600,000.

     Ambassador offered the right to Wilbur depositors to subscribe for shares of common stock in deposit priorities. Based on subscription deposits received, which were oversubscribed by $15,381,000, the right to buy 400,000 shares of common stock for $4,600,000 was allocated to the deposit priorities as of October 3, 1997, and the stock was issued. Because of the oversubscription, no stock was issued in the community offering. The oversubscribed deposits were refunded October 3, 1997 with interest at 2.4% for the number of days the funds were held by the bank. Also as part of the merger conversion, Wilbur declared and paid a special distribution to its depositors in the amount of $650,000 immediately prior to the merger.

     On October 16, 1997, Ambassador's stock commenced trading on Nasdaq with the symbol "ABPA".

     On January 26, 1998, Ambassador signed a definitive agreement to merge with Fulton Financial Corporation (Fulton), Lancaster, PA, the fifth largest bank holding company in Pennsylvania, with assets of approximately $4.5 billion. Accordingly, Ambassador will be joined with Lafayette Bank, a Fulton affiliate headquartered in Easton, PA. According to the merger agreement, each share of Ambassador's common stock outstanding at the time of the merger will be exchanged for 1.2 shares of Fulton common stock. Fulton will acquire all issued and outstanding shares of common stock of Ambassador by means of a tax-free merger on a pooling-of-interests accounting basis. In conjunction with this agreement, Fulton received an option to purchase 19.9% of the shares of Ambassador's stock at the current market value. The acquisition is subject to approval by bank regulatory authorities and Ambassador's share- holders.

     The merger is expected to be completed during the third quarter of 1998, at which time the newly joined Ambassador/Lafayette entity is expected to have assets of approximately $725 million.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Bank's consolidated financial statements, accompanying notes thereto and the report of Independent Auditors are attached hereto as part of Item 14(a)1.



ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    Part III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT


     The information required by this item with respect to directors and officers is incorporated herein by reference to the Definitive Proxy Statement relating to the Bank's Annual Meeting of Stockholders to be held in June, 1997.


ITEM 11.  EXECUTIVE COMPENSATION

     The information requested by this item is incorporated herein by reference to the Definitive Proxy Statement relating to the Bank's Annual Meeting of Stockholders to be held in June, 1997.



ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this item is incorporated herein by reference to the Definitive Proxy Statement relating to the Bank's Annual Meeting of Stockholders to be held in June, 1997.



ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this item is incorporated herein by reference to the Definitive Proxy Statement relating to the Bank's Annual Meeting of Stockholders to be held in June, 1997.

                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

     (a)   1.  Financial Statements.

           The following financial statements are attached hereto.

                                                                     Page
                                                                     ----

           Independent Auditor's Report                              F-1
           Balance Sheets, December 31, 1997 and 1996                F-2
           Statements of Income, Years Ended December 31,
                 1997, 1996 and 1995                                 F-3
           Statements of Stockholders' Equity, Years Ended
                 December 31, 1997, 1996 and 1995                    F-4
           Statements of Cash Flows, Years Ended December 31,
                 1997, 1996 and 1995                                 F-5, F-6
           Notes to Financial Statements                             F-7 thru 30


           2.  Financial Statement Schedules

           Financial statement schedules are omitted because the required information is either not applicable, not required information or is shown on the respective financial statements and notes thereto, or otherwise are contained herein under Item 7 above.


           3.  Exhibits

               None.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    AMBASSADOR BANK OF THE COMMONWEALTH


                                    By /s/ David M. Lobach
                                      ----------------------------------------
                                         DAVID M. LOBACH, EXECUTIVE
                                               VICE PRESIDENT
DATED: March 30, 1998


     Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.


       Signature                    Title                          Date
       ---------                    -----                          ----

/s/ Theresa M. Wasko         Principal Financial and              3/30/98
---------------------------  Accounting Officer            ---------------------
Theresa M. Wasko

/s/ Timothy J. McDonald             Director                      3/30/98
---------------------------                                ---------------------
Timothy J. McDonald*

/s/ Martin D. Cohen                 Director                      3/30/98
---------------------------                                ---------------------
Martin D. Cohen*

/s/ Raymond D. Holland              Director                      3/30/98
---------------------------                                ---------------------
Raymond D. Holland*

/s/ Wilbur J. Blew*                 Director                      3/30/98
---------------------------                                ---------------------
Wilbur J. Blew*

/s/ Craig A. Dally                  Director                      3/30/98
---------------------------                                ---------------------
Craig A. Dally*

*By David M. Lobach, Attorney-in-fact.

                      AMBASSADOR BANK OF THE COMMONWEALTH

                               FINANCIAL REPORT

                               DECEMBER 31, 1997

                                C O N T E N T S


                                                                      Page

INDEPENDENT AUDITOR'S REPORT
  ON THE FINANCIAL STATEMENTS                                           1

FINANCIAL STATEMENTS

  Balance sheets                                                        2
  Statements of income                                                  3
  Statements of stockholders' equity                                    4
  Statements of cash flows                                        5 and 6
  Notes to financial statements                                      7-30

                                                        [LOGO OF BEARD & COMPANY
                                                              INC. APPEARS HERE]


                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Ambassador Bank of the Commonwealth
Allentown, Pennsylvania


       We have audited the accompanying balance sheets of Ambassador Bank of the Commonwealth as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ambassador Bank of the Commonwealth as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                       /s/ Beard & Company, Inc.





Allentown, Pennsylvania
January 16, 1998, except for Note 2 as to which the date is January 26, 1998

AMBASSADOR BANK OF THE COMMONWEALTH
BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------------
December 31,                                                                            1997             1996
--------------------------------------------------------------------------------------------------------------------
                                                                               (In Thousands, Except Per Share Data)
       ASSETS

Cash and due from banks                                                              $       11,316   $        7,501
Short-term interest bearing deposits                                                            891            3,282
Federal funds sold                                                                            9,297            1,060
                                                                                  ----------------------------------

  Cash and cash equivalents                                                                  21,504           11,843
Interest bearing time deposits with banks                                                       861              600
Securities available for sale                                                                65,951           42,278
Securities held to maturity, fair value 1997 $ 9,339; 1996 $ 11,608                           9,330           11,725
Loans receivable, net of allowance for loan losses 1997 $ 1,964;
  1996 $ 1,365                                                                              173,787          138,129
Bank premises and equipment, net                                                              3,432            2,747
Accrued interest receivable                                                                   1,797            1,402
Other assets                                                                                  1,245              778
                                                                                  ----------------------------------

       Total assets                                                                  $      277,907   $      209,502
                                                                                  ==================================

  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:
     Non-interest bearing                                                            $       17,949   $       16,136
     Interest bearing                                                                       222,620          161,477
                                                                                  ----------------------------------

       Total deposits                                                                       240,569          177,613
  Securities sold under agreements to repurchase                                              8,691            5,933
  Other borrowed funds                                                                        3,000            9,500
  Accrued interest payable                                                                    1,736            1,572
  Negative goodwill                                                                           2,097                -
  Other liabilities                                                                             751              586
                                                                                  ----------------------------------

       Total liabilities                                                                    256,844          195,204
                                                                                  ----------------------------------

Stockholders' equity:
  Common stock, par value $ 4 per share; authorized 10,000,000 shares;
     issued and outstanding shares 1997 1,910,229; 1996 1,503,762                             7,641            6,015
  Surplus                                                                                    10,120            7,504
  Retained earnings                                                                           2,744              807
  Net unrealized appreciation (depreciation) on securities available for sale,
     net of tax                                                                                 558              (28)
                                                                                  ----------------------------------

       Total stockholders' equity                                                            21,063           14,298
                                                                                  ----------------------------------

       Total liabilities and stockholders' equity                                    $      277,907   $      209,502
                                                                                  ==================================

See Notes to Financial Statements.

AMBASSADOR BANK OF THE COMMONWEALTH
STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                    1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                          (In Thousands, Except Per Share Data)
Interest income:
  Loans receivable, including fees                                                       $    13,196    $    10,183    $     7,413
  Securities:
     Taxable                                                                                   3,210          2,773          2,512
     Tax-exempt                                                                                  830            639            415
  Other                                                                                          449            218            355
                                                                                     ---------------------------------------------

       Total interest income                                                                  17,685         13,813         10,695
                                                                                     ---------------------------------------------

Interest expense:
  Deposits                                                                                     7,970          6,274          5,151
  Short-term borrowings                                                                          569            386             73
  Long-term debt                                                                                   -            106            194
                                                                                     ---------------------------------------------

       Total interest expense                                                                  8,539          6,766          5,418
                                                                                     ---------------------------------------------

       Net interest income                                                                     9,146          7,047          5,277

Provision for loan losses                                                                        675            390            359
                                                                                     ---------------------------------------------

       Net interest income after provision for loan losses                                     8,471          6,657          4,918
                                                                                     ---------------------------------------------

Other income:
  Customer service fees                                                                          776            559            415
  Mortgage banking activities                                                                     90            108             69
  Net realized gains on sales of securities available for sale                                    17             24             24
  Amortization of negative goodwill                                                               78              -              -
  Other                                                                                          124             48             63
                                                                                     ---------------------------------------------

       Total other income                                                                      1,085            739            571
                                                                                     ---------------------------------------------

Other expenses:
  Salaries and wages                                                                           2,484          1,846          1,474
  Employee benefits                                                                              560            417            332
  Occupancy                                                                                      880            701            541
  Equipment                                                                                      385            262            248
  Other                                                                                        2,736          2,253          1,812
                                                                                     ---------------------------------------------

       Total other expenses                                                                    7,045          5,479          4,407
                                                                                     ---------------------------------------------

       Income before income taxes                                                              2,511          1,917          1,082

Federal income taxes                                                                             574            472            253
                                                                                     ---------------------------------------------

       Net income                                                                        $     1,937    $     1,445    $       829
                                                                                     =============================================

Basic earnings per share                                                                 $      1.21    $       .96    $       .55
                                                                                     =============================================

Diluted earnings per share                                                               $      1.08    $       .86    $       .50
                                                                                     =============================================

See Notes to Financial Statements.

AMBASSADOR BANK OF THE COMMONWEALTH
STATEMENTS OF STOCKHOLDERS' EQUITY


--------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 1997, 1996 and 1995 (In Thousands, Except Per Share Data)
--------------------------------------------------------------------------------------------------------------------

                                                                                               Net
                                                                                            Unrealized
                                                                                            Appreciation
                                                                              Retained     (Depreciation)
                                                      Common                  Earnings     On Available For
                                                       Stock    Surplus       (Deficit)    Sale Securities   Total
                                                     ---------------------------------------------------------------
Balance, December 31, 1994                           $ 5,449    $   6,232     $    312       $  (138)      $  11,855
  Issuance of 4,638 shares of common stock                19           40            -             -              59
  10% common stock dividend, 136,851 shares
     at fair value                                       547        1,232       (1,779)            -               -
  Net income                                               -            -          829             -             829
  Net change in unrealized appreciation
     (depreciation) on securities available
     for sale, net of tax                                  -            -            -           548             548
                                                    ----------------------------------------------------------------

Balance, December 31, 1995                             6,015        7,504         (638)          410          13,291
  Net income                                               -            -        1,445             -           1,445
  Net change in unrealized appreciation
     (depreciation) on securities available
     for sale, net of tax                                  -            -            -          (438)           (438)
                                                    ----------------------------------------------------------------

Balance, December 31, 1996                             6,015        7,504          807           (28)         14,298
  Net income                                               -            -        1,937             -           1,937
  Sale of 400,000 shares of common stock
      (net of offering costs of $ 405)                 1,600        2,595            -             -           4,195
  Issuance of 6,467 shares of common stock
     upon the exercise of options                         26           21            -             -              47
  Net change in unrealized appreciation
     (depreciation) on securities available
     for sale, net of tax                                  -            -            -           586             586
                                                    ----------------------------------------------------------------

Balance, December 31, 1997                           $ 7,641    $  10,120     $  2,744       $   558       $  21,063
                                                    ================================================================

See Notes to Financial Statements.

AMBASSADOR BANK OF THE COMMONWEALTH
STATEMENTS OF CASH FLOWS


---------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                    1997             1996             1995
---------------------------------------------------------------------------------------------------------------------
                                                                                      (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                           $      1,937     $      1,445     $        829
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses                                                  675              390              359
     Provision for depreciation and amortization                                416              260              322
     Amortization of negative goodwill                                          (78)               -                -
     Net realized gains on sales of securities                                  (17)             (24)             (24)
     Net amortization of securities premiums
       and discounts                                                            117               77              180
     Change in assets and liabilities:
       (Increase) decrease in:
         Accrued interest receivable                                           (325)            (212)            (410)
         Other assets                                                           (85)            (438)              83
       Increase (decrease) in:
         Accrued interest payable                                               (17)               6            1,107
         Deferred income taxes                                                 (154)             (40)              (7)
         Other liabilities                                                      (99)             272              275
                                                                      -----------------------------------------------

       Net cash provided by operating activities                              2,370            1,736            2,714
                                                                      -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  (Increase) decrease in interest bearing time
     deposits with bank                                                         100             (500)               -
  Purchases of available for sale securities                                (35,949)         (25,450)         (16,821)
  Proceeds from maturities of and principal repayments
     on available for sale securities                                         5,618            5,569            2,280
  Proceeds from sales of available for sale securities                        9,972           11,384            9,186
  Purchases of held to maturity securities                                        -                -          (12,473)
  Proceeds from maturities of and principal repayments
     on held to maturity securities                                           2,271            3,253            7,389
  Net increase in loans                                                     (26,442)         (42,854)         (21,542)
  Proceeds from sale of bank premises                                             -              668                -
  Purchases of bank premises and equipment                                   (1,070)          (1,189)            (732)
  Net cash received from acquisition of Wilbur Savings Bank                   5,185                -                -
                                                                      -----------------------------------------------

       Net cash used in investing activities                                (40,315)         (49,119)         (32,713)
                                                                      -----------------------------------------------

AMBASSADOR BANK OF THE COMMONWEALTH
STATEMENTS OF CASH FLOWS (CONTINUED)


--------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                      1997            1996            1995
--------------------------------------------------------------------------------------------------------------------
                                                                                      (In Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                              $     47,106     $    37,169     $    40,620
  Net increase in securities sold under repurchase agreements                  2,758           1,428           2,572
  Increase (decrease) in other borrowed funds                                 (6,500)          7,500          (2,500)
  Proceeds from long-term debt                                                     -               -           2,000
  Repayment of long-term debt                                                      -          (3,000)         (2,500)
  Proceeds from issuance of common stock,
     net of stock issuance costs                                               4,242               -              59
                                                                       ---------------------------------------------

       Net cash provided by financing activities                              47,606          43,097          40,251
                                                                       ---------------------------------------------

       Increase (decrease) in cash and cash equivalents                        9,661          (4,286)         10,252

Cash and cash equivalents:
  Beginning                                                                   11,843          16,129           5,877
                                                                       ---------------------------------------------

  Ending                                                                $     21,504     $    11,843     $    16,129
                                                                       =============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash payments for:
     Interest                                                           $      8,375     $     6,760     $     4,311
                                                                       =============================================

     Federal income taxes                                               $      1,025     $       453     $        60
                                                                       =============================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Acquisition of Wilbur Savings Bank:
     Net cash received in acquisition                                   $      5,185     $         -     $         -
                                                                       =============================================

     Assets and liabilities acquired:
       Interest bearing time deposits with banks                        $        361     $         -     $         -
       Securities available for sale                                           2,403               -               -
       Loans                                                                  10,147               -               -
       Accrued interest and other assets                                         227               -               -
       Deposits                                                              (15,850)              -               -
       Accrued interest and other liabilities                                   (298)              -               -
       Negative goodwill                                                      (2,175)              -               -
                                                                       ---------------------------------------------

                                                                        $      5,185     $         -     $         -
                                                                       =============================================

  Other real estate acquired in settlement of loans                     $        256     $         -     $         -
                                                                       =============================================


See Notes to Financial Statements.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of operations:
       The Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The area served by the Bank is principally Lehigh County and Northampton County, Pennsylvania.

     Estimates:
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents:
       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits with bank, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Securities:
       Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized appreciation or depreciation is reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Equity securities are principally comprised of stock in the Federal Reserve Bank and the Federal Home Loan Bank.

       Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

       Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loans receivable:
       Loans generally are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

       A loan is generally considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     Allowance for loan losses:
       The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for certain collateral dependent loans. By the time a loan becomes probable of foreclosure, it has been charged down to fair value, less estimated costs to sell.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Allowance for loan losses (continued):
       The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

     Bank premises and equipment:
       Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over their estimated useful lives.

     Foreclosed assets:
       Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed assets are included in other assets on the balance sheet.

     Advertising costs:
       The Bank follows the policy of charging the costs of advertising to expense as incurred.

     Income taxes:
       Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Earnings per share:
       In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements.

     Off-balance sheet financial instruments:
       In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

     Reclassifications:
       Certain amounts in prior period financial statements have been reclassified to conform with the presentation used in the 1997 financial statements. These reclassifications had no effect on net income.


2
--------------------------------------------------------------------------------
SUBSEQUENT EVENT

     On January 26, 1998, the Bank entered into a merger agreement with Fulton Financial Corporation (Fulton), a bank holding company located in Lancaster, Pennsylvania. Ambassador will be acquired by Fulton by means of a merger whereby all of the outstanding shares of the common stock of Ambassador will be converted into shares of the common stock of Fulton. Stockholders of Ambassador will receive 1.12 shares of Fulton's common stock for each share held on the record date, subject to various conditions as described in the merger agreement. Upon the effective date, which is expected to occur during the third quarter of 1998, Ambassador will be merged with and into Lafayette Bank, located in Northampton County, Pennsylvania, which is a wholly-owned subsidiary of Fulton. The operating name of this merged entity is yet to be determined. The merger is subject to stockholder and regulatory approval and certain other conditions. The transaction will be accounted for as a pooling-of-interests.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



3
--------------------------------------------------------------------------------
ACQUISITION

     On October 3, 1997, Ambassador acquired Wilbur Savings Bank by means of a merger conversion transaction. Wilbur was converted from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered stock savings bank and simultaneously merged into Ambassador. As part of the merger, Ambassador offered its common stock to Wilbur's eligible depositors at $
     11.50 per share in a subscription offering which commenced August 18, 1997. Ambassador offered the right to Wilbur depositors to subscribe for shares of common stock in deposit priorities. Based on subscription deposits received, 400,000 shares of common stock, totaling $ 4,600,000, were issued based on the deposit priorities as of October 3, 1997. Also as part of the merger conversion, Wilbur declared and paid a special distribution to its depositors in the amount of $ 650,000 immediately prior to merger.

     The acquisition was accounted for as a purchase and the results of operations of Wilbur are included in the income statement of Ambassador from the date of acquisition. The acquisition of Wilbur resulted in an excess of net assets acquired over cost of $ 2,175,000. This negative goodwill is being amortized to income on a straight-line basis over seven years from the date of acquisition.

     The following unaudited pro forma summary combines the results of operations of Ambassador and Wilbur as if the acquisition had occurred at the beginning of 1995, 1996 and 1997 after giving effect to certain pro forma adjustments including, among others, adjustments to reflect amortization of negative goodwill, purchase accounting adjustments, increased interest income on proceeds of the stock sale, and the related income tax effects. This pro forma information is presented for informational purposes and may not be indicative of the results of operations as they would have been if Ambassador and Wilbur had been a single entity during 1995, 1996 and 1997 nor is it necessarily indicative of the results of operations which may occur in the future. Anticipated efficiencies from the merger are not fully determinable and, therefore, have been excluded from the amounts included in the pro forma summary below:

                                                Years Ended December 31,
                                             1997          1996          1995
                                         ---------------------------------------
                                         (In Thousands, Except Per Share Data)

         Net interest income              $    9,648    $    7,697    $    5,944
                                         =======================================

         Net income                       $    2,462    $    1,950    $    1,397
                                         =======================================

         Basic earnings per share         $     1.29    $     1.02    $     0.73
                                         =======================================

         Diluted earnings per share       $     1.17    $     0.94    $     0.68
                                         =======================================

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



4
--------------------------------------------------------------------------------
SECURITIES

     The amortized cost and approximate fair value of securities as of December 31, 1997 and 1996 are summarized as follows:


                                                                                         Gross            Gross
                                                                       Amortized       Unrealized       Unrealized       Fair
                                                                          Cost           Gains            Losses         Value
                                                                   ---------------------------------------------------------------
                                                                                          (In Thousands)
Available for sale securities:
  December 31, 1997:
     U.S. Treasury securities                                       $      12,969      $        58      $         3    $    13,024
     U.S. Government agencies and corporations                             14,009               38               21         14,026
     State and political subdivisions                                      15,307              711               10         16,008
     Mortgage-backed and asset-backed securities                           13,057               46               41         13,062
     Other                                                                  8,484               66                1          8,549
     Equity securities                                                      1,282                -                -          1,282
                                                                   ---------------------------------------------------------------

                                                                    $      65,108      $       919      $        76    $    65,951
                                                                   ===============================================================

  December 31, 1996:
     U.S. Treasury securities                                       $      13,779      $        97      $         6    $    13,870
     U.S. Government agencies and corporations                              8,009                -              214          7,795
     State and political subdivisions                                      11,819              197               74         11,942
     Mortgage-backed and asset-backed securities                            7,418               49               93          7,374
     Equity securities                                                      1,297                -                -          1,297
                                                                   ---------------------------------------------------------------

                                                                    $      42,322      $       343      $       387    $    42,278
                                                                   ===============================================================

Held to maturity securities:
  December 31, 1997:
     U.S. Government agencies and corporations                      $       1,236      $         7      $         -    $     1,243
     Mortgage-backed and asset-backed securities                            8,044               76               74          8,046
     Other                                                                     50                -                -             50
                                                                   ---------------------------------------------------------------

                                                                    $       9,330      $        83      $        74    $     9,339
                                                                   ===============================================================

  December 31, 1996:
     U.S. Government agencies and corporations                      $       1,734      $         -      $        15    $     1,719
     Mortgage-backed and asset-backed securities                            9,941               43              145          9,839
     Other                                                                     50                -                -             50
                                                                   ---------------------------------------------------------------

                                                                    $      11,725      $        43      $       160    $    11,608
                                                                   ===============================================================

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS


4
--------------------------------------------------------------------------------
SECURITIES (CONTINUED)

     The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

                                                            Available For Sale             Held To Maturity
                                                         --------------------------------------------------------
                                                           Amortized        Fair         Amortized       Fair
                                                             Cost           Value          Cost          Value
                                                         --------------------------------------------------------
                                                                               (In Thousands)

Due in one year or less                                    $    8,857    $    8,881      $      250    $      250
Due after one year through five years                          16,597        16,711               -             -
Due after five years through ten years                          9,011         9,010           1,036         1,043
Due after ten years                                            16,304        17,005               -             -
                                                         --------------------------------------------------------
                                                               50,769        51,607           1,286         1,293
Mortgage-backed and asset-backed securities                    13,057        13,062           8,044         8,046
Equity securities                                               1,282         1,282               -             -
                                                         --------------------------------------------------------

                                                           $   65,108    $   65,951      $    9,330    $    9,339
                                                         ========================================================

     Gross realized gains and gross realized losses on sales of securities were $ 91,000 and $ 74,000 respectively in 1997, $ 132,000 and $ 108,000 respectively in 1996 and $ 156,000 and $ 132,000 respectively in 1995.

     Securities with a carrying value of $ 27,330,020 and $ 15,139,000 at December 31, 1997 and 1996 respectively were pledged as collateral to secure securities sold under agreements to repurchase and public deposits.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



5
--------------------------------------------------------------------------------
LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     The composition of loans receivable at December 31, 1997 and 1996 is as follows:

                                                                 1997            1996
                                                          ---------------------------------
                                                                   (In Thousands)

Commercial                                                  $     17,808     $     15,746
Commercial real estate                                            35,450           28,094
Residential real estate                                           76,146           54,758
Real estate, construction                                          6,877            5,167
Installment                                                       38,234           34,404
                                                          ---------------------------------

                                                                 174,515          138,169
Allowance for loan losses                                         (1,964)          (1,365)
Unearned net loan fees and origination costs                       1,236            1,325
                                                          ---------------------------------

                                                            $    173,787     $    138,129
                                                          =================================

     The following table presents changes in the allowance for loan losses for the years ended December 31:

                                                      1997           1996           1995
                                               --------------------------------------------
                                                               (In Thousands)

Balance, beginning                                 $    1,365     $    1,042     $      879
Provision for loan losses                                 675            390            359
Loans charged off                                        (268)           (67)          (196)
Allowance of acquired institution                         192              -              -
                                               --------------------------------------------

Balance, ending                                    $    1,964     $    1,365     $    1,042
                                               ============================================

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS


5
--------------------------------------------------------------------------------
LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

     Information with respect to impaired loans as of and for the year ended December 31, 1997, 1996 and 1995 is as follows:

                                                                                1997    1996    1995
                                                                             ------------------------
                                                                                   (In Thousands)

Loans receivable for which there is a related allowance
   for loan losses                                                             $   -   $   -   $   -
Loans receivable for which there is no related allowance
   for loan losses                                                                743     355     197
                                                                             ------------------------

          Total impaired loans                                                 $  743  $  355  $  197
                                                                             ========================

Related allowance for loan losses                                              $    -  $    -  $    -
                                                                             ========================

Average recorded balance of impaired loans                                     $  492  $  286  $  135
                                                                             ========================

Interest income recognized on these impaired loans                             $   24  $    3  $    -
                                                                             ========================

     The impaired loans shown above have been taken into consideration in the determination of the overall adequacy of the allowance for loan losses.


6
--------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT

     The components of bank premises and equipment at December 31, 1997 and 1996 are as follows:

                                                                        1997          1996
                                                                  --------------------------
                                                                        (In Thousands)

Land                                                                $      101    $        -
Leasehold improvements                                                   1,998         1,638
Furniture, fixtures and equipment                                        2,095         1,577
Computer equipment                                                         477           390
Data processing software                                                    55            51
                                                                  --------------------------
                                                                         4,726         3,656
Less accumulated depreciation                                            1,294           909
                                                                  --------------------------

                                                                    $    3,432    $    2,747
                                                                  ==========================

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



6
--------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT (CONTINUED)

     Depreciation expense was $ 385,000, $ 235,000 and $ 231,000 for the years ended December 31, 1997, 1996 and 1995 respectively.


7
--------------------------------------------------------------------------------
DEPOSITS

     The components of deposits at December 31, 1997 and 1996 were as follows:

                                                           1997        1996
                                                    ----------------------------
                                                            (In Thousands)

      Demand, non-interest bearing                      $   17,949  $   16,136
      Demand, interest bearing                              78,305      49,732
      Savings                                               28,209      18,729
      Time, $ 100,000 and over                              21,387      16,963
      Time, other                                           94,719      76,053
                                                    ----------------------------

                                                        $  240,569  $  177,613
                                                    ============================

     At December 31, 1997, the scheduled maturities of time deposits are as follows (in thousands):

      1998                                                          $   90,122
      1999                                                              21,016
      2000                                                               3,821
      2001                                                                 712
      2002                                                                 332
      Thereafter                                                           103
                                                                    ----------

                                                                    $  116,106
                                                                    ==========

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



8
--------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase generally mature within a few days from the transaction date. Included in the securities sold under repurchase agreements at December 31, 1997 are agreements with balances totaling $ 1,928,560 which mature at various times through September 6, 1998. The securities underlying the agreements were with the Bank's safekeeping agent under the Bank's control.

     Information concerning securities sold under agreements to repurchase at December 31, 1997 and 1996 is summarized as follows:

                                                            1997         1996
                                                        ------------------------
                                                            (In Thousands)

        Average balance during the year                 $  7,291     $  4,189
        Average interest rate during the year               3.9%         3.6%
        Maximum month-end balance during the year       $  9,770     $  5,998


9
--------------------------------------------------------------------------------
OTHER BORROWED FUNDS

     The Bank has a line-of-credit commitment from the Federal Home Loan Bank under its Flexline program for borrowings of up to $ 5,354,000 expiring March 25, 1998. There were no borrowings under this line-of-credit as of December 31, 1997 and 1996 respectively.

     The Bank has short-term borrowings from the Federal Home Loan Bank at December 31, 1997 and 1996 under the "RepoPlus" Advance program in the amount of $ 3,000,000 and $ 8,500,000 respectively. At December 31, 1997, these borrowings are due March 23, 1998 with interest at 5.87%. Also included in other borrowed funds at December 31, 1996 is an advance from the Federal Home Loan Bank in the amount of $ 1,000,000.

     The Bank has maximum borrowing capacity with The Federal Home Loan Bank of approximately $ 65,879,000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS


10
--------------------------------------------------------------------------------
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     The Bank leases the premises for seven banking locations and a loan operations center under operating lease agreements expiring in various years through 2006. In addition, the Bank has a commitment to lease an eighth banking location which is projected to open during the third quarter of 1998. Certain lease agreements contain escalation provisions based on the consumer price index. The Bank also has options to extend the lease agreements for additional lease terms from one to twenty years. The Bank is responsible to pay all real estate taxes, insurance, utilities and maintenance and repairs on the buildings.

     Future minimum lease payments by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1997 (in thousands):


          1998                                            $     523
          1999                                                  550
          2000                                                  531
          2001                                                  394
          2002                                                  304
          Thereafter                                            932
                                                          ----------

                                                          $   3,234
                                                          ==========

     The Bank has a $ 100,000 irrevocable letter of credit issued by another bank as security for performance under the terms of one lease agreement.

     The total rental expense included in the statements of income for the years ended December 31, 1997, 1996 and 1995 is $ 553,000, $ 424,000 and
     $345,000 respectively.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



11
--------------------------------------------------------------------------------
COMMON STOCK

     In June 1995, the Board of Directors distributed a 10% stock dividend. All references to common shares, stock options, stock warrants and per common share amounts have been restated to reflect the stock dividend.

     During 1995, the Bank issued 3,388 shares of common stock at fair value in lieu of payment for 1994 director's fees and certain legal fees.

     A bank holding company had the right to maintain a 20% ownership of Ambassador's outstanding common stock. In April 1995, the bank holding company purchased 1,250 shares of common stock at fair value to maintain its 20% ownership. In 1996, the bank holding company agreed to suspend its right to maintain its 20% ownership due to the Wilbur merger agreement and did not participate in the related stock offering. The agreement that gave the bank holding company the right to maintain a 20% ownership expired in 1997.

     On September 15, 1997, the stockholders of the Bank adopted the 1997 Incentive Stock Option Plan for key employees, non-employee directors and independent contractors and consultants. The Plan provides for the issuance of options to purchase up to 200,000 shares of Ambassador common stock.
     The exercise price of all stock options granted will be equal to the fair market value on the date of grant. Stock options are granted at the discretion of the Board of Directors and for a term of up to ten years. Stock options granted in 1997 under this Plan vest and become exercisable ratably over a five-year period, commencing one year after the grant date and have a term of seven years.

     Prior to 1997, the Bank granted various stock options and warrants to directors and employees under informal plans at the discretion of the Board of Directors. Stock options were also issued to certain executives in accordance with their employment agreements through January 1, 1994. All warrants and options were granted at no less than fair market value at the date of grant.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS


11
--------------------------------------------------------------------------------
COMMON STOCK (CONTINUED)

     The following summarizes changes in stock options and warrants outstanding for the years ended December 31, 1997, 1996 and 1995:

                                                                Number Of     Weighted
                                                                 Options      Average
                                                                   And        Exercise
                                                                 Warrants      Price
                                                              ------------   ----------

        Outstanding, December 31, 1994                            273,570     $   7.45
          Granted                                                     935     $  11.82
                                                              ------------

        Outstanding, December 31, 1995                            274,505     $   7.46
          Granted                                                   1,400     $  14.00
                                                              ------------

        Outstanding, December 31, 1996                            275,905     $   7.49
          Granted                                                  80,100     $  22.97
          Exercised                                                (6,467)    $   7.27
                                                              ------------

        Outstanding, December 31, 1997                            349,538     $  11.05
                                                              ============

        Exercisable at December 31, 1997                          264,834     $   7.43
                                                              ============

     Exercise prices for options outstanding as of December 31, 1997 ranged from $ 7.27 to $ 23.50 per share. The weighted-average remaining contractual life of those options is approximately 3.9 years. Options available for grant as of December 31, 1997 under the 1997 Incentive Stock Option Plan were 119,900 shares.

     As previously noted, a bank holding company had the right to maintain a 20% ownership. Accordingly, at December 31, 1997, the bank holding company had 68,631 of warrants and options outstanding. As the above warrants and options are exercised, the bank holding company warrants and options become exercisable.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS


11
--------------------------------------------------------------------------------
COMMON STOCK (CONTINUED)

     The Bank adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", effective January 1, 1996. This standard provides companies with a choice of how to account for stock options and other stock grants. The Bank adopted the disclosure-only provisions of Statement of Financial Accounting Standard No. 123 and, accordingly, no compensation cost has been recognized for the stock option plans. Under the statement, pro forma net income and earnings per share are required to be disclosed as if the options were accounted for at fair value and the expense was recognized as compensation expense over the service period. If the Bank had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, the Bank's net income and earnings per share for the years ended December 31, 1997, 1996 and 1995 would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                      Years Ended December 31,
                                                       1997      1996     1995
                                                   -----------------------------

      Net income:
         As reported                                 $  1,937  $  1,445  $   829
                                                   =============================

         Pro forma                                   $  1,925  $  1,443  $   828
                                                   =============================

      Basic earnings per share:
         As reported                                 $   1.21  $   0.96  $  0.55
                                                   =============================

         Pro forma                                   $   1.20  $   0.96  $  0.55
                                                   =============================

      Diluted earnings per share:
         As reported                                 $   1.08  $   0.86  $  0.50
                                                   =============================

         Pro forma                                   $   1.07  $   0.86  $  0.50
                                                   =============================

     The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1997, 1996 and 1995 respectively: risk-free interest rates of 6%, volatility factors of 36.0%, 8.7%, 11.42% and an expected life of five years, six years and six years. The weighted-average fair value of options granted for 1997, 1996 and 1995 was $ 9.60, $ 4.23 and $ 3.66 per share respectively.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS


12
--------------------------------------------------------------------------------
EARNINGS PER SHARE

     The following table sets forth the computations of basic and diluted earnings per share:

                                                                              Years Ended December 31,
                                                                          1997          1996          1995
                                                                    ------------------------------------------

Numerator, net income                                                 $  1,937,000  $  1,445,000  $    829,000
                                                                    ==========================================
Denominator:
  Denominator for basic earnings per share,
     weighted average shares                                             1,603,413     1,503,762     1,502,363
  Effect of dilutive securities, stock options and
     warrants                                                              191,146       173,746       160,017
                                                                    ------------------------------------------
       Denominator for diluted earnings per
          share, adjusted weighted average
          shares and assumed conversions                                 1,794,559     1,677,508     1,662,380
                                                                    ==========================================

Basic earnings per share                                              $       1.21  $       0.96  $       0.55
                                                                    ==========================================

Diluted earnings per share                                            $       1.08  $       0.86  $       0.50
                                                                    ==========================================


13
--------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLAN

     The Bank has a 401(k) Profit Sharing Plan and Trust for its employees. Employees may contribute up to 12% of their salary to the Plan. The Bank provides a matching contribution on the first 6% of each employee's salary. During the first five years of employment, the match is 50%, after five years it is 60%. The amount charged to expense for the years ended December 31, 1997, 1996 and 1995 was $ 63,000, $ 46,000 and $ 37,000
     respectively.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



14
--------------------------------------------------------------------------------
OTHER OPERATING EXPENSES

     Other operating expenses include the following significant items for the years ended December 31, 1997, 1996 and 1995:

                                               1997        1996        1995
                                           ------------------------------------
                                                      (In Thousands)

      Advertising and sales promotion         $  364      $  355      $  292
      FDIC insurance                              25           2         117
      Data processing                            504         342         204
      Loan and collection expense                139         131          65
      Check printing                             194         154         114
      Office supplies and stationery             248         224         157
      ATM franchise fees                         179         137         114
      Pennsylvania bank shares tax               116         101          93


15
--------------------------------------------------------------------------------
INCOME TAXES

     The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                               1997        1996        1995
                                           ------------------------------------
                                                      (In Thousands)

      Current                                 $  728      $  512      $  260
      Deferred                                  (154)        (40)         (7)
                                           ------------------------------------

                                              $  574      $  472      $  253
                                           ====================================

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



15
--------------------------------------------------------------------------------
INCOME TAXES (CONTINUED)

     A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income is as follows:

                                                               Years Ended December 31,
                                                  1997                  1996                  1995
                                          -----------------------------------------------------------------
                                                        % Of                  % Of                  % Of
                                                       Pretax                Pretax                Pretax
                                            Amount     Income     Amount     Income     Amount     Income
                                          -----------------------------------------------------------------
                                                                      (In Thousands)
Federal income tax at statutory rate        $  854       34 %     $  652       34 %     $  368      34 %
Tax exempt interest                           (243)     (10)        (190)     (10)        (123)    (11)
Other                                          (37)      (1)          10        1            8       -
                                          -----------------------------------------------------------------

                                            $  574       23 %     $  472       25 %     $  253      23 %
                                          =================================================================

     The income tax provision includes $ 6,000 in 1997 and $ 8,000 in 1996 and 1995 of income tax expense related to net realized securities gains.

     The components of the net deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                                       1997       1996
                                                                     ----------------------
                                                                        (In Thousands)
Deferred tax assets:
  Allowance for loan losses                                          $  596     $  403
  Unrealized depreciation on securities available for sale                -         14
  Other                                                                  29         11
                                                                     ----------------------

                                                                        625        428
                                                                     ----------------------
Deferred tax liabilities:
  Cash basis conversion                                                 (76)      (152)
  Purchase accounting adjustments                                      (131)         -
  Bank premises and equipment                                          (114)      (137)
  Net deferred loan origination costs                                  (173)      (159)
  Unrealized appreciation on securities available for sale             (287)         -
  Other                                                                 (37)       (26)
                                                                     ----------------------

                                                                       (818)      (474)
                                                                     ----------------------

       Net deferred tax liabilities                                  $ (193)    $  (46)
                                                                     ======================

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



16
--------------------------------------------------------------------------------
TRANSACTIONS WITH OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the years ended December 31, 1997 and 1996 is summarized as follows:

                                                              1997       1996
                                                          ---------------------
                                                               (In Thousands)


             Balance, beginning                             $  1,088   $  1,251
               Disbursements                                     150        177
               Repayments                                       (219)      (340)
                                                          ---------------------

             Balance, ending                                $  1,019   $  1,088
                                                          =====================


17
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



17
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

     A summary of the Bank's financial instrument commitments at December 31, 1997 and 1996 is as follows:

                                                          1997           1996
                                                  ------------------------------
                                                           (In Thousands)


        Commitments to extend credit                  $    40,896    $    36,042
        Outstanding letters of credit                       3,025          2,049
                                                  ------------------------------

                                                      $    43,921    $    38,091
                                                  ==============================


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

     Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.


18
--------------------------------------------------------------------------------
CONCENTRATION OF CREDIT RISK

     The Bank grants commercial, residential and consumer loans to customers primarily located in Eastern Pennsylvania, principally Lehigh County and Northampton County. The concentrations of credit by type of loan are set forth in Note 5. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



19
--------------------------------------------------------------------------------
REGULATORY MATTERS

     The Bank is required to maintain cash reserve balances in vault cash and with the Federal Reserve Bank. The total of those reserve balances was approximately $ 1,996,000 and $ 1,054,000 at December 31, 1997 and 1996
     respectively.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



19
--------------------------------------------------------------------------------
REGULATORY MATTERS (CONTINUED)



                                                    Actual                          For Capital Adequacy Purposes
                                            ----------------------------------------------------------------------------------------
                                               Amount     Ratio                 Amount                          Ratio
                                            ----------------------------------------------------------------------------------------
                                                                                   (In Thousands)
As of December 31, 1997:
  Total capital (to risk weighted assets)     $ 22,375  11.3 %  $(greater than or equal to) 15,848  (greater than or equal to) 8.0%
  Tier I capital (to risk weighted assets)      20,411  10.3     (greater than or equal to)  7,924  (greater than or equal to) 4.0
  Tier I capital (to average assets)            20,411   7.6     (greater than or equal to) 10,768  (greater than or equal to) 4.0

As of December 31, 1996:
  Total capital (to risk weighted assets)     $ 15,594  10.1 %  $(greater than or equal to) 12,313  (greater than or equal to) 8.0%
  Tier I capital (to risk weighted assets)      14,229   9.2     (greater than or equal to)  6,157  (greater than or equal to) 4.0
  Tier I capital (to average assets)            14,229   7.0     (greater than or equal to)  8,148  (greater than or equal to) 4.0


                                                  To Be Well Capitalized Under Prompt Corrective Action Provisions
                                                 -------------------------------------------------------------------
                                                                Amount                         Ratio
                                                 -------------------------------------------------------------------
                                                                            (In Thousands)
As of December 31, 1997:
  Total capital (to risk weighted assets)        $(greater than or equal to) 19,811  (greater than or equal to) 10.0%
  Tier I capital (to risk weighted assets)        (greater than or equal to) 11,886  (greater than or equal to)  6.0
  Tier I capital (to average assets)              (greater than or equal to) 13,460  (greater than or equal to)  5.0

As of December 31, 1996:
  Total capital (to risk weighted assets)        $(greater than or equal to)15,391  (greater than or equal to) 10.0%
  Tier I capital (to risk weighted assets)        (greater than or equal to) 9,235  (greater than or equal to)  6.0
  Tier I capital (to average assets)              (greater than or equal to)10,185  (greater than or equal to)  5.0

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, approximately $ 2,744,000 of retained earnings were available for dividend declaration without prior regulatory approval.


20
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



20
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank's financial instruments at December 31, 1997 and 1996:

       Cash and cash equivalents and interest-bearing time deposits with banks:
          The carrying amounts of cash, cash equivalents, and interest-bearing time deposits in other banks approximate their fair value.

       Securities:
          Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

       Loans receivable:
          For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. The fair value of fixed rate loans are estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

       Accrued interest receivable:
          The carrying amount of accrued interest receivable approximates fair value.

       Deposit liabilities and securities sold under agreements to repurchase:
          Fair values for demand deposits, savings accounts, certain money market deposits and securities sold under agreements to repurchase are, by definition, equal to the amount payable on demand at the reporting date. Fair values of fixed-maturity certificates of deposit and repurchase agreements are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar instruments with similar maturities.

       Other borrowed funds:
          The carrying amount of other borrowed funds approximates their fair value.

AMBASSADOR BANK OF THE COMMONWEALTH
NOTES TO FINANCIAL STATEMENTS



20
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

       Accrued interest payable:
          The carrying amount of accrued interest payable approximates fair value.

       Off-balance sheet instruments:
          Fair value of commitments to extend credit and letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

     The estimated fair values of the Bank's financial instruments at December 31, 1997 and 1996 were as follows:

                                                                 1997                      1996
                                                     ---------------------------------------------------
                                                         Carrying        Fair      Carrying      Fair
                                                          Amount        Value       Amount      Value
                                                     ---------------------------------------------------
                                                                        (In Thousands)
Financial assets:
   Cash and cash equivalents                           $      21,504  $   21,504  $   11,843  $   11,843
   Interest-bearing deposits in other banks                      861         861         600         600
   Securities                                                 75,281      75,290      54,003      53,886
   Loans receivable, net of allowance                        173,787     174,699     138,129     138,721
   Accrued interest receivable                                 1,797       1,797       1,402       1,402

Financial liabilities:
   Deposits                                                  240,569     240,943     177,613     177,690
   Securities sold under agreements to repurchase              8,691       8,691       5,933       5,933
   Other borrowed funds                                        3,000       3,000       9,500       9,500
   Accrued interest payable                                    1,736       1,736       1,572       1,572

Off-balance sheet financial instruments:
   Commitments to extend credit                                    -           -           -           -
   Outstanding letters of credit                                   -           -           -           -

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

        Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (BCL), 15 Pa. C.S. (S)(S) 1741-50, provides that a business corporation shall have the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. A copy of Subchapter D of Chapter 17 of the BCL is attached as
Exhibit 99(d) to this Registration Statement.

        Article V of the Bylaws of Fulton Financial Corporation provides for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the BCL. Article V of the Bylaws of Fulton Financial Corporation, as set forth in Exhibit 3(b) to this Registration Statement, is hereby incorporated by reference in response to this Item 20.

        Fulton Financial Corporation has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

        For disclosure concerning the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act of 1933, see the Section in the Proxy Statement/Prospectus (which is included in Part I of this Registration Statement) entitled INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK -- Indemnification.

Item 21.  Exhibits and Financial Statement Schedules.
          -------------------------------------------

          (a)  Exhibits:
               ---------

              Number                                  Title
              ------                                  -----
                 2               Merger Agreement dated as of January 26, 1998,
                                 as amended and restated as of April 14, 1998,
                                 between Fulton Financial Corporation, Lafayette
                                 Bank and Ambassador Bank of the Commonwealth --
                                 Furnished as Exhibit A to the Proxy Statement/
                                 Prospectus which is included in Part I of this
                                 Registration Statement

               3(a)              Articles of Incorporation of Fulton Financial
                                 Corporation -- Incorporated by reference to Exhibit (a)(i) of the Fulton Financial
                                 Corporation Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1987; Articles of
                                 Amendment of Fulton Financial Corporation

              Number                                  Title
              ------                                  -----
               3(b)              Bylaws of Fulton Financial Corporation --
                                 Incorporated by reference to Exhibit (a)(i) of
                                 the Fulton Financial Corporation Quarterly
                                 Report on Form 10-Q for the Quarter Ended June
                                 30, 1989

                 4               Rights Agreement dated June 20, 1989, between
                                 Fulton Financial Corporation and Fulton Bank --
                                 Incorporated by reference to Exhibit 1 of the Fulton Financial Corporation Current Report on
                                 Form 8-K dated June 21, 1989

                 5               Opinion of Barley, Snyder, Senft & Cohen, LLC
                                 re: legality

                 8               Opinion of Barley, Snyder, Senft & Cohen, LLC
                                 re:  tax matters

                13               Annual Report on Form 10-K of Fulton Financial
                                 Corporation for the Year Ending December 31,
                                 1997 -- Incorporated by reference in the Proxy
                                 Statement/Prospectus which is included in Part
                                 I of this Registration Statement

                21               Subsidiaries of Fulton Financial Corporation

               23(a)             Consent of Barley, Snyder, Senft & Cohen, LLC

               23(b)             Consent of Arthur Andersen LLP

               23(c)             Consent of Beard & Company, Inc.

               23(d)             Consent of Danielson Associates Inc.

               23(e)             Consent of Martin D. Cohen

                24               Power of Attorney

               99(a)             Form of Proxy

               99(b) Letter to Shareholders of Ambassador Bank of the Commonwealth

               99(c)             Notice of Special Meeting of Shareholders of
                                 Ambassador Bank of the Commonwealth

               99(d)             Statute Relating to Indemnification


------------------------------------------

        (b)  Financial Statement Schedules:
             -----------------------------

             None required.

        (c)  Opinion of Financial Advisor:
             -----------------------------

        Furnished as Exhibit B to the Proxy Statement/Prospectus which is included in Part I of this Registration Statement.

Item 22.  Undertakings.
          -------------

        (a)    The undersigned registrant hereby undertakes as follows:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes as follows:

               1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               2. The registrant undertakes that every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                      The undersigned registrant hereby undertakes to supplement by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania as of April 21, 1998.

                          FULTON FINANCIAL CORPORATION

Attest:/s/ William R. Colmery               By:/s/ Rufus A. Fulton, Jr.
       ----------------------                  ------------------------
         William R. Colmery,               Rufus A. Fulton, Jr., President
         Secretary                               and Chief Executive Officer

(Corporate Seal)

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                    Capacity                         Date
               ---------                                    --------                         ----
  /s/ Jeffrey G. Albertson                                   Director                    April 21, 1998
  -------------------------------------------
           (Jeffrey G. Albertson)

  /s/ James R. Argires                                       Director                    April 21, 1998
  -------------------------------------------
             (James R. Argires)


  -------------------------------------------                Director                    April 21, 1998
          (Donald M. Bowman, Jr.)

  /s/ Thomas D. Caldwell, Jr.                                Director                    April 21, 1998
  -------------------------------------------
           (Thomas D. Caldwell, Jr.)

                                                       Senior Vice President
  /s/ Beth Ann L. Chivinski                               and Controller                 April 21, 1998
  -------------------------------------------         (Principal Accounting
             (Beth Ann L. Chivinski)                        Officer)

  /s/ Harold D. Chubb                                        Director                    April 21, 1998
  -------------------------------------------
              (Harold D. Chubb)

  /s/ William H. Clark, Jr.                                  Director                    April 21, 1998
  -------------------------------------------
           (William H. Clark, Jr.)

               Signature                                    Capacity                         Date
               ---------                                    --------                         ----
  /s/ Frederick B. Fichthorn                                 Director                    April 21, 1998
  -------------------------------------------
            (Frederick B. Fichthorn)

                                                             Director                    April 21, 1998
  -------------------------------------------
               (Patrick J. Freer)

  /s/ Rufus A. Fulton, Jr.                               President, Chief                April 21, 1998
  -------------------------------------------         Executive Officer and
             (Rufus A. Fulton, Jr.)                         Director
                                                      (Principal Executive
                                                            Officer)

  /s/ Eugene H. Gardner                                      Director                    April 21, 1998
  -------------------------------------------
               (Eugene H. Gardner)

                                                       Chairman of the Board
  /s/ Robert D. Garner                                     and Director                  April 21, 1998
  -------------------------------------------
             (Robert D. Garner)

  /s/ Daniel M. Heisey                                       Director                    April 21, 1998
  -------------------------------------------
              (Daniel M. Heisey)

  /s/ J. Robert Hess                                         Director                    April 21, 1998
  -------------------------------------------
               (J. Robert Hess)

  /s/ Carolyn R. Holleran                                    Director                    April 21, 1998
  -------------------------------------------
             (Carolyn R. Holleran)

  /s/ Clyde W. Horst                                         Director                    April 21, 1998
  -------------------------------------------
               (Clyde W. Horst)

  /s/ Samuel H. Jones, Jr.                                   Director                    April 21, 1998
  -------------------------------------------
             (Samuel H. Jones, Jr.)

  /s/ Bernard J. Metz, Sr.                                   Director                    April 21, 1998
  -------------------------------------------
             (Bernard J. Metz, Sr.)

               Signature                                    Capacity                         Date
               ---------                                    --------                         ----
                                                          Executive Vice
                                                        President and Chief
  /s/ Charles J. Nugent                                  Financial Officer               April 21, 1998
  -------------------------------------------          (Principal Financial
               (Charles J. Nugent)                            Officer)

  /s/ Arthur M. Peters, Jr.                                  Director                    April 21, 1998
  -------------------------------------------
             (Arthur M. Peters, Jr.)

  /s/ Stuart H. Raub, Jr.                                    Director                    April 21, 1998
  -------------------------------------------
              (Stuart H. Raub, Jr.)

  /s/ William E. Rusling                                     Director                    April 21, 1998
  -------------------------------------------
              (William E. Rusling)

  /s/ Mary Ann Russell                                       Director                    April 21, 1998
  -------------------------------------------
               (Mary Ann Russell)

  /s/ John O. Shirk                                          Director                    April 21, 1998
  -------------------------------------------
                 (John O. Shirk)
                                                          Executive Vice
  /s/ R. Scott Smith                                         President
  -------------------------------------------
                (R. Scott Smith)

  /s/ James K. Sperry                                     Executive Vice                 April 21, 1998
  -------------------------------------------              President and
                (James K. Sperry)                            Director

  /s/ Kenneth G. Stoudt                                      Director                    April 21, 1998
  -------------------------------------------
               (Kenneth G. Stoudt)

                                  EXHIBIT INDEX

                                Required Exhibits
                                -----------------
      Number                Title
      ------                -----

         2 Merger Agreement dated as of January 26, 1998, as amended and restated as of April 14, 1998, between Fulton Financial Corporation, Lafayette Bank and Ambassador Bank of the Commonwealth -- Furnished as Exhibit A to the Proxy Statement/Prospectus which is included in Part I of this Registration Statement

       3(a) Articles of Incorporation of Fulton Financial Corporation -- Incorporated by reference to Exhibit (a)(i) of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1987; Articles of Amendment of Fulton Financial Corporation

       3(b) Bylaws of Fulton Financial Corporation -- Incorporated by reference to Exhibit (a)(i) of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1989

         4 Rights Agreement dated June 20, 1989, between Fulton Financial Corporation and Fulton Bank -- Incorporated by reference to
                 Exhibit 1 of the Fulton Financial Corporation Current Report on Form 8-K dated June 21, 1989

         5       Opinion of Barley, Snyder, Senft & Cohen, LLC re: legality

         8 Opinion of Barley, Snyder, Senft & Cohen, LLC re: tax matters

      Number             Title
      ------             -----

        13 Annual Report on Form 10-K for Fulton Financial Corporation for the Year Ending December 31, 1997 -Incorporated by reference in the Proxy Statement/Prospectus which is included in Part I of this Registration Statement

        21       Subsidiaries of Fulton Financial Corporation

       23(a)     Consent of Barley, Snyder, Senft & Cohen, LLC

       23(b)     Consent of Arthur Andersen LLP

       23(c)     Consent of Beard & Company, Inc.

       23(d)     Consent of Danielson Associates, Inc.

       23(e)     Consent of Martin D. Cohen

        24       Power of Attorney

       99(a)     Form of Proxy

       99(b)     Letter to Shareholders of Ambassador Bank of the
                 Commonwealth

       99(c) Notice of Special Meeting of Shareholders of Ambassador Bank of the Commonwealth

       99(d)     Statute Relating to Indemnification